As filed with the Securities and Exchange Commission on July 8, 1998
                                                 Registration No. 333-30997

================================================================================

                          SECURITIES AND EXCHANGE COMMISSION
                               Washington, D. C. 20549
                   ------------------------------------------------
                                    POST-EFFECTIVE
                                   AMENDMENT NO. 1
                                          TO
                                      FORM SB-2
                                REGISTRATION STATEMENT
                                        UNDER
                              THE SECURITIES ACT OF 1933
                   ------------------------------------------------
                       LABORATORY SPECIALISTS OF AMERICA, INC.
                    (Name of small business issuer in its charter)

            OKLAHOMA                          8734                    73-1451065
(State or other jurisdiction of    (Primary Standard Industrial   (I.R.S. Employer
 incorporation or organization)    Classification Code Number)     Identification No.)

   101 PARK AVENUE, SUITE 810             JOHN SIMONELLI, CHIEF EXECUTIVE OFFICER
  OKLAHOMA CITY, OKLAHOMA 73102           LABORATORY SPECIALISTS OF AMERICA, INC.
         (405) 232-9800                          101 PARK AVENUE, SUITE 810
                                               OKLAHOMA CITY, OKLAHOMA 73102
                                                       (405) 232-9800

(Address and telephone number, including area code, of    (Name, address and telephone number,
       registrant's principal executive offices)                  of agent for service)

                   ------------------------------------------------

                                  Copies To:
                             MICHAEL E. DUNN, ESQ.
                             DUNN SWAN & CUNNINGHAM
                              2800 OKLAHOMA TOWER
                                210 PARK AVENUE
                       OKLAHOMA CITY, OKLAHOMA 73102-5604
                   ------------------------------------------------
          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     As soon as practicable after this Registration Statement becomes effective.
                   ------------------------------------------------

                   ------------------------------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

     THIS REGISTRATION STATEMENT CONTAINS A PROSPECTUS WHICH CONSTITUTES A COMBINED PROSPECTUS RELATED TO REGISTRANT'S REGISTRATION STATEMENT
NO. 33-82058-D IN ACCORDANCE WITH RULE 429.

================================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sales of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

 SUBJECT TO COMPLETION, DATED JULY 7, 1998                           PROSPECTUS


                          LABORATORY SPECIALISTS OF AMERICA, INC.


                                       34,000 UNITS

                      (EACH CONSISTING OF TWO SHARES OF COMMON STOCK)

                            ISSUABLE UPON EXERCISE OF WARRANTS


                              194,058 SHARES OF COMMON STOCK

                     ISSUED OR ISSUABLE UPON EXERCISE OF COMMON STOCK
                               PURCHASE OPTIONS AND WARRANTS

     The units (each consisting of two shares of Common Stock (the "Units")) of Laboratory Specialists of America, Inc. (the "Company" or "LSAI") are offered to the holders of certain warrants exercisable on or before October 11, 1999, at an exercise price of $7.20 per Unit. The two shares of Common Stock comprising the Units will be separately transferrable immediately upon issuance and will trade only as separate securities. The 194,058 shares of Common Stock of the Company are offered to or by (i) the holder of stock options exercisable on or before February 14, 2001, for the purchase of 50,000 shares of Common Stock at an exercise price of $3.00 per share and (ii) the holders of warrants exercisable on or before October 14, 2000, for the purchase of 144,058 shares of Common Stock at an exercise price of $2.20 per share. Following their exercise of the warrants and stock options, the holders of the Common Stock named herein intend to resell the Common Stock (the "Selling Shareholders"). The Company will receive the proceeds from exercise of the warrants and stock options, but will not receive any proceeds from the resale of the Common Stock by the Selling Shareholders. See "Selling Shareholders" and "Description of Securities."

     The Common Stock is quoted on Nasdaq SmallCap Market under the symbols LABZ. On July 6, 1998, the closing sale price of the Common Stock was $4.63.

                              ------------------------

            SEE "RISK FACTORS," BEGINNING AT PAGE 8, FOR A DISCUSSION OF
          CERTAIN MATERIAL FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION
           WITH AN INVESTMENT IN THE UNITS AND COMMON STOCK OFFERED HEREBY.

                              ------------------------

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
             SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY
          STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
                   OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE
                           CONTRARY IS A CRIMINAL OFFENSE.

---------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------
                                                  UNDERWRITING                       PROCEEDS TO
                                       PRICE TO   DISCOUNTS AND    PROCEEDS TO        SELLING
                                        PUBLIC    COMMISSIONS     COMPANY (1)(2)   SHAREHOLDERS(3)
---------------------------------------------------------------------------------------------------
Per Unit underlying warrants . . . . . $   7.20        --            $   7.20           $       --
---------------------------------------------------------------------------------------------------
Per share underlying stock options . . $   3.00        --            $   3.00           $      --
---------------------------------------------------------------------------------------------------
Per share underlying warrants. . . . . $   2.20        --            $   2.20           $      --
---------------------------------------------------------------------------------------------------
Per share. . . . . . . . . . . . . . . $   4.63        --            $                  $     4.63
---------------------------------------------------------------------------------------------------
Total. . . . . . . . . . . . . . . . . $711,728        --            $711,728           $1,213,329
---------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------

(1) Proceeds to Company assumes exercise of the warrants and stock options in full at the Price to Public.
(2) Before deducting offering expenses payable by the Company estimated to be $30,000. See "Use of Proceeds."
(3) The Price to Public and Proceeds to Selling Shareholders is based upon the closing sale price of the Common Stock as reported by Nasdaq SmallCap Market on July 6, 1998.

     It is expected that delivery of the certificates representing the Common Stock will be made as promptly as practicable following exercise of the warrants or stock options and payment of the respective exercise prices. See "Description of Securities--Barron Chase Group Warrants," "--EGI Stock Options," and "--Barber Branson Group Warrants."

              THE DATE OF THIS PROSPECTUS IS                      , 1998

             CAUTIONARY STATEMENT RELATING TO FORWARD LOOKING INFORMATION

     Certain statements under the captions "Prospectus Summary," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this Prospectus and the documents incorporated herein by reference constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Certain, but not necessarily all, of such forward-looking statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should" or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategies that involve risks and uncertainties. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, levels of activity, performance or achievements of the Company, or industry results, to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. See "Risk Factors." As a result of the foregoing and other factors, no assurance can be given as to future results, levels of activity and achievements and neither the Company nor any other person assumes responsibility for the accuracy and completeness of these statements.

                                ADDITIONAL INFORMATION

     The Company has filed a Registration Statement on Form SB-2 (herein, together with all amendments thereto, the "Registration Statement"), of which this Prospectus constitutes a part, under the Securities Act of 1933, as amended (the "1933 Act"), with the Securities and Exchange Commission (the "Commission"), Washington, D.C., with respect to the securities offered by this Prospectus. As permitted by the rules and regulations of the Commission, this Prospectus, filed as part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and in the exhibits thereto. The statements contained in this Prospectus as to the contents of any contract or other document referenced herein are not necessarily complete, and in each instance, if the contract or document was filed as an exhibit, reference is hereby made to the copy of the contract or other document filed as an exhibit to the Registration Statement and each such statement is qualified in all respects by such reference. The Registration Statement (including the exhibits thereto) may be inspected at the office of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549-1004, and at the regional offices of the Commission at 7 World Trade Center, 13th Floor, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of the Registration Statement and the exhibits and schedules thereto may be obtained from the Commission at such offices, upon payment of prescribed rates. In addition, the Registration Statements and certain other filings, including annual and quarterly reports, made with the Commission through its Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system are publicly available through the Commission's site on the World Wide Web on the Internet, located at http://www.sec.gov. The Registration Statement, including all exhibits thereto and amendments thereof, has been filed with the Commission through EDGAR. The Company will provide without charge to each person who receives this Prospectus, upon written or oral request, a copy of any information incorporated by reference in this Prospectus (excluding exhibits to information incorporated by reference unless such exhibits are themselves specifically incorporated by reference). Such requests should be directed to Laboratory Specialists of America, Inc. at 101 Park Avenue, Suite 810, Oklahoma City, Oklahoma 73102, telephone: (405) 232-9800.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act") as a "small business issuer" as defined under Regulation S-B promulgated under the 1933 Act. In accordance with the 1934 Act, the Company files reports and other information with the Commission (File No. 33-25701), and such reports and other information can be inspected and copied at, and copies of such materials can be obtained at prescribed rates from, the Public Reference Section of the Commission in Washington, D.C.

     The Company distributes to its shareholders annual reports containing financial statements audited by its independent public accountants and, upon request, quarterly reports for the first three quarters of each fiscal year containing unaudited consolidated financial information. Such requests should be directed to Laboratory Specialists of America, Inc. at 101 Park Avenue, Suite 810, Oklahoma City, Oklahoma 73102, telephone: (405) 232-9800.

                                  PROSPECTUS SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND THE FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS THE CONTEXT OTHERWISE REQUIRES, ALL REFERENCES IN THIS PROSPECTUS TO THE COMPANY ARE TO LABORATORY SPECIALISTS OF AMERICA, INC., AN OKLAHOMA CORPORATION ("LSAI"), AND ITS WHOLLY-OWNED SUBSIDIARIES, LABORATORY SPECIALISTS, INC., A LOUISIANA CORPORATION ("LSI") AND NATIONAL PSYCHOPHARMACOLOGY LABORATORY, INC., A TENNESSEE CORPORATION ("NPLI"). EXCEPT AS OTHERWISE INDICATED, THE INFORMATION CONTAINED IN THIS PROSPECTUS GIVES EFFECT TO THE SALE AND ISSUANCE BY THE COMPANY OF 555,222 SHARES OF COMMON STOCK TO THE SELLING SHAREHOLDERS PURSUANT TO AN OFFERING THAT CLOSED ON JUNE 4, 1998, AND THE RECEIPT OF ESTIMATED NET PROCEEDS OF $2,285,600 (THE "1998 PRIVATE OFFERING"), (ii) THE EXERCISE OF STOCK OPTIONS FOR THE PURCHASE OF 108,406 SHARES OF COMMON STOCK DURING APRIL AND JUNE 1998, AND (iii) THE EXERCISE OF CERTAIN WARRANTS FOR THE PURCHASE OF 4,000 SHARES OF COMMON STOCK ON APRIL 27, 1998, BUT DOES NOT GIVE EFFECT TO (i) THE EXERCISE OF OUTSTANDING STOCK OPTIONS AND WARRANTS, (ii) THE PURCHASE OF CERTAIN ASSETS OF HARRISON LABORATORIES ON MAY 1, 1998, AND TOXNORX LABORATORIES ON JULY 1, 1998. SEE "THE COMPANY--BACKGROUND--1998 PRIVATE OFFERING," "--HLI ASSET PURCHASE," AND "--TLI ASSET PURCHASE." PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE INFORMATION SET FORTH IN "RISK FACTORS." ALL REFERENCES IN THIS PROSPECTUS TO FISCAL YEARS ARE TO THE COMPANY'S FISCAL YEAR ENDED DECEMBER 31 OF EACH YEAR.

THE COMPANY

     The Company through LSI, its wholly-owned subsidiary, owns and operates an independent drug testing laboratory providing drug testing services to corporate and institutional customers seeking to detect, both on a pre- and post-employment basis, and deter the use of illegal drugs. LSI's laboratory is certified by the Substance Abuse and Mental Health Services Administration ("SAMHSA"), a federal agency and regulatory successor to the National Institute on Drug Abuse ("NIDA"), to conduct drug testing using procedures required for legal defensibility of test results. See "Risk Factors--Effect of Loss or Suspension of Laboratory Certification" and "Business--Certification and Government Regulation." The drug testing procedures provide accurate and reliable testing and a secure chain-of-custody for each specimen from its collection to the reporting of the test results. The test results are reported to the customer for its use in screening of prospective employees and, to an increasing extent, testing of employees in order to maintain safety standards especially with respect to safety-sensitive jobs such as trucking, aviation, public transportation, railroads and pipelines. LSI tests for drugs of abuse, including cocaine, methamphetamine, heroin, PCP, marijuana and alcohol, primarily by urinalysis. In conjunction with the drug testing services, LSI offers a range of services which are customized to assist customers in implementing cost-effective drug testing programs. See "Business."

     The market for drug testing services has grown rapidly in recent years as a result of heightened public awareness of the national drug abuse problem. Concerns about drug abuse have generated a broad base of government and private sector initiatives, including federal regulations mandating drug testing under certain circumstances and a significant increase in the number of companies that have instituted drug testing programs. Certain regulations of the Department of Transportation, which became effective in 1995, increased the number of workers required to be tested for drug abuse in safety-sensitive jobs, including trucking, public transportation, aviation, railroads and pipelines. Under these regulations, it is estimated that approximately 7.5 million workers are required to be tested each year. The actual number of workers to be tested in 1997, however, is estimated to have been approximately 20 million, representing a market size for drug testing of approximately $625 million.

     The Company has grown and intends to continue to generate growth principally through the acquisition of additional established drug testing companies and the assets of companies engaged in the drug testing business. The Company expects to utilize, in part, the proceeds of the Offering to further implement this acquisition strategy. See "The Company--Background" and "Business--Growth Strategy."

     The Company's principal executive offices are located at 101 Park Avenue, Suite 810, Oklahoma City, Oklahoma 73102, and its telephone number is (405) 232-9800. THE EXECUTIVE OFFICES AND LABORATORY OF LSI AND THE EXECUTIVE OFFICES OF NPLI ARE LOCATED AT 1111 NEWTON STREET, GRETNA, LOUISIANA 70053, WHICH IS NEAR NEW ORLEANS, AND THEIR TELEPHONE NUMBERS ARE (504) 361-8989 AND
(800) 433-3823.

EXERCISE OF WARRANTS AND STOCK OPTIONS BY SELLING SHAREHOLDERS

     The Selling Shareholders may exercise the warrants or stock options for purchase of the Units (consisting of two shares of Common Stock) or shares of Common Stock by presentation and surrender of the warrants or stock option and, if applicable, the purchase form or subscription form annexed thereto, duly executed and accompanied by payment, in cash, certified or official bank check payable to the order of the Company in the amount of the exercise price of the Units or the shares of Common Stock being purchased at the Company's office at 101 Park Avenue, Suite 810, Oklahoma City, Oklahoma 73102.

THE OFFERING

Securities offered by:


The Company ...................... 34,000 Units (each consisting of two shares of Common Stock) offered to the holders and in connection with the exercise of certain warrants (the "Barron Chase Group Warrants") and the resale by such holders as some of the Selling Shareholders of the Common Stock comprising the Units. Each share of Common Stock comprising each Unit will only be separately tradable upon issuance. Each of the Barron Chase Group Warrants entitles the the holder to purchase one Unit at $7.20 at any time each on or before October 11, 1999. See "Description of Securities--Underwriters' Warrants."

                                   50,000 shares of Common Stock offered to the Equity Group, Inc. (the "Equity Group") in connection with the exercise of a certain stock option (the "EGI Stock Option") and the resale by the Equity Group as one of the Selling Shareholders of the Common Stock.
                                   The EGI Stock Option entitles the Equity
                                   Group to purchase up to 50,000 shares of Common Stock at an exercise price of $3.00 per share on or before February 14, 2001.
                                   See "Description of Securities--EGI Stock
                                   Option."

                                   144,058 shares of Common Stock offered to the holders and in connection with the exercise of certain warrants (the "Barber Bronson Group Warrants") and the resale by such holders as Selling Shareholders of the Common Stock. Each of the Barber Bronson Group Warrants entitles the the holder to purchase one share of Common Stock at $2.20 at any time each on or before October 14, 2000. See "Description of Securities--Barber Bronson Group Warrants."

The Selling Shareholders ......... 262,058 shares of Common Stock.

Offering exercise price:
  Per Unit underlying Barron
   Chase Warrants ................ $7.20 per Unit, each comprised of two shares of Common Stock, pursuant to exercise of the Barron Chase Group Warrants. See "Description of Securities--Barron Chase Group Warrants."

   Common Stock underlying Stock
    Options ...................... $3.00 per share of Common Stock, pursuant to exercise of the EGI Stock Option.  See
                                   "Description of Securities--EGI Stock
                                   Option."

   Common Stock underlying Barber
    Bronson Group Warrants ....... $2.20 per share of Common Stock, pursuant to exercise of the Barber Bronson Group
                                   Warrants.  See "Description of
                                   Securities--Barber Bronson Group Warrants."


  Common Stock offered for
   resale by the Selling
   Shareholders .................. Market price, which at July 6,
                                   1998, the closing sale price as reported by Nasdaq SmallCap Market was $4.63.


Common Stock outstanding ......... 5,602,446 shares of Common Stock as of the date of this Prospectus; 5,864,504 after completion of this offering, assuming exercise in full of the Barron Chase Group Warrants, the EGI Stock Option and Barber Bronson Group Warrants. The number of outstanding shares does not give effect to the exercise of the outstanding warrants exercisable for the purchase of 55,522 shares of Common Stock at $5.40 per share and (ii) stock options granted under the Laboratory Specialists of America, Inc. 1994 Stock Option Plan (the "1994 Option Plan") and the Laboratory Specialists of America, Inc. 1997 Non-Qualified Stock Option Plan (the "1997 Stock Option Plan") exercisable for the purchase of 85,000 shares of Common Stock and (iii) other stock options and warrants exercisable for the purchase of 70,058 shares of Common Stock. See "Management--1994 Stock Option Plan" and "--1997 Non-Qualified Stock Option Plan" and "Description of Securities--Other Outstanding Stock Options and Warrants."

Net proceeds Indeterminable ...... $681,728 (after deduction of estimated expenses of this offering of $30,000)
                                   estimated net proceeds in the event the
                                   Barron Chase Group Warrants, the EGI Stock
                                   Option, and Barber Bronson Group Warrants are exercised in full. There is no assurance that any portion of the Barron Chase Group Warrants, the EGI Stock Option, and Barber Bronson Group Warrants will be exercised; therefore, the net proceeds to the Company are not determinable as of the date of this Prospectus.

Use of proceeds .................. The reduction of indebtedness, possibly acquisition of established drug testing
                                   companies, and working capital. See "Use of Proceeds."

Consequences to Non-Exercising
   Warrant and Stock Option
   Holders ....................... In the event the holders of any of the Barron
                                   Chase Group Warrants, the EGI Stock Option, and Barber Bronson Group Warrants fail to exercise their respective warrants or stock options on or before the respective expiration dates, such warrants and stock options will expire by their respective terms without any further obligation on the part of LSAI.

Delivery of Securities ........... The Company will deliver the certificates for the shares of Common Stock issuable upon exercise of the Barron Chase Group Warrants, the EGI Stock Option, and Barber Bronson Group Warrants, as promptly as practicable after exercise.

Additional Information ........... The Company may be contacted at the address and telephone number set forth on the back cover of this Prospectus. See "Additional Information."

Nasdaq SmallCap Market symbol:     Common Stock. . . . . . . . . . . . . . LABZ

SUMMARY FINANCIAL AND OPERATING INFORMATION

     The following table sets forth summary financial and operating information of the Company for the fiscal years ended December 31, 1997 and 1996, the three months ended March 31, 1998 and 1997. See "Selected Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The financial information presented for the three months ended March 31, 1998 and 1997, are derived from the unaudited financial statements of the Company appearing elsewhere in this Prospectus. In the opinion of management, the financial information presented for the three months ended March 31, 1998 and 1997, reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such information. The following information should be read in conjunction with the consolidated financial statements and the related notes thereto of the Company, and other information relating to the Company presented elsewhere in this Prospectus. The results of operations during fiscal years and periods presented are not necessarily indicative of the Company's future operations.

                                                 FOR THE YEAR ENDED     FOR THE THREE MONTHS ENDED
                                                     DECEMBER 31,                 MARCH 31,
                                             ------------------------   --------------------------
                                                 1997          1996          1998         1997
                                             -----------   ----------    ----------    ----------
STATEMENT OF OPERATIONS DATA:
Revenues . . . . . . . . . . . . . . . . . . $12,836,953   $8,726,799    $3,571,608    $2,587,222
Cost of laboratory services. . . . . . . . .   5,828,665    3,816,114     1,675,281     1,186,084
                                             -----------   ----------    ----------    ----------
Gross profit . . . . . . . . . . . . . . . .   7,008,288    4,910,685     1,896,327     1,401,138
Operating expenses . . . . . . . . . . . . .   4,574,669    3,673,201     1,241,786       968,594
Other income (expense) . . . . . . . . . . .   (151,252)      (21,808)       30,956       432,544
                                             -----------   ----------    ----------    ----------
Income from continuing operations
   before income taxes . . . . . . . . . . .   2,282,367    1,215,676       685,497       407,624
Income tax expense . . . . . . . . . . . . .     953,264      527,171       283,937       173,621
                                             -----------   ----------    ----------    ----------
Income from continuing operations. . . . . .   1,329,103      688,505       401,560       234,003
                                             -----------   ----------    ----------    ----------
Loss from operations of discontinued
   clinical business, net of tax benefit . .          --     (500,636)           --            --
Loss on disposal of clinical business,
   net of tax benefit. . . . . . . . . . . .          --     (773,580)           --            --
                                             -----------   ----------    ----------    ----------
Net income (loss). . . . . . . . . . . . . . $ 1,329,103   $ (585,711)   $  401,560    $  234,003
                                             -----------   ----------    ----------    ----------
                                             -----------   ----------    ----------    ----------
Basic earnings per common share:
   Weighted average number of common
      stock shares outstanding . . . . . . .   3,693,146    3,309,594     4,925,485     3,313,405
                                             -----------   ----------    ----------    ----------
                                             -----------   ----------    ----------    ----------
   Continuing operations . . . . . . . . . . $       .36   $      .21    $      .08    $      .07
   Discontinued operation. . . . . . . . . .          --         (.39)           --            --
                                             -----------   ----------    ----------    ----------
      Total. . . . . . . . . . . . . . . . . $       .36   $     (.18)   $      .08    $      .07
                                             -----------   ----------    ----------    ----------
                                             -----------   ----------    ----------    ----------
Diluted earnings per common share:
   Weighted average number of common
      stock and common stock equivalents
      outstanding. . . . . . . . . . . . . .   4,325,618    3,954,787     5,288,380     3,891,723
                                             -----------   ----------    ----------    ----------
                                             -----------   ----------    ----------    ----------
   Continuing operations . . . . . . . . . . $       .31   $      .17    $      .08    $      .06
   Discontinued operation. . . . . . . . . .          --         (.32)           --            --
                                             -----------   ----------    ----------    ----------
      Total. . . . . . . . . . . . . . . . . $       .31   $     (.15)   $      .08    $      .06
                                             -----------   ----------    ----------    ----------
                                             -----------   ----------    ----------    ----------

                                               DECEMBER 31,          MARCH 31,
                                        ------------------------   ------------
                                           1997           1996         1998
                                        -----------  -----------   ------------
BALANCE SHEET DATA(1)
Current assets . . . . . . . . . . . . .$ 5,702,984  $ 3,194,480   $  5,936,802
Working capital. . . . . . . . . . . . .  3,305,983    1,002,712      3,603,129
Total assets . . . . . . . . . . . . . . 15,016,580    9,394,808     14,897,338
Current debt obligations . . . . . . . .    654,509    1,312,650        926,177
Long-term debt, net of current portion .  2,353,428    1,245,690      1,865,954
Stockholders' equity . . . . . . . . . .  9,906,303    5,650,250     10,337,863

------------------------

(1) Gives no effect to exercise of (i) the EGI Stock Option, Barron Chase Group Warrants, and Barber Bronson Group Warrants, (ii) the outstanding stock options granted under the Laboratory Specialists of America, Inc. 1994 Stock Option Plan (the "1994 Option Plan") and the Laboratory Specialists of America, Inc. 1997 Non-Qualified Stock Option Plan (the "1997 Option Plan") exercisable for the purchase of 85,000 shares of Common Stock, and
     (iii) other stock options and warrants exercisable for the purchase of 70,522 shares of Common Stock. See "Management--1994 Stock Option Plan" and "--1997 Non-Qualified Stock Option Plan," and "Description of Securities--Other Outstanding Stock Options and Warrants."

                                  RISK FACTORS

     THE PURCHASE OF THE UNITS AND SHARES OF COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION SET FORTH ELSEWHERE IN THIS PROSPECTUS, THE FOLLOWING FACTORS RELATING TO THE COMPANY AND THIS OFFERING SHOULD BE CONSIDERED WHEN EVALUATING AN INVESTMENT IN THE UNITS AND COMMON STOCK OFFERED HEREBY.

     MANAGEMENT'S DISCRETION OVER APPLICATION OF PROCEEDS. The Company will allocate the estimated net proceeds of this offering, which are $681,728, assuming exercise of the Barron Chase Group Warrants, the EGI Stock Option, and Barber Bronson Group Warrants in full (although there is no assurance that any portion of such warrants and stock options will be exercised) to general corporate purposes, including repayment of indebtedness, acquisitions and working capital. It is currently anticipated that estimated net proceeds will be utilized to pay the Company's installment bank loan that is secured by the Company's recently acquired and renovated building in which LSI's laboratory is currently located. See "Use of Proceeds." The application of the net proceeds of this offering will be in the sole discretion of management of the Company. Individual shareholders will have no control over decisions regarding the application or use of the net proceeds of this offering.


     NON-SPECIFIC ACQUISITION STRATEGY. As part of its business strategy, the Company has grown and intends to continue to generate its growth principally through the acquisition of additional complementary drug testing laboratories and assets, and intermediate drug testing service providers. These acquisitions, if any, could be completed through the issuance of Common Stock or Preferred Stock of LSAI, utilization of available cash equivalents, possibly proceeds of this offering (if any), borrowings or other sources of equity capital. The non-specific nature of the acquisitions makes an estimation of the amount to be allocated to acquisitions from these sources not determinable or subject to estimation at the date of this Prospectus.
The Company's growth strategy has and will continue to require expanded customer services and support, increased personnel, expanded operational and financial systems and implementation of control procedures. There can be no assurance that the Company will be able to manage expanded operations effectively. Furthermore, failure to implement financial and other systems and to add control procedures could have a material adverse impact on the Company's results of operations and financial condition. Although the Company has completed six acquisitions in expansion of the Company's drug testing operations, since November 1994 (see "The Company--Background"), as of the date of this Prospectus, the Company has not entered into any agreements or commitments regarding any additional acquisitions, and there can be no assurance that additional acquisitions will be consummated. The Company's shareholders will, in all likelihood, not be afforded the opportunity to approve the terms of any such acquisitions because the Board of Directors will, in most cases, have the authority to consummate an acquisition without shareholder approval. Shareholders will also not have an opportunity to review the financial statements of an acquisition candidate, except where shareholder approval is required.

     The Company's acquisitions involve a number of risks including the diversion of management's attention to the assimilation of the acquired companies, adverse short-term effects on the Company's results of operations, the amortization of acquired intangible assets, the possibility that the acquired company or assets will not contribute to the Company's business, profitability and cash flows as expected, as well as the acquisition of operations other than legally defensible ("forensic") drug testing which may be discontinued or disposed of at a loss. See "Business--Growth Strategy."

     COMPETITION AMONG DRUG TESTING PROVIDERS. Drug testing laboratories compete primarily on the basis of price per specimen, technical superiority, and customer service. The price per specimen is an important factor in obtaining and maintaining customers, as well as maintaining profitability from operations. Competitive pricing by drug testing providers has resulted in a decline in the price per specimen tested during recent years. The average price per specimen obtained by the Company during each of the years ended December 31, 1997 and 1996, and the three months ended March 31, 1998, declined 2.0 percent, 4.7 percent and 4.0 percent, respectively, compared to the preceding year or the same period in the preceding year, principally due to increased price competition among providers of drug testing services. There is no assurance that such price declines will not continue in 1998 and thereafter. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations." The Company believes LSI competes favorably in each of these categories. LSI competes with a variety and number of companies offering forensic drug testing services including national laboratory chains, independent national drug testing laboratories and numerous regional and local laboratories, many of which have greater financial resources than the Company. In addition, some potential customers of LSI operate their own drug testing facilities or may develop such facilities in the future. Further, LSI competes in certain areas of the market with companies that offer hand-held devices and on-site equipment that can be used to screen for the presence of drugs, although without forensic results. See "Business--Competition."

     EFFECT OF LOSS OR SUSPENSION OF LABORATORY CERTIFICATION. LSI's laboratory is certified by the Substance Abuse and Mental Health Services Administration ("SAMHSA"), a federal agency and regulatory successor to the National Institute on Drug Abuse ("NIDA"), the College of American Pathologist ("CAP"), as well as eight state and local jurisdictions. SAMHSA is a federal regulatory agency charged with the responsibility and authority to license laboratories performing drug testing services for the federal government and its agencies and federally regulated industries, such as the Department of Transportation, Department of Defense, etc. SAMHSA inspects, monitors and certifies laboratories that perform drug testing services under specific mandated guidelines. In order to obtain certification a laboratory must apply for certification, meet certain minimum facility requirements and then successfully complete a series of proficiency tests, which takes approximately 12 months to complete. CAP is a private organization which primarily focuses on the safety of working conditions in laboratories.

     Certification by SAMHSA is essential to LSI's business because some of its customers are required to use SAMHSA certified laboratories and many of its customers look to such certification as an indication of reliability and accuracy of tests. In order to remain certified, LSI is subject to frequent inspections and proficiency tests. Failure to meet any of the numerous certification requirements to which LSI is subject could result in suspension or loss of certification. Such suspension or loss of certification could have a material adverse effect on LSI and LSAI. NIDA suspended LSI's certification from January 24 to April 26, 1990, citing LSI's alleged failure to conform to NIDA regulations concerning certain operating procedures and failure to segregate the processing of specimens from those specimens that were not being processed in accordance with NIDA regulations. Laboratory remodeling was necessary to effect the required division of specimen processing. Upon LSI's compliance with NIDA regulations and reinspection by NIDA, the suspension was lifted. Many of LSI's competitors are also certified by one or more certifying bodies in addition to SAMHSA and CAP.
See "Business--Certification and Government Regulation."

     HISTORY OF LOSSES. During 1996, the Company sustained a net loss of $585,711 on pretax income from operations of $1,215,676. The loss resulted from the discontinuance and disposal of the former clinical testings and analysis operations conducted by NPLI acquired in January 1996, and which generated a loss of $1,274,216. The Company's income from continuing operations for 1996 was $688,505. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." Although currently the Company only conducts forensic drug testing (and such operations have been historically profitable), there can be no assurance that the Company will not sustain losses from operations in the future, including losses from operations acquired in connection with the Company's acquisition-growth strategy and that may be subsequently discontinued. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations" and "Business--Growth Strategy."


     FLUCTUATIONS IN OPERATING RESULTS. The Company's operations are affected by decreases in the price per specimen tested principally due to increased price competition amongst providers of drug testing services, the price per specimen being an important factor in obtaining and maintaining customers. The average price per specimen obtained by the Company during each of the years ended December 31, 1997 and 1996, and the three months ended March 31, 1998, declined 2.0 percent, 4.7 percent and 4.0 percent, respectively, compared to the preceding year or the same period in the preceding year, principally due to increased price competition among providers of drug testing services. There can be no assurance that the price decline per specimen will not further decline during 1998 and thereafter. The Company's operations are affected by general economic conditions, as well as seasonal trends, to which drug testing laboratories are generally subject. Recessionary periods generally result in fewer new employee hires, and, therefore, may lead to fewer pre-employment drug tests for customers. Budget cuts at the federal, state or local government level may reduce business from LSI's institutional and governmental customers. Because expenses associated with maintaining LSI's testing work force are relatively fixed over the short term, LSI's margins tend to increase in periods of higher testing volume and decrease in periods of lower testing volume. These effects are not always readily predictable because of the effect and timing of the startup of new business and other factors, such as timing and amount of general and administrative expense increases and price increases of laboratory supplies, most of which are not within the control of the Company. See "Management's Discussion and Analysis of Results of Operations and Financial Condition--Results of Operations."

     POTENTIAL LIABILITIES; LIMITED INSURANCE COVERAGE. Employees of LSI, like those of all companies that provide drug testing services dealing with urine analysis specimens, may be exposed to risks of urine-borne infections, possibly including infection from AIDS and hepatitis, if appropriate laboratory practices are not followed. Although no infections of these types have been reported in LSI's history, no assurance can be provided that such infections will not occur in the future. In the ordinary course of its business, LSI from time to time is sued by individuals who have tested positive for drugs of abuse. To date, LSI has not experienced any material liability related to these claims, although there can be no assurance that LSI will not at some time in the future experience significant liability in connection with these types of claims, in which event, any such legal actions could have a material adverse effect on the Company's financial condition and results of operations.

     Although LSI presently is covered by malpractice and general liability insurance, there can be no assurance that the insurance coverage will provide sufficient funds to satisfy any judgments which could be entered against LSI or the Company in the future or that liability insurance in such amounts will be available or affordable in the future. In addition, there can be no assurance that all of the activities encompassed within the Company's business are covered under LSI's or the Company's insurance policies. The lack of such coverage could have a material adverse effect on the Company's financial condition and results of operations. Moreover, although the Company maintains casualty and business interruption insurance and has taken what it believes to be adequate safeguards, the catastrophic loss of the Company's laboratory facility could have a material adverse effect on the continued growth of the Company in a manner which would not be compensated fully by insurance. See "Business--Insurance Coverage."

     DEPENDENCE ON KEY PERSONNEL. The success of the Company is dependent in part on its key management and technical personnel. Although LSAI and LSI have employment contracts with certain of their key employees, each such contract may be terminated by the employee and the loss of one or more key employees could have a material adverse effect on the Company. The Company does not maintain for the benefit of the Company life or disability insurance covering the executive officers of the Company, and the loss of one or more of the executive officers due to death or disability could have a material adverse effect on the Company. The Company believes that its future success depends in part upon the continued ability to attract, retain and motivate additional highly skilled personnel. See "Business--Employees" and "Management--Directors and Executive Officers," "--Employment Arrangements" and "--Key-Man Life and Disability Insurance."

     EFFECTS OF ADVERSE JUDICIAL DECISIONS AND GOVERNMENT POLICY ON FORENSIC DRUG TESTING. State and federal courts have generally permitted the use of drug testing under certain circumstances and using certain kinds of procedures, generally those imposed by SAMHSA regulations. However, challenges to drug testing programs are raised from time to time by employees, unions and other groups in litigation on constitutional, privacy and other grounds. In addition, laws in a number of states regulate the circumstances under which employers may test employees and the procedures under which such tests must be conducted. Although the Company believes that, to date, no such legislation or law has had a material adverse impact upon its business, new court and administrative decisions, legislation or policies, that restrict the use of drug testing could have a material effect on the Company. See "Business--Certification and Government Regulation."

     RISKS ASSOCIATED WITH HAZARDOUS MATERIALS. LSI's drug testing activities involve the use of certain hazardous materials and chemicals. The hazardous material and chemical waste of LSI's laboratory operations are disposed of by an independent third party based upon procedures and methods that are believed to be in compliance with applicable federal, state and local regulations and laws. Although the Company believes that its safety procedures for handling and disposing of such materials and chemicals comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials and chemicals cannot be completely eliminated. In the event of such an accident or improper disposal by the third party of the materials or chemicals, the Company could be held liable for any damages that result and any such liability could exceed the resources of the Company. See "Business--Environmental Matters."

     NASDAQ SMALLCAP MARKET DELISTING. The Company's Common Stock is included on the Nasdaq SmallCap Market. Continued inclusion of the Common Stock on Nasdaq SmallCap Market is subject to certain conditions, generally including the Common Stock having a certain minimum bid price per share, the Company having certain minimum levels of assets, stockholders' equity, number of shareholders, and number of outstanding publicly held shares of Common Stock. In the event such minimum requirements for inclusion are not met, the Common Stock will be delisted and no longer included on the Nasdaq SmallCap Market, would then be traded in the over-the-counter market, and may become subject to the "penny stock" trading rules. The over-the-counter market is characterized as volatile in that securities traded in such market are subject to substantial and sudden price increases and decreases and at times price (bid and asked) information for such securities may not be available. In addition, when there are two or less market makers (a dealer holding itself out as ready to buy and sell the securities on a regular basis), there is a risk that the dealer or group of dealers may control the market in the security and set prices that are not based on competitive forces, possibly resulting in the available offered price being substantially below the quoted bid price. See "Price Range of Common Stock and Warrants; Dividends--Penny Stock Trading Rules."

     PENNY STOCK TRADING RULES. In the event such minimum requirements for inclusion on Nasdaq SmallCap Market are not met, the Common Stock will be delisted and no longer included on the Nasdaq SmallCap Market and would then be traded in the over-the-counter market, and may become subject to the "penny stock" trading rules. The penny stock trading rules impose additional duties and responsibilities upon broker-dealers and salespersons effecting purchase and sale transactions in common stock and other equity securities, including determination of the purchaser's investment suitability, delivery of certain information and disclosures to the purchaser, and receipt of a specific purchase agreement from the purchaser prior to effecting the purchase transaction. In the event the Common Stock becomes subject to the penny stock trading rules, compliance with such trading rules will affect the ability to resell the Common Stock principally because of the additional duties and responsibilities imposed upon the broker-dealers and salespersons recommending and effecting sale and purchase transactions in Common Stock.
In addition, many broker-dealers will not effect transactions in penny stocks, except on an unsolicited basis, in order to avoid compliance with the
penny stock trading rules.   In the event the Common Stock becomes subject to
the penny stock trading rules, such rules may materially limit or restrict the ability of a holder to resell the Common Stock, and the liquidity typically associated with other publicly traded equity securities may not exist or be materially restricted. See "Price Range of Common Stock and Warrants; Dividends--Penny Stock Trading Rules."

     POSSIBLE ADVERSE EFFECT OF FUTURE SALE OF RESTRICTED SHARES ON MARKET PRICE OF COMMON STOCK. Sales of substantial amounts of the Common Stock in the public market following completion of this offering could adversely affect the market price of the Common Stock. At the date of this Prospectus, 1,020,906 shares of LSAI's outstanding Common Stock held by officers and directors of the Company are subject to the resale limitations under Rule 144 as promulgated by the Commission pursuant to the 1933 Act. The Company has filed a registration statement (Registration No. 333-58473) with the Commission pursuant to which certain officers and directors are offering for resale 105,906 shares of Common Stock which will not be subject to the resale limitations of Rule 144. Rule 144 generally provides that beneficial owners of shares who have held such shares for one year may sell within a three-month period a number of shares not exceeding one percent of the total outstanding shares or the average trading volume of the shares during the four calendar weeks preceding such sale. Future sales of substantial amounts of Common Stock in the public market following this offering could adversely affect the market price of the Common Stock. See "Shares Eligible for Future Sale."


     EFFECT OF SECURITIES ISSUABLE UPON EXERCISE OF OUTSTANDING WARRANTS AND STOCK OPTIONS. In addition to the Barron Chase Group Warrants, the EGI Stock Option, and Barber Bronson Group Warrants, there are outstanding stock options and warrants exercisable for the purchase of 155,222 shares of Common Stock. See "Description of Securities--Other Outstanding Stock Options and Warrants." During the term of the outstanding warrants and stock options, the holders thereof are given the opportunity to profit from a rise in the market price of the Common Stock, and the exercise of the such warrants or option may dilute the net book value per share of Common Stock at the time of exercise. The existence of the outstanding warrants and stock option may adversely affect the terms on which the Company may obtain additional equity financing in the future. Furthermore, the holders are likely to exercise their such warrants and stock options at a time when the Company would otherwise be able to obtain capital on terms more favorable than could be obtained through the exercise of such warrants.

     ABSENCE OF DIVIDENDS. The Company has never paid cash dividends and does not anticipate paying any cash dividends on its Common Stock in the foreseeable future. The Company intends to retain profits, if any, to fund growth and expansion in the future. See "Price Range of Common Stock; Dividends."

     POSSIBLE EFFECT OF ANTI-TAKEOVER PROVISIONS ON MARKET PRICE OF COMMON STOCK. Provisions of LSAI's Certificate of Incorporation and the Oklahoma General Corporation Act may make it difficult to effect a change in control of LSAI and replace incumbent management, and such provisions could limit the price investors might be willing to pay in the future for shares of Common Stock. See "Description of Securities--Anti-Takeover Provisions." The Certificate of Incorporation authorizes the issuance of Preferred Stock in classes or series, and the Board of Directors to set and determine voting, redemption and conversion rights and other rights related to such class or series of Preferred Stock, which in some circumstances, the Preferred Stock could be issued and have the effect of preventing a merger, tender offer or other takeover attempt which the Company's Board of Directors opposes. At some time in the future, the Company may become subject to the anti-takeover provisions of the Oklahoma General Corporation Act, which in such case and in some circumstances may discourage a person from making a control share acquisition (generally an acquisition of voting stock having more than 20 percent of all voting power in the election of directors) without shareholder approval. See "Description of Securities--Anti-Takeover Provisions."

                                  THE COMPANY

     Laboratory Specialists of America, Inc. (the "Company" or "LSAI"), through its wholly-owned subsidiary Laboratory Specialists, Inc. ("LSI"), owns and operates a laboratory providing drug testing services to corporate and institutional customers seeking to detect and deter the use of illegal drugs. The drug testing market currently is in an expansion mode in part due to the adoptions of additional Department of Transportation regulations, which became effective in 1995, that substantially expanded the regulations mandating random drug testing of workers, especially in safety-sensitive jobs, such as trucking, aviation, railroads and pipelines. Under these amended regulations, 50 percent of transportation workers (mass-transit workers and interstate truckers and bus drivers) are required to be tested annually. It is expected that 7.5 million workers will be required to undergo drug testing each year, up from 3.5 million workers in years prior to 1995. In addition, testing is on the rise generally as more companies test job applicants and employees. Since 1987, the number of companies with drug testing programs has more than tripled. Government data indicates that drug abuse costs American business $100 billion annually in lost productivity, increased accidents, absenteeism, medical claims and employee theft.

     In the 1970s, drug testing was limited largely to criminal justice agencies and drug treatment programs. In the 1980s, however, increased awareness of the drug abuse problem and its consequences led to increased drug testing in the workplace. Since a 1986 Executive Order by President Reagan, there has been a broad base of governmental and private sector initiatives, including federal regulations mandating drug testing in certain circumstances. There has been a significant increase in the number of companies which have instituted drug testing programs. It is estimated that approximately 20 million U.S. workers were tested for drug use in 1997.

     LSI is certified by the Substance Abuse and Mental Health Services Administration ("SAMHSA"), a federal agency and regulatory successor to the National Institute on Drug Abuse ("NIDA"), to conduct drug testing using legally defensible (forensic) procedures required for legal defensibility of test results. The essential elements of these procedures are a secure chain-of-custody for each specimen from its collection to the reporting of test results and accurate and reliable testing in which a second independent test is performed to confirm each positive test result. The drug testing services offered by LSI also include assisting customers with the development of drug testing programs, training customer personnel, managing specimen collection, arranging for transportation of specimens to LSI's laboratory, identifying trends in local and national drug use, interpreting test results and providing expert testimony concerning challenged test results. All of these services are customized to the individual needs of the customers to assist in the implementation and cost-effective maintenance of test programs.

     More than 70,000 urine specimens are currently analyzed by LSI monthly for corporate and institutional employers. LSI's customers use drug testing principally as a part of their hiring decisions in order to reduce costs associated with drug abuse in the workplace. In addition, an increasing number of customers test employees in safety-sensitive positions on a periodic or random basis and test other employees upon reasonable suspicion of drug abuse.

     LSAI was incorporated in Oklahoma on March 24, 1994, and its executive offices are located at 101 Park Avenue, Suite 810, Oklahoma City, Oklahoma 73102 with a telephone number of (405) 232-9800. LSI was organized in 1978. LSI's executive offices and laboratory are located at 1111 Newton Street, Gretna, Louisiana 70053, which is near New Orleans, and its telephone numbers are (504) 361-8989 and (800) 433-3823.

BACKGROUND


     PETERSON SHARE EXCHANGE. In April 1994, LSI issued 706,244 shares of LSI Preferred Stock to MBf USA, Inc. ("MBf USA") with a stated value of $1.00 per share, and pursuant to a Stock Exchange Agreement, MBf USA transferred to Arthur R. Peterson, Jr. all of the outstanding common stock of LSI in exchange for 1,300,000 shares of the common stock of MBf USA (having a market value of $1,178,125), and, effective February 23, 1994, LSI issued a promissory note (the "MBf USA Promissory Note") in the principal amount of $353,123 to MBf USA, which resulted in LSI ceasing to be a wholly-owned subsidiary of MBf USA (the "Peterson Share Exchange"). The MBf Promissory Note bears interest at the rate of seven percent per annum and becomes due and payable on February 23, 1999. The acquisition of the LSI common stock by Mr. Peterson was accounted for under the purchase method of accounting. The purchase price exceeded the fair market value of the net tangible assets of LSI by approximately $1,565,000 and represented a material payment for goodwill, an intangible asset, which is being amortized over 40 years.

     LSI ACQUISITION. Pursuant to an Exchange Agreement dated June 30, 1994, Arthur R. Peterson, Jr. exchanged the outstanding common stock of LSI for 1,000,000 shares of Common Stock and 300,000 shares of Series I Preferred Stock of LSAI, and MBf USA exchanged the LSI Preferred Stock for 239,405 shares of Common Stock of LSAI (the "LSI Acquisition"). As a result of the LSI Acquisition, LSI became a wholly-owned subsidiary of LSAI on July 8, 1994. The LSI Acquisition was accounted for as a reverse acquisition of LSAI by LSI. On July 10, 1995, the Series I Preferred Stock was redeemed by LSAI in full and ceased to be issued and outstanding.

     PRIVATE PLACEMENT AND PRIOR OPERATIONS OF LSAI. Prior to the LSI Acquisition, the operations of LSAI were limited to completion of a private placement of 150,000 shares of its Common Stock for net proceeds of approximately $145,000 and the operations associated with the LSI Acquisition.

     INITIAL PUBLIC OFFERING. On October 11, 1994, the Company completed its offering of 1,320,000 shares of Common Stock and 660,000 1994 Warrants in units of two shares of Common Stock and one 1994 Warrant at a price of $5.49 per unit, which represented a 10 percent discount of the public offering price of $6.10 per unit. The proceeds after offering expenses to the Company were $3,261,660. As a portion of underwriting compensation, the Company issued to Barron Chase Securities, Inc. and its designees the Barron Chase Group Warrants exercisable for the purchase of 66,000 units for $7.32 per unit on or before October 11, 1999. As of the date of this Prospectus, the outstanding Barron Chase Group Warrants are exercisable for the purchase of 34,000 Units (68,000 shares of Common Stock).

     NDAC ASSET PURCHASE. On December 1, 1994, the Company acquired from National Drug Assessment Corporation ("NDAC") certain intangible assets pursuant to an Asset Purchase Agreement, dated November 30, 1994, ("NDAC Asset Purchase"). The assets purchased included the customer list of NDAC and certain other intangible assets (the "NDAC Purchased Assets"). In connection with the acquisition of the NDAC Purchased Assets, the Company (i) paid $750,000 and issued and delivered 189,000 shares of Common Stock and
(ii) assumed the obligations of NDAC under an office lease agreement. The $1,070,940 purchase price of the NDAC Purchased Assets was allocated entirely to the customer list, which was recorded as an intangible asset, which is being amortized over 15 years.

     NPLI ACQUISITION. On January 2, 1996, LSAI acquired all of the issued and outstanding capital stock (the "NPLI Stock") of National Psychopharmacology Laboratory, Inc., a Tennessee corporation ("NPLI"), and purchased goodwill (the "NPLI Goodwill"), pursuant to a Stock Purchase Agreement dated January 1, 1996 (the "NPLI Purchase Agreement"), and NPLI became a wholly-owned subsidiary of the Company. NPLI was engaged in forensic drug testing and clinical testing and analysis.

     Pursuant to the NPLI Purchase Agreement, the Company agreed to pay (i) $1,585,000 for the NPLI Stock (the "NPLI Stock Purchase Price") of which $1,075,000 was paid at closing to the shareholders of NPLI (the "NPLI Shareholders"), two unsecured promissory notes (the "Promissory Notes"), in the aggregate adjusted face value of $638,000, were issued and delivered to the NPLI Shareholders, and NPLI conveyed to the NPLI shareholders an office building and NPLI's leasehold interest in the real property on which the office building is located and affixed at an agreed market value of $75,000, and (ii) $140,000 for the NPLI Goodwill payable in 24 monthly installments commencing on February 1, 1996.

     Pursuant to the NPLI Purchase Agreement, the aggregate principal amount of the Promissory Notes was reduced to $510,000 effective January 2, 1996, further reduced by principal payments, and pursuant to the Settlement Agreement and General Release dated August 25, 1997, the Company issued and delivered to the former NPLI shareholders 103,333 shares of Common Stock on August 28, 1997, in full payment and elimination of the Promissory Notes. Furthermore, pursuant to the NPLI Purchase Agreement, (i) the Company paid certain NPLI shareholder loans in the aggregate amount of $275,000 and (ii) entered into a certain First Amendment of Lease Agreement with DJ Associates, a general partnership of which the NPLI Shareholders are the general partners, and pursuant to which the

Company and NPLI leased certain office and laboratory facilities for a term of six months and agreed to pay monthly rent of $3,000. The total purchase price of approximately $3,400,000 was recorded as intangible assets.

     The Company consolidated and assimilated the forensic drug testing operations of NPLI with those of LSI during the first quarter of 1996. The Company discontinued the clinical testing and analysis operations of NPLI during the fourth quarter of 1996 after several attempts to dispose of the clinical testing and analysis operations.

     PLL ASSET PURCHASE.   On January 31, 1997, LSAI acquired from Pathology
Laboratories, Ltd., a Mississippi corporation ("PLL"), certain forensic drug testing assets (the "PLL Asset Purchase") pursuant to an Asset Purchase Agreement dated January 31, 1997 (the "PLL Purchase Agreement"). The assets purchased included the customer list of PLL and all related assets, and all assets owned by PLL used in connection with the PLL office in Greenville, South Carolina. Pursuant to the Purchase Agreement, LSAI (i) paid $1,600,000 at closing and $765,601 in four quarterly installments during the 12-month period ended January 31, 1998, and (ii) assumed the obligations of PLL under a certain Lease between Edith Schlien and PLL, dated September 16, 1996, covering approximately 2,500 square feet of office space located in Greenville, South Carolina, which requires monthly base rental payments of $2,083 and which expires on September 16, 1999.

     WARRANT REDEMPTION. In October 1997, LSAI completed the redemption of its outstanding 1994 Warrants and, in connection therewith and pursuant to exercise of the 1994 Warrants, issued 1,440,580 shares of its Common Stock for $2.00 per share for net proceeds to LSAI of $2,470,951 (the "Warrant Redemption Offering"). For services performed, LSAI issued to Barber & Bronson Incorporated and its assigns warrants to purchase 144,058 shares of Common Stock for $2.20 per share during the three-year period ending October 14, 2000, and paid Barber & Bronson Incorporated aggregate fees of $190,829. In addition, 30,000 of the Barron Chase Group Warrants were exercised for the purchase 30,000 units (60,000 shares of Common Stock) and the Company received net proceeds of $216,000.


     ACCU-PATH ASSET PURCHASE. On December 1, 1997, the Company acquired from Accu-Path Medical Laboratory, Inc. ("Accu-Path") certain intangible assets pursuant to an Asset Purchase Agreement, dated December 1, 1997, (the "Accu-Path Asset Purchase"). The assets purchased included the customer list of Accu-Path and all related assets and certain assets utilized in the office of Accu-Path at its offices in Ruston, Louisiana (the "Accu-Path Assets"). In connection with the acquisition of the Accu-Path Assets, the Company agreed to pay 180 percent of the forensic testing revenues during the period of June through November 1998, with an advance payment of $100,000 on December 1, 1997, and the remaining purchase price balance will be paid through four quarterly installment payments with the first of such payments due on December 31, 1998. The purchase price of the Accu-Path Assets was or will be allocated entirely to the customer list, which was recorded as an intangible asset, which is being amortized over 15 years. At December 31, 1997, the accrued installment payments totaled $260,000.


     HLI ASSET PURCHASE. On May 1, 1998, the Company acquired from Harrison Laboratories, Inc. ("HLI") a customer list pursuant to an Asset Purchase Agreement, dated April 13, 1998 (the "HLI Asset Purchase"). In connection with the HLI Asset Purchase, the Company (i) paid $500,000 at closing and agreed to pay on or before May 30, 1999, an amount equal to the revenues attributable to the customer list during the one-year period ending April 30, 1999, in excess of $500,000, (ii) assumed HLI's obligations under a five-year lease with Linc Quantum Analytics Inc., dated November 11, 1997, and acquired the related equipment, and (iii) entered into a three-year employment agreement with the principal shareholder of HLI as a sales representative, providing for a based salary of $50,000 per year, monthly bonuses equal to
3.5 percent of revenues attributable to the customer list, and other benefits. The purchase price of the customer list was recorded as an intangible asset, which is being amortized over 15 years.

     1998 PRIVATE OFFERING. On June 4, 1998, LABZ completed the offering of 555,222 shares of Common Stock for estimated net proceeds of $2,285,600 (the "1998 Private Offering"). Furthermore, LABZ paid Jesup & Lamont Securities Corporation (the "Jesup & Lamont") a placement fee of $174,650 and issued warrants to Jesup & Lamont and its designees (the "Jesup & Lamont Group Warrants") exercisable for the purchase of 55,522 shares of Common Stock for $5.40 per share on or before June 3, 2003. In connection with the 1998 Private Offering, LABZ agreed to (i) file a registration statement under the 1933 Act with respect to the Common Stock offered and underlying the Jesup & Lamont Group Warrants and obtain effectiveness of such registration statement on or before September 2, 1998 or within five days of the clearance by the Securities and Exchange Commission to allow acceleration of effectiveness, and (ii) maintain the effectiveness of such registration statement until June 4, 2004. A penalty, in the form of warrants representing five percent the shares of Common Stock sold pursuant to the 1998 Private Offering applies for each 30-day period in which LABZ fails to file or obtain effectiveness of such registration statement. See "Description of Securities--Other Outstanding Stock Options and Warrants."

     TLI ASSET PURCHASE. On July 1, 1998, the Company acquired the customer list and other intangible assets of TOXWORX Laboratories, Inc. for $2.4 million pursuant to an Asset Purchase Agreement dated June 8, 1998 (the "TLI Asset Purchase"). The purchase price of the customer list and other intangible assets acquired was recorded as an intangible asset, amortizable over 15 years.

                                USE OF PROCEEDS

     The net proceeds of this offering to be received by the Company will be dependent upon the number of Units and shares of Common Stock purchased pursuant to exercise of the Barron Chase Group Warrants, the EGI Stock Option, and Barber Bronson Group Warrants. In the event such warrants and options are exercised in full, the estimated net proceeds to the Company, after deduction of estimated offering costs of $30,000, will be $681,728. However, there is no assurance that any portion of the Barron Chase Group Warrants, the EGI Stock Option, and Barber Bronson Group Warrants will be exercised; therefore, the proceeds of this offering are not determinable as of the date of this Prospectus. Pending use, the net proceeds will be invested by the Company in investment grade, short-term, interest-bearing securities. It is anticipated that the Company will expend the net proceeds of this offering, assuming exercise of the Barron Chase Group Warrants, the EGI Stock Option, and Barber Bronson Group Warrants in full, in repayment of LSI's installment bank loan which was obtained on July 2, 1997, and secured by LSI's recently acquired and renovated building in which the laboratory facilities of LSI are currently located. This installment bank loan is payable in 36 monthly principal and interest payments of approximately $9,800, followed by 23 monthly principal and interest payments of approximately $6,000, with a final payment becoming due on July 2, 2002, of approximately $484,700. As of March 31, 1998, the outstanding principal amount of this loan was $682,650, which bore interest at 8.65 percent per annum. See "Business--Properties."

     With respect to the repayment of all or a portion of the outstanding borrowings under LSI's installment loan indebtedness, the Company or LSI may reborrow such amounts under such loans for general corporate purposes, including working capital and acquisitions in the Company's current and related business area. See "Business--Growth Strategy."

     The Company's business plan contemplates acquisitions of companies and the assets of companies engaged in the providing of drug testing services compatible with, or complementary to, the Company's business. As of the date of this Prospectus, the Company has not entered into any definitive agreements or commitments with respect to any additional acquisitions, and there can be no assurance that any additional acquisitions will be consummated. The amount of net proceeds expended with respect to an acquisition will be determined by the Board of Directors of LSAI, and, in most cases, it is anticipated that each acquisition will be consummated without approval by the shareholders of LSAI. The amount, if any, of net proceeds of this offering and the current available cash equivalents to be utilized in the consummation of any acquisition cannot be determined at the date of this Prospectus; however, in the event LSAI enters into any binding commitments or definitive agreements with respect to an acquisition, this Prospectus will be appropriately supplemented or amended. It is anticipated by management of LSAI that the acquisitions funded with the net proceeds of this offering, assuming exercise of the Barron Chase Group Warrants, the EGI Stock Option, and Barber Bronson Group Warrants in full, and the available cash equivalents of the Company, will be completed within three years after completion of this offering. In the event the net proceeds of this offering, if any, and the available cash equivalents of the Company are not sufficient to complete an acquisition, additional sums will be drawn from the earnings of the Company, if any, and thereafter from borrowings or other sources of equity capital. See "Risk Factors--Non-Specific Acquisition Strategy."

                              SELLING SHAREHOLDERS

     The 34,000 Barron Chase Group Warrants were issued to the respective holders thereof in connection with the initial public offering of LSAI, each of which is exercisable for the purchase one Unit (comprised of two shares of Common Stock) at $7.20. The EGI Stock Option was granted in connection with certain public relations services performed by the Equity Group. The EGI Stock Option is exercisable for the purchase of 50,000 shares of Common

Stock at an exercise price of $3.00 per share. The 144,058 Barber Bronson Group Warrants were issued to the respective holders thereof in connection with the Warrant Redemption Offering, each of which is exercisable for the purchase of one share of Common Stock at $2.20. The following table presents certain information as to the holders of the Barron Chase Group Warrants, the EGI Stock Option, and Barber Bronson Group Warrants (the "Selling Shareholders"), the ownership of Common Stock as of the date of this Prospectus, as adjusted to give effect to exercise of the Barron Chase Group Warrants, the EGI Stock Option, and Barber Bronson Group Warrants in full by the named Selling Shareholders, together with the percentage holdings of the outstanding shares of Common Stock, and, as adjusted, after giving effect to this offering. Each of the Selling Shareholders have not held any position or office or had any other material relationship with the Company or its affiliates during the past three years, other than in connection with the Company's initial public offering and Warrant Redemption Offering.


                                                                                COMMON STOCK OWNED
                                                                                AFTER THE OFFERING
                                              COMMON STOCK                     --------------------
                                               UNDERLYING    COMMON STOCK      NUMBER
                                               OPTIONS OR      SHARES            OF         PERCENT
SELLING SHAREHOLDER                             WARRANTS      OFFERED(1)       SHARES        OWNED
-------------------                             --------      ----------       ------        -----
The Equity Group, Inc. . . . . . . . . .         50,000         50,000             --           --

BARRON CHASE GROUP:

Roger Lockhart . . . . . . . . . . . . .         10,000         20,000             --           --

Michael Morrisett. . . . . . . . . . . .          5,000         10,000             --           --

Glenn Desort . . . . . . . . . . . . . .          5,000         10,000             --           --

Paul Medrano . . . . . . . . . . . . . .          2,000          4,000             --           --

Joe Cornwell . . . . . . . . . . . . . .          2,000          4,000             --           --

Larry Turel. . . . . . . . . . . . . . .          2,000          4,000             --           --

Brian Herman . . . . . . . . . . . . . .          2,000          4,000             --           --

Jack Gilbert . . . . . . . . . . . . . .          2,000          4,000             --           --

Ken Kamen. . . . . . . . . . . . . . . .          2,000          4,000             --           --

Dan O'Halloran . . . . . . . . . . . . .          1,000          2,000             --           --

Kent Grimm . . . . . . . . . . . . . . .          1,000          2,000             --           --

BARBER BRONSON GROUP:

Steven N. Bronson. . . . . . . . . . . .         53,073         53,073             --           --

James S. & Windy E. Cassel . . . . . . .         31,873         31,873             --           --

Steven C. Jacobs . . . . . . . . . . . .         36,015         36,015             --           --

Bruce C. Barber. . . . . . . . . . . . .         14,664         14,664             --           --

Eric R. Elliott. . . . . . . . . . . . .          5,012          5,012             --           --

Barry J. Booth . . . . . . . . . . . . .          1,621          1,621             --           --

Keil B. Stern. . . . . . . . . . . . . .            270            270             --           --

Mark A. Llano. . . . . . . . . . . . . .            270            270             --           --

Barber & Bronson Incorporated. . . . . .          1,260          1,260             --           --


------------------------
(1) Assumes exercise of the EGI Stock Option, Barron Chase Group Warrants, and Barber Bronson Group Warrants in full by each of the Selling Shareholders followed by resale of such Common Stock.

     LSAI has agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the 1933 Act, or to contribute to payments that they may be required to make in respect thereof, to the extent permitted by law. In the opinion of the Securities and Exchange Commission, such indemnification against liabilities under the 1933 Act is against public policy and is therefore unenforceable. Furthermore, with respect to the EGI Stock Option,

Barron Chase Group Warrants, and Barber Bronson Group Warrants, the Company agreed to pay and bear the cost of registering the Common Stock, the incremental cost of which is $347. To the extent required by any state securities regulatory agency, the Selling Shareholders will bear their allocable shares of the incremental cost of registration of the securities underlying the EGI Stock Option, Barron Chase Group Warrants, and Barber Bronson Group Warrants.

                     PRICE RANGE OF COMMON STOCK; DIVIDENDS

     The Company's Common Stock is traded in the over-the-counter market and is quoted on Nasdaq SmallCap Market under the symbol LABZ. The following table sets forth, for the periods presented, the high and low closing bid quotations in the over-the-counter market as quoted by Nasdaq SmallCap Market of the Common Stock. The bid quotations reflect inter-dealer prices without adjustment for retail markups, markdowns or commissions and may not reflect actual transactions.

                                                     CLOSING BID
                                                  -----------------
                                                    COMMON STOCK
                                                  -----------------
     QUARTER ENDED                                HIGH         LOW
     -------------                                -----       -----
     June 30, 1998 . . . . . . . . . . .          $5.31       $4.31
     March 31, 1998. . . . . . . . . . .           5.13        4.13

     December 31, 1997 . . . . . . . . .          $6.19       $3.16
     September 30, 1997. . . . . . . . .           3.69        2.56
     June 30, 1997 . . . . . . . . . . .           2.88        2.13
     March 31, 1997. . . . . . . . . . .           3.13        2.25

     December 31, 1996 . . . . . . . . .          $3.26       $2.56
     September 30, 1996. . . . . . . . .           3.38        2.38
     June 30, 1996 . . . . . . . . . . .           3.69        3.00
     March 31, 1996. . . . . . . . . . .           4.00        2.88

     December 31, 1995 . . . . . . . . .          $3.75       $2.88
     September 30, 1995. . . . . . . . .           4.00        2.88
     June 30, 1995 . . . . . . . . . . .           3.63        3.13
     March 31, 1995. . . . . . . . . . .           3.44        3.00


     On July 6 , 1998, the closing sale price of the Common Stock, as quoted on Nasdaq SmallCap Market, was $4.63. On July 6, 1998, there were approximately 1,600 holders of LSAI's Common Stock.

     LSAI has never paid a cash dividend on its Common Stock. LSAI's dividend policy is to retain its earnings to support the expansion of its operations. The Board of Directors of LSAI does not intend to pay cash dividends on the Common Stock in the foreseeable future. Any future cash dividends will depend on future earnings, capital requirements, LSAI's financial condition and other factors deemed relevant by the Board of Directors.

NASDAQ SMALLCAP MARKET DELISTING; PENNY STOCK TRADING RULES

     The Company's Common Stock is included on the Nasdaq SmallCap Market. Continued inclusion of the Common Stock on Nasdaq SmallCap Market is subject to certain conditions, generally including the Common Stock having a certain minimum bid price per share, the Company having certain minimum levels of assets, stockholders' equity, number of shareholders, and number of outstanding publicly held shares of Common Stock. In the event such minimum requirements for inclusion are not met, the Common Stock will be delisted and no longer included on the Nasdaq SmallCap Market, would then be traded in the over-the-counter market and may become subject to the "penny stock" trading rules.

     The penny stock trading rules impose additional duties and responsibilities upon broker-dealers recommending the purchase of a penny stock (by a purchaser that is not an accredited investor as defined by Rule 501(a) promulgated by the Commission under the 1933 Act) or the sale of a penny stock. Among such duties and responsibilities, with respect to a purchaser who has not previously had an established account with the broker-dealer, the broker-dealer is required to (i) obtain information concerning the purchaser's financial situation, investment experience, and investment objectives and (ii) make a reasonable determination that transactions in the penny stock are suitable for the purchaser and the purchaser (or his independent adviser in such transactions) has sufficient knowledge and experience in financial matters and may be reasonably capable of evaluating the risks of such transactions, followed by receipt of a manually signed written statement which sets forth the basis for such determination and which informs the purchaser that it is unlawful to effectuate a transaction in the penny stock without first obtaining a written agreement to the transaction. Furthermore, until the purchaser becomes an established customer (I.E., having had an account with the dealer for at least one year or, the dealer had effected three sales or more of penny stocks on three or more different days involving three or more different issuers), the broker-dealer must obtain from the purchaser a written agreement to purchase the penny stock which sets forth the identity and number of shares or units of the security to be purchased prior to confirmation of the purchase. A dealer is obligated to provide certain information disclosures to the purchaser of a penny stock, including (i) a generic risk disclosure document which is required to be delivered to the purchaser before the initial transaction in a penny stock, (ii) a transaction-related disclosure prior to effecting a transaction in the penny stock (I.E., confirmation of the transaction) containing bid and asked information related to the penny stock and the dealer's and salesperson's compensation (I.E., commissions, commission equivalents, markups and markdowns) in connection with the transaction, and (iii) the purchaser-customer must be furnished account statements, generally on a monthly basis, which include prescribed information relating to market and price information concerning the penny stocks held in the customer's account. The penny stock trading rules do not apply to those transactions in which a broker-dealer or salesperson does not make any purchase or sale recommendation to the purchaser or seller of the penny stock.

     Required compliance with the penny stock trading rules affect or will affect the ability to resell the Common Stock by a holder principally because of the additional duties and responsibilities imposed upon the broker-dealers and salespersons recommending and effecting sale and purchase transactions in such securities. In addition, many broker-dealers will not effect transactions in penny stocks, except on an unsolicited basis, in order to avoid compliance with the penny stock trading rules. The penny stock trading rules consequently may materially limit or restrict the liquidity typically associated with other publicly traded equity securities. In this connection, the holder of Common Stock may be unable to obtain on resale the quoted bid price because a dealer or group of dealers may control the market in such securities and may set prices that are not based on competitive forces. Furthermore, at times there may be a lack of bid quotes which may mean that the market among dealers is not active, in which case a holder of Common Stock may be unable to sell such securities. Because market quotations in the over-the-counter market are often subject to negotiation among dealers and often differ from the price at which transactions in securities are effected, the bid and asked quotations of the Common Stock may not be reliable.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of March 31, 1998. This table should be read in conjunction with the audited consolidated financial statements and notes thereto of the Company appearing elsewhere in this Prospectus.

                                                                    AS OF
                                                                  MARCH 31,
                                                                   1998(1)
                                                                -----------
Current portion of long-term debt. . . . . . . . . . . . . .    $   926,177
Long-term debt, net of current portion . . . . . . . . . . .      1,865,954
Stockholders' equity:
  Preferred Stock, $.001 par value, 10,000,000
     authorized; none outstanding. . . . . . . . . . . . . .          --
  Common Stock, $.001 par value, 20,000,000 shares
     authorized; 4,934,818 shares issued and outstanding . .          4,935
  Paid-in capital in excess of par, common stock . . . . . .      8,321,355
  Retained earnings. . . . . . . . . . . . . . . . . . . . .      2,011,573
                                                                -----------
    Total stockholders' equity . . . . . . . . . . . . . . .     10,337,863
                                                                -----------
Total capitalization . . . . . . . . . . . . . . . . . . . .    $13,129,994
                                                                -----------
                                                                -----------

------------------------

(1) Gives no effect to exercise of (i) the EGI Stock Option, Barron Chase Group Warrants, and Barber Bronson Group Warrants, (ii) the outstanding stock options granted under the 1994 Option Plan and the 1997 Option Plan exercisable for the purchase of 85,000 shares of Common Stock, and (iii) other stock options exercisable for the purchase of 70,522 shares of Common Stock. See "Management--1994 Stock Option Plan" and "--1997 Non-Qualified Stock Option Plan," and "Description of Securities--Other Outstanding
     Stock Options and Warrants."

                         SELECTED FINANCIAL INFORMATION

          The following selected financial information is qualified by reference to, and should be read in conjunction with, the consolidated financial statements and related notes of the Company and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained elsewhere herein. The selected financial information presented below is not necessarily indicative of the future results of operations or financial performance of the Company. The selected financial information as of and for the years ended December 31, 1997 and 1996, is derived from the Company's audited financial statements which are presented elsewhere in this Prospectus. The selected financial information presented as of and for the three months ended March 31, 1998 and 1997, is derived from the unaudited financial statements of the Company which are presented elsewhere in this Prospectus. In the opinion of management of the Company, the unaudited financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such information.

                                                FOR THE YEAR ENDED        FOR THE THREE MONTHS ENDED
                                                    DECEMBER 31,                   MARCH 31,
                                            --------------------------    --------------------------
                                                1997           1996           1998            1997
                                            -----------     ----------     ----------     ----------
STATEMENTS OF OPERATIONS DATA:
Revenues . . . . . . . . . . . . . . . .    $12,836,953     $8,726,799     $3,571,608     $2,587,222
Cost of laboratory services. . . . . . .      5,828,665      3,816,114      1,675,281      1,186,084
                                            -----------     ----------     ----------     ----------
    Gross profit . . . . . . . . . . . .      7,008,288      4,910,685      1,896,327      1,401,138
                                            -----------     ----------     ----------     ----------
Operating expenses:
  Selling expenses . . . . . . . . . . .        654,284        601,945        196,414        132,129
  General and administrative . . . . . .      3,230,117      2,442,602        853,028        695,616
  Depreciation and amortization. . . . .        690,268        504,123        192,344        140,849
  Asset impairment . . . . . . . . . . .             --        124,531             --         --
                                            -----------     ----------     ----------     ----------
    Total operating expenses . . . . . .      4,574,669      3,673,201      1,241,786        968,594
                                            -----------     ----------     ----------     ----------
Other income (expense):
  Interest expense . . . . . . . . . . .       (230,433)       (67,185)       (46,144)       (36,876)
  Interest income. . . . . . . . . . . .         78,035         41,208         37,167         11,653
  Other income . . . . . . . . . . . . .          1,146          4,169         39,933            303
                                            -----------     ----------     ----------     ----------
    Total other (expense) income . . . .       (151,252)       (21,808)        30,956        (24,920)
                                            -----------     ----------     ----------     ----------
    Income from operations before
       income taxes. . . . . . . . . . .      2,282,367      1,215,676        685,497        407,624
Income tax expense . . . . . . . . . . .        953,264        527,171        283,937        173,621
                                            -----------     ----------     ----------     ----------
    Income from continuing operations. .      1,329,103        688,505        401,560        234,003
Discontinued Operations:
  Loss from operations of discontinued
    clinical business, net of tax
    benefit. . . . . . . . . . . . . . .             --       (500,636)            --             --
  Loss on disposal of clinical
    business, net of tax benefit . . . .             --       (773,580)            --             --
                                            -----------     ----------     ----------     ----------
Net income (loss). . . . . . . . . . . .      1,329,103       (585,711)       401,560        234,003
Dividend on preferred stock(1) . . . . .             --             --             --          --
                                            -----------     ----------     ----------     ----------
Net income (loss) available for
  common stockholders. . . . . . . . . .   $  1,329,103    $  (585,711)    $  401,560     $  234,003
                                            -----------     ----------     ----------     ----------
                                            -----------     ----------     ----------     ----------
Basic earnings per common share:
    Weighted average number of common
     stock shares outstanding. . . . . .      3,693,146      3,309,594      4,925,485      3,313,405
                                            -----------     ----------     ----------     ----------
                                            -----------     ----------     ----------     ----------
    Continuing operations. . . . . . . .         $  .36        $   .21         $  .08         $  .07
    Discontinued operation . . . . . . .             --           (.39)            --        --
                                            -----------     ----------     ----------     ----------
        Total. . . . . . . . . . . . . .         $  .36        $  (.18)        $  .08         $  .07
                                            -----------     ----------     ----------     ----------
                                            -----------     ----------     ----------     ----------
Diluted earnings per common share:
    Weighted average number of common
     stock and common stock
     equivalents outstanding . . . . . .      4,325,618      3,954,787      5,288,380      3,891,723
                                            -----------     ----------     ----------     ----------
                                            -----------     ----------     ----------     ----------
    Continuing operations. . . . . . . .         $  .31        $   .17         $  .08         $  .06
    Discontinued operation . . . . . . .             --           (.32)            --        --
                                            -----------     ----------     ----------     ----------
        Total. . . . . . . . . . . . . .         $  .31        $  (.15)        $  .08         $  .06
                                            -----------     ----------     ----------     ----------
                                            -----------     ----------     ----------     ----------

                                                FOR THE YEAR ENDED        FOR THE THREE MONTHS ENDED
                                                    DECEMBER 31,                   MARCH 31,
                                            --------------------------    --------------------------
                                                1997           1996           1998            1997
                                            -----------     ----------     ----------     ----------
CASH FLOW DATA:
Net cash provided by operating
  activities . . . . . . . . . . . . . .    $ 1,654,806     $  472,801     $  762,426     $  392,623
Net cash used in investing activities. .     (3,644,741)    (1,402,328)       (89,631)    (2,060,922)
Net cash provided by (used in)
  financing activities . . . . . . . . .      4,126,193       (754,143)      (415,474)     1,584,331

                                                    DECEMBER 31,
                                            --------------------------     MARCH 31,
                                                1997           1996          1998
                                            -----------     ----------   -----------
BALANCE SHEET DATA (1):
Current assets . . . . . . . . . . . . .    $ 5,702,984     $3,194,480   $ 5,936,802
Working capital. . . . . . . . . . . . .      3,305,983      1,002,712     3,603,129
Total assets . . . . . . . . . . . . . .     15,016,580      9,394,808    14,897,338
Current debt obligations . . . . . . . .        654,509      1,312,650       926,177
Long-term debt, net of current portion .      2,353,428      1,245,690     1,865,954
Stockholders' equity . . . . . . . . . .      9,906,303      5,650,250    10,337,863

------------------------
(1) Gives no effect to exercise of (i) the EGI Stock Option, Barron Chase Group Warrants, and Barber Bronson Group Warrants, (ii) the outstanding stock options granted under the 1994 Option Plan and the 1997 Option Plan exercisable for the purchase of 85,000 shares of Common Stock, and (iii) other stock options and warrants exercisable for the purchase of 70,522 shares of Common Stock. See "Management--1994 Stock Option Plan" and "--1997 Non-Qualified Stock Option Plan," and "Description of Securities-- Other Outstanding Stock Options and Warrants."


                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND NOTES THERETO OF THE COMPANY AND "SELECTED FINANCIAL INFORMATION" APPEARING ELSEWHERE IN THIS PROSPECTUS.

RESULTS OF OPERATIONS

          The following table sets forth selected results of operations for
(i) the fiscal years ended December 31, 1997 and 1996, and (ii) the three months ended March 31, 1998 and 1997, which are derived from the consolidated financial statements of the Company appearing elsewhere in this Prospectus. The results of operations for the years and periods presented are not necessarily indicative of the Company's future operations.

                                                   FOR THE YEAR ENDED DECEMBER 31,           FOR THE THREE MONTHS ENDED MARCH 31,
                                           --------------------------------------------   -----------------------------------------
                                                     1997                   1996                  1998                 1997
                                           ---------------------    -------------------   -------------------  --------------------
                                              AMOUNT     PERCENT      AMOUNT    PERCENT     AMOUNT    PERCENT    AMOUNT     PERCENT
                                           -----------   -------    ----------  -------   ----------  -------  ----------   -------
Revenues . . . . . . . . . . . . . . . .   $12,836,953    100.0%    $8,726,799   100.0%   $3,571,608   100.0%  $2,587,222    100.0%
Cost of laboratory services. . . . . . .     5,828,665     45.4%     3,816,114    43.7%    1,675,281    46.9%   1,186,084     45.9%
                                           -----------    -----     ----------   -----    ----------   -----   ----------    -----
Gross profit . . . . . . . . . . . . . .     7,008,288     54.6%     4,910,685    56.3%    1,896,327    53.1%   1,401,138     54.1%
                                           -----------    -----     ----------   -----    ----------   -----   ----------    -----
Operating expenses:
  Selling. . . . . . . . . . . . . . . .       654,284      5.0%       601,945     6.9%      196,414     5.5%     132,129      5.1%
  General and administrative . . . . . .     3,230,117     25.2%     2,442,602    28.0%      853,028    23.9%     695,616     26.9%
  Depreciation and amortization. . . . .       690,268      5.4%       504,123     5.8%      192,344     5.4%     140,849      5.4%
  Asset impairment . . . . . . . . . . .            --      -- %       124,531     1.4%           --     0.0%          --      0.0%
                                           -----------    -----     ----------   -----    ----------   -----   ----------    -----
Total operating expenses . . . . . . . .     4,574,669     35.6%     3,673,201    42.1%    1,241,786    34.8%     968,594     37.4%
                                           -----------    -----     ----------   -----    ----------   -----   ----------    -----
                                             2,433,619     19.0%     1,237,484    14.2%      654,541    18.3%     432,544     16.7%
Other income (expense) . . . . . . . . .      (151,252)     1.2%       (21,808)     .3%       30,956      .9%     (24,920)     1.0%
                                           -----------    -----     ----------   -----    ----------   -----   ----------    -----
Income from continuing
  operations before income taxes . . . .     2,282,367     17.8%     1,215,676    13.9%      685,497    19.2%     407,624     15.7%
Income tax expense . . . . . . . . . . .       953,264      7.4%       527,171     6.0%      283,937     8.0%     173,621      6.7%
                                           -----------    -----     ----------   -----    ----------   -----   ----------    -----
Income from continuing operations. . . .     1,329,103     10.4%       688,505     7.9%      401,560    11.2%     234,003      9.0%
Discontinued Operations:
  Loss from operations of discontinued
    clinical business, net of tax
    benefit. . . . . . . . . . . . . . .            --      -- %      (500,636)    5.7%           --     -- %          --      -- %
  Loss on disposal of clinical
    business, net of tax benefit . . . .            --      -- %      (773,580)    8.9%           --     -- %          --      -- %
                                           -----------    -----     ----------   -----    ----------   -----   ----------    -----
Net income (loss). . . . . . . . . . . .   $ 1,329,103     10.4%    $ (585,711)    6.7%   $  401,560    11.2%  $  234,003      9.0%
                                           -----------    -----     ----------   -----    ----------   -----   ----------    -----
                                           -----------    -----     ----------   -----    ----------   -----   ----------    -----
Basic earnings per common share:
  Weighted average number of common
    stock shares outstanding . . . . . .     3,693,146               3,309,594             4,925,485            3,313,405
                                                                                          ----------           ----------
                                                                                          ----------           ----------

                                                   FOR THE YEAR ENDED DECEMBER 31,           FOR THE THREE MONTHS ENDED MARCH 31,
                                           --------------------------------------------   -----------------------------------------
                                                     1997                   1996                  1998                 1997
                                           ---------------------    -------------------   -------------------  --------------------
                                              AMOUNT     PERCENT      AMOUNT    PERCENT     AMOUNT    PERCENT    AMOUNT     PERCENT
                                           -----------   -------    ----------  -------   ----------  -------  ----------   -------
    Continuing operations. . . . . . . .           .36                     .21            $      .08           $      .07
    Discontinued operation . . . . . . .            --                    (.39)                   --                   --
                                           -----------              ----------            ----------           ----------
        Total. . . . . . . . . . . . . .   $       .36              $     (.18)           $      .08           $      .07
                                           -----------              ----------            ----------           ----------
                                           -----------              ----------            ----------           ----------
Diluted earnings per common share:
    Weighted average number of common
         stock and common stock
         equivalents outstanding . . . .     4,325,618               3,954,787             5,288,380            3,891,723
                                           -----------              ----------            ----------           ----------
                                           -----------              ----------            ----------           ----------
    Continuing operations. . . . . . . .           .31                     .17            $      .08           $      .06
    Discontinued operation . . . . . . .            --                    (.32)                   --                   --
                                           -----------              ----------            ----------           ----------
        Total. . . . . . . . . . . . . .   $       .31              $     (.15)           $      .08           $      .06
                                           -----------              ----------            ----------           ----------
                                           -----------              ----------            ----------           ----------

     During each of the fiscal years ended December 31, 1997 and 1996, and the three months ended March 31, 1998, LSI experienced a 2.0 percent, 4.7 percent and 4.0 percent decrease in the price per specimen, respectively, compared to the preceding fiscal year or the same period in the preceding year, principally due to increased price competition amongst providers of drug testing services, price per specimen being an important factor in obtaining and maintaining customers. Management of LSI closely monitors its price per specimen, the prices of its competitors and the costs of processing specimens to remain competitive, as well as profitable. There can be no assurance that the price decline per specimen will not further decline during 1998 and thereafter. In the event price stabilization has not occurred, LSI will, as it has in the past, take appropriate measures to downsize its drug testing personnel and possibly further automate the testing processes and employ additional technology to continue profitability from operations, although there can be no assurance that such measures will assure profitability in the event of substantial price reductions within the short term. During each of the fiscal years ended December 31, 1997 and 1996, and the three months ended March 31, 1998, the number of specimens analyzed increased 51.6 percent, 34.5 percent and 44.2 percent, respectively, compared to the preceding fiscal year ended or the same period in the preceding year.

     In connection with NPLI Acquisition, the Company acquired the clinical testing and analysis operation conducted by NPLI. After several attempts to sell the clinical testing analysis operation of NPLI, the Company discontinued the clinical testing and analysis operation in the fourth quarter of 1996. This resulted in a loss from the discontinued operation of $500,636 (after giving effect to the associated tax benefit of $257,904) and a loss on disposal of the clinical business of $773,580 (after giving effect to the associated tax benefit of $489,420), which resulted in a loss of $.39 per weighted average number of common shares used to compute basic earnings per share for the fiscal year ended December 31, 1996. Before such discontinued operation, the Company's income from continuing operations for the fiscal year ended December 31, 1996 was $688,505 or $.21 per weighted average number of common shares used to compute basic earnings per share. See "Business--Background--NPLI Acquisition."

     Through its acquisition strategy, management of the Company anticipates, although there can be no assurance, that the consolidation and assimilation of the operations associated with the additional companies acquired, if any, will result in increased testing volume with minimal indirect additional specimen processing cost, resulting in increased profitability and cash flows. See "Business--Growth Strategy." In the event the Company fails to make acquisitions which contribute to the profitability, the Company may be required to reduce general and administrative expenses.

     COMPARISON OF THREE-MONTH PERIODS ENDED MARCH 31, 1998 AND 1997

     Revenues increased to $3,571,608 in the three months ended March 31, 1998 (the "1998 Interim Period"), from $2,587,222 in the three months ended March 31, 1997 (the "1997 Interim Period"), an increase of 38.0 percent. The increase in revenues was due to a 44.2 percent increase in the number of specimens analyzed during the 1998 Interim Period as compared to the 1997 Interim Period, although partially offset by a decrease of 4.0 percent in the average price per specimen. The increase in number of specimens analyzed was attributable to the purchase of customer lists and other assets of Pathology Laboratories, Ltd. (the "PLL Asset Purchase") and Accu-Path Medical Laboratory, Inc. (the "Accu-Path Asset Purchase") as well as LSI's normal sales and marketing efforts. The decrease in the average price per specimen was principally due to increased price competition among providers of drug testing services, price per specimen being an important factor in obtaining and maintaining clients.

     Cost of revenues increased $489,197 from $1,186,084 in the 1997 Interim Period to $1,675,281 in 1998 Interim Period, an increase of 41.2 percent. Gross profit on revenues decreased as a percentage of revenues from 54.1 percent in the 1997 Interim Period to 53.1 percent in 1998 Interim Period. The decrease was primarily due to the decrease in the price per specimen. In addition, a key laboratory position was added in early 1998 resulting in increased salaries.

     Operating expenses increased from $968,594 in the 1997 Interim Period to $1,241,786 in the 1998 Interim Period, an increase of 28.2 percent, and decreased as a percentage of revenues from 37.4 percent to 34.8 percent. The increase in operating expenses for the Interim Period was attributable to increases in selling expenses of $64,285, general and administrative expenses of $157,412 and depreciation and amortization of $51,495. The increase in general and administrative expenses was principally a result of (i) an increase in executive officer compensation, (ii) the addition of several key positions at LSI and (iii) the addition of certain overhead costs associated with the PLL Asset Purchase and Accu-Path Asset Purchase. The increase in selling expenses was due to several additions to the sales force during 1997, to assist in maintaining forensic clients acquired in the PLL Asset Purchase and Accu-Path Asset Purchase as well as generate additional business in other areas of the country. Depreciation increased due to the renovation of the new laboratory and purchase of additional equipment at LSI, while amortization increased due to the PLL Asset Purchase and Accu-Path Asset Purchase and the amortization of the acquired customer lists.

     Income from operations increased from $432,544 in the 1997 Interim Period to $654,541 in the 1998 Interim Period, a 51.3 percent increase and increased from 16.7 percent of revenues in the 1997 Interim Period to 18.3 percent of revenues in the 1998 Interim Period.

     Interest expense increased from $36,876 in the 1997 Interim Period to $46,144 in 1998 Interim Period, a 25.1 percent increase. The increase in interest expense is a result of a capital lease agreement for certain laboratory equipment entered into late in the first quarter of 1996 and the bank loans associated with the PLL Asset Purchase and the purchase and renovation of the new laboratory building. Interest income increased from $11,653 in the 1997 Interim Period to $37,167 in the 1998 Interim Period. Other income increased from $303 in the 1997 Interim Period to $39,933 in the 1998 Interim Period. Net income, after provision for income taxes, increased from $234,003 in the 1997 Interim Period to $401,560 in the 1998 Interim Period, a 71.6 percent increase.

     COMPARISON OF FISCAL 1997 AND 1996

     Revenues increased $4,110,154 to $12,836,953 in 1997 from $8,726,799 in
1996, an increase of 47.1 percent.  The increase in revenues was due to a
51.6 percent increase in the number of specimens analyzed during 1997 as compared to 1996, although partially offset by a decrease of two percent in the average price per specimen. The increase in number of specimens analyzed was attributable to the PLL Asset Purchase and Accu-Path Asset Purchase as well as the obtaining of additional accounts through LSI's normal sales and marketing efforts. The decrease in the average price per specimen was principally due to increased price competition among providers of drug testing services, price per specimen being the most important factor in obtaining and maintaining clients. There can be no assurance that the price per specimen will not further decline in 1998 which will directly impact profitability. See "Business--Competition." Cost of laboratory services increased $2,012,551 from $3,816,114 in 1996 to $5,828,665 in 1997, an increase of 52.7 percent. This increase was primarily due to the increased volume of specimen testing and increased as a percentage of revenues by 1.7 percent. Gross profit on revenues decreased as a percentage of revenues from
56.3 percent in 1996 to 54.6 percent in 1997.

     Operating expenses increased $901,468 from $3,673,201 in 1996 to $4,574,669 in 1997, an increase of 24.5 percent, but decreased as a percentage of revenues from 42.1 percent to 35.6 percent. The increase in operating expenses was attributable to the increase in general and administrative expenses of $787,515, selling expense of $52,339, and depreciation and amortization of $186,145. The Company did not recognize an asset impairment in 1997, while during 1996 the Company recognized an asset impairment of $124,531, which was attributable primarily to the write-down, to the estimated fair market value, of LSI's former laboratory facilities which are held for sale as of the date of this Report. The increase in general and administrative expenses was principally due to the increase in executive officer compensation of LSAI and bonuses for certain key employees of LSI and increased overhead as a result of the PLL Asset Purchase and the Accu-Path Asset Purchase. The increase in selling expenses was due to the addition of two sales representatives and increased personnel to assist in maintaining forensic drug testing customers obtained in connection with the PLL Asset Purchase and the Accu-Path Asset Purchase. Depreciation increased due to the acquisition of new laboratory equipment in 1997 and the acquisition and renovation of LSI laboratory and office facilities, and amortization increased due to the amortization of the customer list and goodwill acquired in connection with the PLL Asset Purchase and the Accu-Path Asset Purchase.

     Interest expense increased $163,248 from $67,185 in 1996 to $230,433 in 1997, a 243 percent increase. The increase in interest expense was the result of the effect of a full year of a capital lease agreement, entered into in February 1996, for certain laboratory equipment and the increase in long-term debt associated with the acquisition and renovation of LSI's current laboratory and office facilities, and the PLL Acquisition. Interest income increased from $41,208 in 1996 to $78,035 in 1997, a 89.4 percent increase. The increase resulted from an increase in cash equivalents held for investment attributable to cash flows from operations and the net proceeds from the issuance of Common Stock in connection with the Warrant Redemption Offering. See "Business--Background--Warrant Redemption Offering." Other income decreased from $4,169 in 1996 to $1,146 during 1997. Income from continuing operations, after provision for income taxes, increased $640,598 from $688,505 in 1996 to $1,329,103 in 1997, a 93 percent increase. Income per share of common stock from continuing operations on a basic basis was $.36 ($.31 per share on a diluted basis) in 1997, compared to net income per share of common stock on a basic basis of $.21 ($.17 per share on a diluted basis) in 1996.

     COMPARISON OF FISCAL 1996 AND 1995

     Revenues increased to $8,726,799 in 1996 from $6,925,716 in 1995, an increase of 26 percent. The increase in revenues was due to a 34.5 percent increase in the number of specimens analyzed during 1996 as compared to 1995, although partially offset by a decrease of 4.7 percent in the average price per specimen. The increase in number of specimens analyzed was attributable to the NPLI Acquisition as well as the obtaining of additional accounts through LSI's normal sales and marketing efforts. The decrease in the average price per specimen was principally due to increased price competition among providers of drug testing services, price per specimen being the most important factor in obtaining and maintaining clients. Cost of laboratory services increased $569,644 from $3,246,470 in 1995 to $3,816,114 in 1996.
This increase was primarily due to the increased volume of specimen testing and decreased as a percentage of revenues by 3.2 percent. Gross profit on revenues increased as a percentage of revenues from 53.1 percent in 1995 to
56.3 percent in 1996.

     Operating expenses increased from $2,951,415 in 1995 to $3,673,201 in 1996, an increase of 24.5 percent, but decreased as a percentage of revenues from 42.6 percent to 42.1 percent. The increase in operating expenses was attributable to the increase in general and administrative expenses of $285,192, selling expense of $40,475, depreciation and amortization of $271,588, and the recognition of asset impairment of $124,531. The increase in general and administrative expenses was principally due to the increase in executive officer compensation of LSAI and accrued bonuses for certain key employees of LSI. The increase in selling expenses was due to the addition of one sales representative and increased personnel to assist in maintaining forensic drug testing clients and customers obtained in connection with the NPLI Acquisition, although partially offset by a reduction in commission expenses. Depreciation increased due to the acquisition of new laboratory equipment in February 1996, and amortization increased due to the amortization of the customer list and goodwill acquired in connection with the NPLI Acquisition. Asset impairment was attributable principally to the write-down, to the estimated fair market value, of LSI's current laboratory facilities which are held for sale as of the date of this Report.

     Interest expense increased from $29,651 in 1995 to $67,185 in 1996, a
126.6 percent increase. The increase in interest expense was the result of a capital lease agreement for certain laboratory equipment. Interest income decreased from $126,939 in 1995 to $41,208 in 1996, a 67.5 percent decrease. The decrease resulted from a reduction of cash equivalents held for investment due to the NPLI Acquisition and other acquisition activities. Other income decreased from $323,846 in 1995 to $4,169 in 1996. The decrease in other income was primarily due to the receipt during 1995 of a non-reoccurring settlement of a lawsuit in which LSI was the plaintiff. Income from continuing operations, after provision for income taxes, increased from $674,560 in 1995 to $688,505 in 1996, a 2.1 percent increase. Income per share of common stock from continuing operations on a basic basis was $.21 ($.17 per share on a diluted basis) in 1996, compared to net income per share of common stock on a basic basis of $.20 ($.17 per share on a diluted basis) in 1995.

     During the fourth quarter of 1996, the clinical testing and analysis operation conducted by NPLI was discontinued, which resulted in a loss from discontinued operation of $500,636 (after giving effect to the associated tax benefit of $257,904) and a loss on disposal of the clinical business of $773,580 (after giving effect to the associated tax benefit of $489,420), which resulted in a net loss from continued and discontinued operations of $585,711. Net loss from continued and discontinued operations per share of common stock on a basic basis was $.18 and $.15 per share of common stock on a diluted basis.

     PRO FORMA EFFECT OF STOCK-BASED COMPENSATION

      The Company has historically used options to retain and compensate its officers, directors, employees and others. During 1997, 1996 and 1995, the Company granted 590,000 stock options for the purchase of the Common Stock of LSAI to certain officers, directors, employees and others. In accordance with Accounting Principles Board Opinion No. 25, the compensation cost of such stock options is not recognized in the consolidated financial statements of the Company. The outstanding stock options granted in 1997 had an estimated fair value at the date of grant of the options of $473,958, utilizing the methodology prescribed under SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION. After giving effect to the estimated fair value of such options, the Company had net pro forma income of $1,053,706 ($.29 per common share on a basic basis and $.24 per common share on a diluted basis) for the year ended December 31, 1997, and had net pro forma loss of $673,516 ($.20 per common share on a basic basis and $.17 per common share on a diluted basis) for the year ended December 31, 1996.

     YEAR 2000 COMPUTER SYSTEM COMPLIANCE

     The Company has numerous computer systems which were developed employing two digit year date format rather than four digit date format. Where date logic requires the year 2000 or beyond, such data structures may produce inaccurate results. Management has implemented a program to comply with year 2000 requirements on a system-by-system basis. The program includes extensive systems testing and is expected to be completed in 1998, at which time the Company's computer systems will be year 2000 compliant. Each of the systems has a solution that is potentially unique and often dependent on third-party software and developers. A failure of the Company to ensure that its computer systems are year 2000 compliant could have a material adverse effect on the Company's operations.

     ACCOUNTING STANDARDS ISSUED BUT NOT YET ADOPTED


     In June 1997, FASB issued SFAS No. 130, "Reporting Comprehensive
Income," which requires the reporting of all items of income that are recognized under accounting standards as components of comprehensive income, consisting of both net income and those items that bypass the income statement and are reported in the balance within a separate component of stockholders' equity, be reported in a financial statement and displayed with the same prominence as other financial statements. This statement is effective for financial statements of the Company for the year ending
December 31, 1998. Management of the Company believes that adoption of SFAS No. 130 will not have a material effect on the Company's financial statements.

     Furthermore, in June 1997, FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which modifies segment reporting requirements and establishes certain criteria for reporting disclosures concerning a company's products and services, geographic areas and major customers in annual and interim financial statements. This statement is effective for financial statements of the Company for the year ending December 31, 1998. Management of the Company believes that adoption of SFAS No. 131 will not have a material effect on the Company's financial statements, other than possibly the disclosure related to the Company's services, geographic service area and major customers.

     QUARTERLY RESULTS OF OPERATIONS

     LSI's operations are affected by seasonal trends to which drug testing laboratories are generally subject. In LSI's experience, testing volume tends to be higher in the second calendar quarter and lower in the winter holiday season and the beginning of the first calendar quarter primarily due to hiring patterns which affect pre-employment drug testing. Because the general and administrative expenses associated with maintaining and adding to LSI's testing work force are relatively fixed over the short term, LSI's margins tend to increase in periods of higher testing volume and decrease in periods of lower testing volume. These effects are not always apparent because of the impact and timing of the startup of new businesses and other factors such as the timing and amount of price increases or decreases and additional acquisitions. Nevertheless, LSI's results of operations for a particular quarter may not be indicative of the results to be expected during other quarters.

     INCOME TAXES

     The provisions for income taxes from continuing operations on pretax income were based on the effective combined federal and state graduated corporate income tax rates of approximately 42 percent in 1997 and 43 percent for 1996, and were $953,264 and $527,171 for the years ended December 31, 1997 and 1996, respectively.

LIQUIDITY AND CAPITAL RESOURCES

          Net cash provided by operating activities totaled $762,426 in the three months ended March 31, 1998, and $392,623 in the three months ended March 31, 1997. As of March 31, 1998, LSAI had working capital of $3,603,129, compared to working capital of $3,305,983, at December 31, 1997. In the event the Company's revenues increase as anticipated by management of the Company, the Company's working capital requirements will also increase and such requirements may exceed the net cash provided by operating activities and require that cash be used in operating activities from sources other than operations, including the available cash and cash equivalents (which were $3,120,960 at March 31, 1998) and borrowings. The increase in cash used in operations will principally be due to the timing differential between Company's payment for materials and services to its suppliers and employee work force, and the time at which the Company receives payment from its customers.

     On June 4, 1998, LSAI completed the offering of 555,222 shares of Common Stock for estimated net proceeds of $2,285,600 pursuant to the 1998 Private Offering. On July 1, 1998 the Company completed the TLI Asset Purchase. The $2.4 million purchase price was paid from the proceeds of the 1998 Private Offering. See "The Company--Background--1998 Private Offering and "--TLI Asset Purchase."

FUTURE OPERATIONS AND LIQUIDITY

     In February 1996, LSI entered into a capital lease obligation of approximately $650,000 with a vendor for the purchase equipment and certain lab supplies at a fixed price per drug screen performed. The minimum monthly amount payable under the agreement is approximately $59,750, with approximately $13,000 per month allocated to the principal and interest of the capital lease obligation, and the remaining cost being allocated to the cost of laboratory supplies. The agreement resulted in LSI recording approximately $650,000 in additional equipment, with an equal amount of capital lease obligation recorded as a long-term debt obligation payable over five years. As of March 31, 1998, the outstanding capital lease obligation was $411,545.

     On January 9, 1997, LSI entered in to a loan agreement with Hibernia National Bank (the "Bank") which established a credit facility comprised of a five-year term loan of up to $1,700,000 and a one-year revolving loan of $250,000 to be used for the PLL Asset Purchase. As of March 31, 1998, the outstanding principal amount of the five-year term loan was $1,303,333. Advances on the revolving loan are based upon LSI maintaining certain ratios and compliance with the covenants of the loan agreement and LSI's liquid assets including its accounts receivable. The outstanding principal amount of the revolving loan bears interest at the Citibank, N.A. rate (which was nine percent at March 31, 1998) and the term loan bears interest at such rate plus one-half percent. The loan is secured by the accounts receivable, intangible assets, and by a mortgage on the building owned by LSI, and is guaranteed by LSAI. The loan agreement contains various covenants, including certain financial ratios, all of which the Company was in full compliance with as of March 31, 1998.

     On July 2, 1997, LSI entered into a loan agreement with the bank for a term loan in the principal amount of $720,000, to refinance the building in which LSI's laboratory and offices are relocated. This loan is payable in 36 monthly installments of approximately $9,800, followed by 23 monthly installments of approximately $6,000, with a final payment becoming due on July 2, 2002, of approximately $484,700. The outstanding principal balance of this loan bears interest at a rate of 8.65 percent per annum. As of March 31, 1998, the outstanding principal balance amount of such loan was approximately $682,650.

     On December 1, 1997, the Company completed the Accu-Path Asset Purchase pursuant to an Asset Purchase Agreement. Pursuant to the Asset Purchase Agreement, the Company agreed to pay 180 percent of the forensic testing revenues during the period from June through November, 1998 as follows: (i) $100,000 paid at closing, (ii) an amount equal to 50 percent of the forensic testing revenues for each of the first three quarters, to be paid 30 days following the end of each quarter, and (iii) the balance to be paid in four quarterly installments with the first payment due March 1, 1999. The estimated gross revenues attributable to this customer base was approximately $400,000. As of March 31, 1998, no installment payments have been made related to the Accu-Path Asset Purchase.

     On May 1, 1998, the Company acquired from HLI, certain intangible assets pursuant to an Asset Purchase Agreement dated April 13, 1998 (the "HLI Asset Purchase"). Pursuant to the HLI Asset Purchase the Company (i) paid $500,000 at closing, (ii) assumed the obligations of HLI under a certain capital lease, dated November 11, 1997, which requires 60 monthly base payments of $6,137, and (iii) is required to make a final payment, on or before, June 1, 1999, in an amount equal to 100 percent of the gross revenues directly attributable to each customer comprising the customer base of HLI for the year ended April 30, 1999, exceeding $533,000. The estimated gross revenues attributable to the customer base, for the year ended December 31, 1997, was approximately $1,300,000. As of March 31, 1998, no installment payments had been made related to the HLI Asset Purchase.

     Through its acquisition strategy, management of the Company intends to continue its growth through the acquisition of drug testing companies and the assets of such companies, and assimilation of the acquired drug testing operations and assets with and into LSI, to obtain increased testing volume with minimal additional specimen processing cost, resulting in increased profitability and cash flows. See "Business--Growth Strategy." Although the Company will not consummate an acquisition unless, at the time of the acquisition, it is anticipated that such acquisition will contribute to the profitability and provide positive cash flows from operations following consolidation and assimilation of the operations of the acquired company with those of the Company, there can be no assurance of such profitability and positive cash flows. In the event the Company fails to make acquisitions which contribute to the profitability of the Company and provide positive cash flows to the Company, LSI and LSAI may be required to reduce general and administrative expenses, possibly including consolidation of Company operations into the offices of LSI and reduction of management compensation, and may be required to utilize borrowings to fund negative cash flows from operations until such reductions of general and administrative expenses are achieved.

     As of the date of this Prospectus, other than as described above, the Company does not have any significant future capital commitments. The Company anticipates that existing cash and cash equivalent balances, short-term investments and funds to be generated from future operations will be sufficient to fund operations and budgeted capital expenditures of the Company through 1998.

     FUTURE ASSESSMENT OF RECOVERABILITY AND IMPAIRMENT OF GOODWILL AND CUSTOMER LIST. In connection with its various acquisitions (see "The Company--Background"), the Company recorded goodwill and customer lists, which are being amortized on a straight-line basis over periods of 15 to 40 years (the estimated period that the Company will be benefitted by such assets), respectively. At March 31, 1998, the unamortized portion of the goodwill and the customer lists was $2,291,956 and $4,296,908, respectively. The carrying value and recoverability of unamortized goodwill and customer lists will be periodically reviewed by management of the Company. If the facts and circumstances suggest that the goodwill or customer list may be impaired, the carrying value of goodwill or customer list will be adjusted which will result in an immediate charge against income during the period of the adjustment and/or the length of the remaining amortization period may be shortened, which will result in an increase in the amount of goodwill or customer list amortization during the period of adjustment and each period thereafter until fully amortized. Once adjusted, there can be no assurance that there will not be further adjustments for impairment and recoverability in future periods. Of the various factors to be considered by management of the Company in determining goodwill or customer list impairment, the most significant will be (i) losses from operations, (ii) loss of customers, (iii) developments within the drug testing industry, including the Company's inability to maintain its market share, development of drug testing technologies, imposition of additional regulatory and certification requirements, and (iv) loss or suspension for an extended period of laboratory certification, especially by SAMHSA. See

"Business--Certification and Government Regulation." In the event management of the Company determines that goodwill or the customer lists have become impaired, the adjustment for impairment and recoverability will most likely occur during a period of operations in which the Company has sustained losses or has only marginal profitability from operations, and the impairment or increased amortization amount will either increase such losses from operations or further reduce profitability.

                                    BUSINESS

     The Company, through LSI, its wholly-owned subsidiary, owns and operates a laboratory providing drug testing services to corporate and institutional customers seeking to detect and deter the use of illegal drugs. LSI's laboratory is certified by the Substance Abuse and Mental Health Services Administration ("SAMHSA"), a federal agency and regulatory successor to the National Institute on Drug Abuse ("NIDA"), to conduct drug testing using procedures required for legal defensibility ("forensic") of test results. These procedures provide reliable and accurate test results and a secure chain-of-custody for each specimen from its collection to the reporting of the test results. LSI tests for a number of drugs of abuse, including cocaine, methamphetamine, heroin, PCP, marijuana and alcohol, primarily by urinalysis. In addition to forensic drug testing, LSI offers a range of services which are customized to assist customers in implementing cost-effective drug testing programs. LSI's high volume customers have enabled it to develop cost-efficient means of delivering its services while maintaining forensic testing standards.

INDUSTRY BACKGROUND

     The Office of National Drug Control Policy estimates that Americans spend more than $40 billion a year on illegal drugs. A NIDA 1990 National Survey concluded that 12.9 million Americans had used illegal drugs in the one-month period prior to the survey, including an estimated 10.2 million who had used marijuana and 1.6 million who had used cocaine. This study also estimated that 1.6 million Americans had used heroin in their lifetime. In addition, law enforcement data indicate that drugs are involved in a majority of the nation's violent crimes and that more than 60 percent of arrestees in 1990 had illegal drugs in their bodies. Government data indicate that drug abuse costs American business $100 billion annually in lost productivity, increased accidents, absenteeism, medical claims and employee theft.

     In the 1970s, drug testing was limited largely to criminal justice agencies and drug treatment programs. In the 1980s, however, increased awareness of the drug abuse problem and its consequences led to increased drug testing in the workplace. This, in turn, led to litigation which has settled many of the formerly open legal and constitutional questions on drug testing. These court decisions, generally favoring properly implemented drug testing programs, have reinforced the acceptance of drug testing in the workplace. In 1986, President Reagan signed an Executive Order which mandated drug testing for many key federal employees, and there are now comprehensive federal regulations for drug testing by many agencies. In the private sector, the number of the nations 200 largest corporations screening applicants and employees for drug use rose from three percent to 98 percent from 1983 to 1991, according to the Institute for a Drug Free Workplace. Furthermore, the Department of Transportation adopted additional regulations, which became effective in 1995, that substantially expanded the former regulations which mandated random drug testing of workers, especially in such safety-sensitive jobs such as trucking, aviation, transportation, railroads and pipelines. Under these recently adopted regulations, 50 percent of transportation workers (mass-transit workers, interstate truckers and bus drivers) are required to be tested annually. It is expected that under these additional regulations, 7.5 million workers are required to undergo drug testing each year, up from 3.5 million in years prior to 1995. Based upon industry studies, the Company believes the market for legally defensible ("forensic") drug testing services was more than $500 million in 1992, and as a result of expanded mandatory drug testing regulations adopted by the Department of Transportation, it is estimated that the drug testing market will exceed $625 million in 1997.


     Historically, the drug testing market has been served by national clinical laboratory chains, independent national drug testing laboratories and numerous regional and local laboratories such as LSI. Thousands of general clinical laboratories nationwide can conduct non-forensic drug testing. Over the past 10 years, however, many corporations and government agencies have begun to require drug testing laboratories to be certified to conduct forensic drug tests and to offer testing services on a cost-effective basis. In addition, many of the largest of these organizations, particularly those in the public sector, utilize a competitive bidding procedure to select their drug testing laboratories. The bidding process for these competitive contracts is increasingly limited to SAMHSA certified drug testing laboratories, such as LSI's laboratory, which can demonstrate the ability to meet the service and volume levels specified by the customers. As of June 1, 1998, there were approximately 74 laboratories certified by SAMHSA.

GROWTH STRATEGY

     The Company's strategy is to become a leading drug testing laboratory providing legally defensible ("forensic") test results through the acquisition of additional companies that perform and provide drug testing services and expansion of its current client base and services. There are no assurances that the Company will be able to achieve its expansion strategy or that its expanded operations will be successful. The Company's strategy includes the following key elements:

     ACQUISITIONS. The Company has and intends to continue the expansion of its client base and drug testing services through the acquisition of companies and the assets of companies providing drug testing services compatible with and comparable to those provided by LSI. Since November 1994, the Company has completed six acquisitions. See "The Company--Background." In connection with NPLI Acquisition, the Company acquired, in addition to the drug testing operations, the clinical testing and analysis operation conducted by NPLI. After several attempts to sell the clinical testing and analysis operation of NPLI, the Company discontinued the clinical testing and analysis operation in the fourth quarter of 1996. This resulted in a net loss from discontinued operation of $500,636 and a net loss on disposal of the clinical business of $773,580. See "Management's Discussion and Analysis Financial Condition and Results of Operations--Results of Operations."

     The principal objective of the Company's acquisition strategy is to acquire companies that, through the consolidation and assimilation of the operations of drug testing companies acquired with and into the operations of LSI, will result in increased testing volume with minimal additional specimen processing cost, resulting in increased profitability and cash flows. Although the Company will not consummate an acquisition unless, at the time of the acquisition, it is anticipated that such acquisition will contribute to the profitability and provide positive cash flows from operations following consolidation and assimilation of the operations of the acquired company with those of LSI, there can be no assurance of such increased profitability and positive cash flows, as well as operations other than forensic drug testing may be acquired, which may be discontinued or disposed of at a loss. In the event the Company fails to make acquisitions which contribute to the profitability of the Company and provide positive cash flows to the Company, the Company may be required to reduce general and administrative expenses, possibly including consolidation of Company operations into the offices of LSI and reduction of management compensation, and may be required to utilize borrowings to fund negative cash flows from operations until such reductions of general and administrative expenses are achieved. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Future Operations and Liquidity."

     In selecting companies for acquisition, the various criteria that will be considered include (i) the ability to consolidate and assimilate the operations of the acquisition target with and into those of LSI with the objective of achieving the anticipated increase in profitability and cash flows from operations, (ii) the ability on a post-acquisition basis to maintain the acquisition target's client base and market share, (iii) the ability to preserve the essential marketing personnel of the acquisition target, (iv) the terms of the acquisition, such as the cash requirements and willingness of the target's owners to accept equity securities of LSAI, (v) the revenue base of the acquisition target, and (vi) the legal and accounting costs of the acquisition.

     Such acquisitions will be completed through the issuance of Common Stock or Preferred Stock of LSAI, cash acquisitions utilizing available cash and cash equivalents, borrowings or other sources of equity capital. The non-specific nature of the acquisitions makes an estimation of amount to be allocated to acquisitions from these sources impossible to estimate or determine at the date of this Prospectus. LSAI's growth strategy will require expanded customer services and support, increased personnel, expanded operational and financial systems and implementation of control procedures. There can be no assurance that LSAI will be able to manage expanded operations effectively and efficiently. LSAI's acquisitions may involve a number of risks including the diversion of management's attention to the assimilation of the acquired company, adverse short-term effects on the Company's results of operations, the amortization of acquired intangible assets, and the possibility that the acquired company will not contribute to the Company's profitability and cash flows as expected, and the acquisition may include business operations, other than forensic drug testing, the may be discontinued or disposed of at a loss.

     LSAI's shareholders will, in all likelihood, not be afforded the opportunity to approve the terms of any such acquisitions because the Board of Directors will, in most cases, have the authority to consummate acquisitions without shareholder approval. Shareholders will also not have an opportunity, prior to consummation of an acquisition, to review the financial statements of an acquisition candidate, except where shareholder approval is required.

     EXPANDING ITS CLIENT BASE. LSI intends to continue to compete aggressively for clients, with a greater emphasis on potential clients currently served by competitors. In this effort, LSI intends to focus in particular on the institutional and private employers, where LSI believes demand for drug testing services is the greatest and the average price per specimen historically has been higher. LSI also is targeting numerous moderate volume clients which have yet to implement drug testing programs.

     EMPHASIZING CLIENT SERVICE. SAMHSA certification requirements have established a quality baseline for forensic drug testing. As a result, it has become increasingly difficult for laboratories to differentiate their drug testing services on the basis of quality. LSI has chosen to differentiate itself by providing drug testing services, customized to address each client's needs including assisting clients with the development of drug testing programs, training client personnel, managing specimen collection, arranging for transportation of specimens to LSI's laboratory, identifying trends in local and national drug use, interpreting test results and providing expert testimony concerning challenged test results. Unlike most of LSI's competitors, LSI specializes in drug testing, and, through specialization, LSI believes that its customer services equal or exceed those provided by its competitors.

     IMPROVING OPERATING EFFICIENCIES. LSI believes that price continues to be an important factor in obtaining new clients and maintaining current clients. LSI intends to continue focusing on being a low-cost provider by improving the efficiency of both its laboratory operations and customer services. Achievement of improved efficiency is primarily a function of increased specimen testing volume. Increased specimen testing volume reduces the cost per specimen tested because of the somewhat fixed nature of general and administrative costs and permits LSI to obtain volume purchase price concessions from its vendors which also lower the direct cost per specimen tested. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations."

DRUG TESTING OPERATIONS

     The essential elements of legally defensible (forensic) drug testing are a secure chain-of-custody for each specimen from its collection to the reporting of test results, and accurate and reliable testing in which a second independent test is performed to confirm each positive test result. LSI carefully controls each step of the testing process by following detailed written procedures and by using the specific forensic testing methods required for legal defensibility of results. LSI tests for drugs of abuse, including cocaine, methamphetamine, heroin, PCP, marijuana and alcohol, primarily by urinalysis. LSI performs all testing at its laboratory in Gretna, Louisiana which operates 24 hours per day, six days per week. The steps in LSI's forensic drug testing process include those discussed below.

     COLLECTION AND TRANSPORTATION. Forensic drug testing begins with specimen collection conducted under carefully controlled conditions. Once a donor has provided a specimen which consists of two specimen bottles, each specimen is assigned a unique specimen identification number. A bar-coded or numbered label with this specimen identification number is affixed to each specimen bottle as a tamper-proof seal. The donor is then required to sign a statement on a chain-of-custody form which is bar-coded or numbered to match the specimen bottles. The donor certifies that the urine in the bottles belongs to the donor, that the bottles were sealed and labeled in the donor's presence and that the identification number on the bottles matches the number on the form. The collector also signs the form to certify the integrity of the collection process and then prepares the specimen for shipment to LSI's laboratory, together with a signed chain-of-custody form, which are delivered to LSI by overnight or same day courier or by U.S. mail.

     RECEIVING AND ACCESSIONING. LSI receives specimens in its restricted accessioning rooms, where they are inspected for tampering and checked for proper chain-of-custody documentation. The unique specimen identification number is entered into the laboratory computer which automatically orders the proper screening and confirmation testing and directs the reporting of test results. A small portion, or aliquot, of the specimen is then poured from one of the specimen bottles and prepared for screening. The specimen bottle is resealed with a tamper-proof seal and placed in locked cold storage for approximately 12 months.

     SCREENING. Each specimen submitted to LSI is screened for the presence of the drugs specified by the client. During 1996, LSI performed more than 5,700,000 screening tests on more than 68,000 specimens per month to determine the presence of drugs. In conducting these tests, LSI employs several different screening methods using automated analyzers and procedures which provide rapid, reliable screening of large numbers of specimens.

     CONFIRMATION TESTING. Specimens that screen negative are reported to the client without further testing. Specimens that screen positive are confirmed by testing a separate portion or aliquot using a different and independent technology from that used for initial screening. The confirmation technologies employed by LSI include those required by SAMHSA.

     QUALITY ASSURANCE AND CONTROL. LSI carefully monitors the accuracy and reliability of its test results by internal and external quality assurance and control programs. LSI's staff evaluates laboratory performance by inserting "open" and "blind" quality control samples into each batch of client specimens during both screening and confirmation testing. An "open" sample is a urine specimen sample containing known quantities of one or more drugs of which the testing operator may have been informed contains drugs, but is not made aware of the kind and quantity of drugs contained in the sample. A "blind" sample is a urine specimen sample containing unknown quantities and kinds of drugs and which is indistinguishable from other specimen samples contained within a testing batch of samples. All specimens in a testing batch are retested if the results obtained for these control samples are not within specified limits. In addition, LSI is subject to frequent proficiency testing by various certifying bodies which send their own open and blind samples to the laboratory.

     LSI's laboratory is certified by SAMHSA, the College of American Pathology ("CAP"), as well as eight states and local jurisdictions. Of the various certifications, SAMHSA certification is considered the most important by LSI. SAMHSA is a federal regulatory agency charged with the responsibility and authority to license laboratories performing forensic drug testing services for the Federal Government and its agencies and industries which are federally regulated, such as the Department of Transportation, Department of Defense, etc. SAMHSA certifies, inspects, and monitors laboratories that perform forensic drug testing services under numerous specific mandated guidelines, including (i) strict adherence to chain-of-custody procedures,
(ii) strict security of urine specimens from collection through testing,
(iii) qualifications of technicians and the procedures employed in testing and the supervision thereof, (iv) segregation of SAMHSA-related specimens from non-SAMHSA-related specimens, (v) proficiency testing standards, and
(vi) strict adherence to confidential reporting of test results.

     SAMHSA certification is essential to LSI's business because a major number of its clients are required to use certified laboratories, and many of its clients look to certification as an indication of reliability and accuracy of tests. In order to remain certified, LSI is subject to frequent inspections and proficiency tests. Failure to meet any of the numerous certification requirements, to which LSI is subject, could result in suspension or loss of certification. Such suspension or loss of certification could have a material adverse effect on LSI and LSAI. In such event, until the suspension is lifted or certification reobtained, LSI would be required to utilize the drug testing services of a SAMHSA certified competitor to process SAMHSA-related specimens, which would result in a substantial reduction in the number of specimens tested at LSI's laboratory and the price received per specimen received net of such competitor's cost to LSI of performing such testing services. In the event such suspension or loss of certification continued for a substantial period, LSI may be required to downsize its laboratory personnel and operations and, upon lifting of the suspension or reobtaining of SAMHSA certification, restaffing of the laboratory could occur over an extended period, and client base and market share may be required to be reestablished, all at substantial cost and expense to LSI.

     DATA REVIEW. Each test result, whether negative or positive, undergoes four independent levels of review before being reported. A result is first reviewed by the laboratory analyst conducting the test. Following the analyst's review, the screening or confirmation laboratory supervisor reviews the result. Next, a quality assurance and control technician reviews the result. Finally, the test result, including all chain-of-custody and testing documentation, is reviewed by a certifying scientist. It is only after all of these reviews have been successfully completed and all documentation is in order that the certifying scientist signs and releases a test result.

     REPORTING OF RESULTS. LSI transmits an increasing number of its test results electronically through a secured national communications network. This network immediately encrypts and transmits each test result from the laboratory computer to the client's personal computer or secure fax machine as soon as it has been released by the certifying scientist. Using this network, LSI routinely reports results for specimens that screen negative within 24 hours of receipt in the laboratory and within 48 hours for specimens that require confirmation. Other clients receive test results via overnight courier or U.S. mail.

CONTRACTUAL ARRANGEMENTS

     Most large drug testing clients, including the majority of public employers and criminal justice agencies, use a formal competitive bid process in which the potential client provides a detailed specification of the drug testing services it requires. While price is an important factor, in most cases these organizations are not required to accept the lowest bid, but rather may choose the winning bidder on the basis of technical superiority and client service. LSI has previously obtained contracts through biding and procurement procedures and will continue to attempt to obtain such contracts through competitive bidding. Such contracts are typically long-term, but are also subject to termination on short notice with little or no penalty.

     Other than drug testing services performed pursuant to contracts obtained through competitive bidding procedures, LSI performs most of its drug testing services without a formal contract. In most cases, LSI accepts and tests specimens for an agreed price which is generally renegotiated periodically. Because LSI does not currently have any long-term contracts, which is typical of high volume clients, LSI is not dependent to any significant degree upon any one client or contractual relationship with a client, the termination of which would have a material adverse effect upon LSI.

INSURANCE COVERAGE

     Employees of LSI, like those of all companies that provide drug testing services dealing with urine analysis specimens, may be exposed to risks of urine-borne infections, possible including infection from AIDS and hepatitis, if appropriate laboratory practices are not followed. Although no infections of this type have been reported in LSI's history, no assurance can be provided that such infections will not occur in the future. In the ordinary course of its business, LSI from time to time is sued by individuals who have tested positive for drugs of abuse. To date, LSI has not experienced any material liability related to these claims, although there can be no assurance that LSI will not at some time in the future experience significant liability in connection with these types of claims, in which event, such legal actions could have a material adverse effect on the Company's financial condition and results of operations.

     LSI maintains various policies of casualty, commercial and worker compensation insurance. In addition, LSI maintains professional liability insurance with limits of $1 million per incident with an aggregate limit of $2 million per incident. Although the Company presently is covered by malpractice and general liability insurance, there can be no assurance that the insurance coverage will provide sufficient funds to satisfy any judgments which could be entered against LSI in the future or that liability insurance in such amounts will be available or affordable in the future. In addition, there can be no assurance that all of the activities encompassed within the Company's business are covered under LSI's insurance policies. The lack of such coverage could have a material adverse effect on the Company's financial condition and results of operations. Moreover, although the Company maintains casualty and business interruption insurance and has taken what it believes to be adequate safeguards, the catastrophic loss of the Company's laboratory facility could have a material adverse effect on the continued growth of the Company in a manner which would not be compensated fully by insurance.

COMPETITION

     Drug testing laboratories compete primarily on the basis of technical superiority, client service and price. The price per specimen is an important factor in obtaining and maintaining customers. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations." The Company believes that LSI competes favorably in each of these categories. LSI competes with three types of companies which offer forensic drug testing services, I.E., national SAMHSA laboratory chains such as Smith-Kline Beecham Clinical Laboratories and Laboratory Corporation of America, regional SAMHSA laboratories such as LabOne, Inc. and Clinical Reference Lab and companies providing on site screening devices. Many of these competitors have greater financial resources than the Company. In addition, some clients and potential clients of LSI operate their own drug testing facilities, or may develop such facilities in the future.

CERTIFICATION AND GOVERNMENT REGULATION

     Companies which compete in the forensic drug testing market generally must be certified by SAMHSA and may be required to have other types of certification imposed by certain states or clients. LSI's laboratory is currently certified by SAMHSA and CAP, as well as eight states and local jurisdictions. LSI is subject to frequent inspections by certifying bodies, including two SAMHSA inspections per year, and is also subject to frequent proficiency testing by SAMHSA, CAP and other certifying bodies. Failure to meet certification requirements could result in suspension or loss of certification. Certification is essential to LSI's business because some of its clients are required to use a certified laboratory, and many of its clients look to certification as an indication of reliability and accuracy of test results. With respect to its operations, LSI considers SAMHSA certification to be the most important of its various certifications. In order to obtain SAMHSA certification, a laboratory must apply for certification, meet certain minimum facility requirements and then successfully complete a series of proficiency tests, which takes approximately 12 months to complete at substantial cost and expense.

     Employee drug testing by federal agencies and certain private employers is subject to regulation by certain federal agencies. Legislation currently exists in a number of states regulating the circumstances under which employers may test employees and the procedures under which such tests must be conducted. In addition, the circumstances under which drug testing can legally be required by employers is subject to court precedent and judicial review.

OTHER REGULATION

     The operations of LSAI and LSI are also subject to various federal, state and local requirements which affect businesses generally, such as taxes, postal regulations, labor laws, and environment and zoning regulations and ordinances.

ENVIRONMENTAL MATTERS

     LSI and consequently the Company is subject to federal, state and local laws, regulations and policies governing the use, generation, storage, effluent discharge, handling and disposal of certain materials, chemicals and wastes. LSI utilizes the services of an independent third party to dispose of hazardous material and chemical waste. The Company believes that the procedures and methods utilized to dispose of the hazardous waste by such third party comply in all material respects with all applicable federal, state and local laws, regulations and policies. Although since beginning operations in 1978 LSI has not been required to take any extraordinary action to correct any noncompliance, there can be no assurance that LSI will not be required to incur significant costs to comply with environmental and health and safety regulations in the future.

     LSI's drug testing activities involve the controlled use of certain hazardous materials and chemicals, including possibly the testing of infectious urine specimens. LSI believes that it has adequately warned employees of potential risks associated with working at LSI and has provided a workplace safe from hazard, as required by the Occupational Safety and Health Administration and certain Louisiana laws. Although LSI believes that its safety procedures for handling and disposing of such materials and chemicals comply with the standards prescribed by federal, state and local laws and regulations, the risk of accidental contamination or injury from these materials cannot be eliminated. In the event of any such accident, LSI and consequently the Company could be held liable for any damages that result and any such liability could exceed any applicable insurance coverage and the financial resources of the Company.

EMPLOYEES

     As of March 31, 1998, LSAI had three full-time employees, and LSI had 111 full-time and 43 part-time employees, none of which are represented by a labor organization. LSAI considers its and LSI's relations with their employees to be good.

PROPERTIES

     LSAI maintains its executive office in approximately 1800 square feet at Suite 810, 101 Park Avenue, Oklahoma City, Oklahoma 73102. The office premises are occupied under a long-term lease which expires August 31, 2000, and the monthly rental payment is $1,685. LSAI considers such space to be adequate for its current needs.

     LSI's executive offices and laboratory are located in approximately 20,000 square feet at 1111 Newton Street, Gretna Louisiana 70053, in a building owned by LSI. The building was acquired in December 1996 and remodeling was completed in June 1997 at an estimated aggregate cost of $890,000. The Company believes that, with the acquisition of the building, the new location of the offices and laboratory will be adequate for the current and anticipated future needs of LSI. In addition, LSI's owns and holds for sale a 7,390 square foot building located at 113 Jarrell Drive, Belle Chasse, Louisiana, in which the laboratory and executive offices of LSI were formerly located.

     In connection with the PLL Asset Purchase (see "The Company--Background-- PLL Asset Purchase"), the Company assumed the obligations of Pathology Laboratories Limited ("PLL") under a certain Lease between Edith Schlien and PLL, dated September 16, 1996, covering approximately 2,500 square feet of office space located in Greenville, South Carolina. This lease requires monthly base rental payments of $2,083, and will expire on September 16, 1999.

LITIGATION

     LSAI does not have any pending litigation. In the ordinary course of its business, LSI from time to time is sued by individuals who have tested positive for drugs of abuse. To date, LSI has not experienced any material liability related to these claims, although there can be no assurance that LSI will not at some time in the future experience significant liability in connection with these types of claims. Based upon the prior successful defense of similar-type litigation, management believes LSI has valid defenses to the plaintiffs' claims in all pending litigation, and LSI intends to vigorously defend itself in such litigation. LSI is not currently defendant parties in any legal proceedings other than routine litigation that is incidental to the business of LSI, and management of LSI believes the outcome of such legal proceedings will not have a material adverse effect upon the results of operations or financial condition of LSI. Furthermore, management of LSI believes that the liability insurance coverage is adequate with respect to the pending litigation and, in general, for the business of LSI.


                                      MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to each executive officer and director of LSAI and LSI. Directors are generally elected at the annual shareholders' meeting and hold office until the next annual shareholders' meeting and until their successors are elected and qualified. Executive officers are elected by the Board of Directors and serve at its discretion. LSAI's Bylaws authorize the Board of Directors to be constituted of not less than one and such number as the Board of Directors may from time to time determine by resolution or election. The Board currently consists of six members.

     NAME                  AGE  POSITION WITH LSAI            POSITION WITH LSI AND NPLI
--------------             ---  ------------------            --------------------------
John Simonelli............ 51   Chairman of the Board,
                                Chief Executive Officer,
                                Secretary, and Director

Larry E. Howell. ......... 51   President and Chief           Vice President and Director
                                Operating Officer, and
                                Director

Arthur R. Peterson, Jr. .. 52   Treasurer and Director        President and Chief
                                                              Executive Officer, and
                                                              Director

Robert A. Gardebled, Jr... 33   Director                      Controller, Secretary and
                                                              Director

Jerome P. Welch........... 60   Director                      --

Michael E. Dunn........... 52   Director                      --

     The executive officers of LSI devote their full-time to LSI's business, while Messrs. Simonelli and Howell devote such time to the business and affairs of LSAI as may be required, but not less than 50 percent of their time is and will continue to be devoted to the business and affairs of LSAI.

     The following is a brief description of the business background of the executive officers and directors of LSAI:

     JOHN SIMONELLI is Chairman of the Board, Chief Executive Officer, Secretary and a Director of LSAI. Mr. Simonelli served as a Director, Chief Executive Officer and Secretary of Vantage Capital Resources, Inc. from March 1996 until its merger with Applied Intelligence Group, Inc. and thereafter served as a Director and Vice President of Applied Intelligence Group, Inc. until October 14, 1996. He served as Chairman of the Board and Chief Executive Officer of MBf USA, Inc. (formerly American Drug Screens, Inc.), a publicly-held company engaged in the medical products and services industry, from February 1988 through June 1992. He served as Chief Executive Officer of Unico, Inc. (formerly CMS Advertising, Inc.), a publicly-held company engaged in the franchising of cooperative direct mail advertising businesses, from June 1986 to June 1988. From July 1981 through June 1985, he served in various capacities, including President and Director, with Moto Photo, Inc., a publicly-held company engaged in the business of franchising one-hour, photo development laboratories. Mr. Simonelli served as President and CEO, from May 1985 until November 1985, and a Director, from May 1985 through 1988, of TM Communications, Inc. (formerly Video Image, Inc. and TM Century, Inc.), a publicly-held company engaged in radio broadcasting and corporate communications.

     LARRY E. HOWELL is President and Chief Operating Officer, and a Director of LSAI. Mr. Howell served as a Director, President and Treasurer of Vantage Capital Resources, Inc. from March 1996 until its merger with Applied Intelligence Group, Inc. and thereafter served as a Director and Vice President of Applied Intelligence Group, Inc. until October 14, 1996. He served as President and Chief Operating Officer of MBf USA, Inc. (formerly American Drug Screens, Inc.), a publicly-held company engaged in the medical products and services industry, from February 1988 through June 1992. From June 1986 to April 1988, Mr. Howell served first as Vice President and than as President and Chief Operating Officer of Unico, Inc. (formerly CMS Advertising, Inc.), a publicly-held company engaged in the franchising of cooperative direct mail advertising businesses. Since January 1982, Mr. Howell as the sole proprietor of Howell and Associates, Inc. provides consulting services principally related to corporate acquisitions and mergers.

     ARTHUR R. PETERSON, JR. was elected Treasurer and a Director of LSAI in July 1994. Mr. Peterson founded LSI in 1978 and served as its President and Chief Executive Officer and a Director from inception. From March 1989 until April 1994, he served as a Director of MBf USA, Inc. (formerly American Drug Screens, Inc.), a publicly held company in the medical products and services industry and former parent of LSI. Prior to 1978, Mr. Peterson was Chairman of the Board and Chief Executive Officer of Clinical Laboratories of La., Inc., a company he founded which served the medical community in clinical studies.

     ROBERT A. GARDEBLED, JR. was elected a Director of LSAI in July 1994. Since July 1989, he has served as an assistant to the President and was elected Controller of LSI and in connection with the LSI Acquisition, he was elected Secretary of LSI. From July 1991 until April 1994, Mr. Gardebled served as a Director of MBf USA, Inc. (formerly American Drug Screens, Inc.), a publicly held company in the medical products and services industry and former parent of LSI. Prior to joining LSI, he was a Production Manager for Halter Yachts, Inc., a Louisiana ship building company.

     JEROME P. WELCH was elected a Director of LSAI on August 26, 1994. Mr. Welch is President of Prospect Publishers, Inc., a publisher of literary hardback anthologies and newsletters. From May 1990 through June 1992, he served as a Director and in July 1990 was elected Secretary of MBf USA, Inc. (formerly American Drug Screens, Inc.), a publicly-held company engaged in the medical products and services industry. From July 1988 to January 1990, Mr. Welch served as President of Simon & Schuster Supplementary Publishers, a subsidiary of Paramount Communications, Inc. and was Senior Vice President and Publisher of McGraw Hill Educational Publishing from July 1987 to July 1988.

     MICHAEL E. DUNN was elected a Director of LSAI on August 26, 1994. Since April 1980 to January 1995, he was a member, shareholder and director of the law firm of Zrenda Dunn & Swan, A Professional Corporation (formerly Bright Zrenda &
Dunn), in Oklahoma City, Oklahoma, and President from April 1992 until January 1995. Mr. Dunn has been a member, shareholder and the President of Dunn & Swan, A Professional Corporation, since February 28, 1995. He has been the owner of the Woodlake Racquet Club, a recreational athletic club, since 1981. Mr. Dunn was graduated from the University of Oklahoma College of Law in 1972, and holds a Bachelor of Science in Accounting and pursued graduate studies at the University of Oklahoma.

EXECUTIVE COMPENSATION

     The following table sets forth certain information with respect to the total cash compensation, paid or accrued, of the President and Chief Executive Officer of LSAI and each of the executive officers that during 1997 received compensation in excess of $100,000.

                             OFFICER COMPENSATION TABLE

                                                          ANNUAL COMPENSATION
                                                 ---------------------------------------
                                                                           ALL OTHER
NAME AND PRINCIPAL POSITION               YEAR   SALARY(1)   BONUS(2)    COMPENSATION(3)
---------------------------               ----   ---------   --------    ---------------
John Simonelli. . . . . . . . . . . . .   1997   $112,500    $ 72,000       $13,088
   Chief Executive Officer of LSAI        1996    100,000          --        12,600
                                          1995     75,000          --        12,000

Larry E. Howell . . . . . . . . . . . .   1997   $112,500    $ 72,000       $14,501
   President and Chief Operating          1996    100,000          --        14,100
   Officer of LSAI                        1995     75,000          --        12,000

Arthur R. Peterson, Jr. . . . . . . . .   1997   $125,000    $122,000       $22,124
  Treasurer of LSAI and Chief Executive   1996    120,133      50,000        21,700
    Officer of LSI                        1995    100,000      76,956        16,000

------------------------

(1) Dollar value of base salary (both cash and non-cash) earned during the year.
(2)  Dollar value of bonus (both cash and non-cash) earned during the year.
(3) The amounts reflected are for an automobile allowance and life and disability insurance premiums paid by the Company.

AGGREGATE OPTION GRANTS AND EXERCISES IN 1997 AND YEAR-END OPTION VALUES

     STOCK OPTIONS AND OPTION VALUES. The following table sets forth information related to options granted to the executive officers named in the Officer Compensation Table during 1997.

                                                      INDIVIDUAL GRANTS(1)
                                  -----------------------------------------------------------
                                                                                              POTENTIAL REALIZABLE VALUE AT
                                                                                                  ASSUMED RATES OF STOCK
                                              PERCENT OF TOTAL                                      PRICE APPRECIATION
                                    NUMBER    OPTIONS GRANTED    EXERCISE OR                        FOR OPTION TERM(2)
                                  OF OPTIONS  TO EMPLOYEES IN    BASE PRICE                   -----------------------------
NAME                                GRANTED        1997           PER SHARE   EXPIRATION DATE  FIVE PERCENT    TEN PERCENT
----                              ----------  ----------------   -----------  --------------- --------------  -------------
John Simonelli . . . . . . . . .    100,000        29.4%            $3.18     October 1, 2007    $517,988        $824,810
Larry E. Howell. . . . . . . . .    100,000        29.4%            $3.18     October 1, 2007    $517,988        $824,810
Arthur R. Peterson, Jr.  . . . .    100,000        29.4%            $3.18     October 1, 2007    $517,988        $824,810

------------------------
(1) On March 28, 1997, the Company issued to the holders of options previously granted under the Laboratory Specialists of America, Inc. 1994 Stock Option Plan (the "1994 Stock Option Plan") options in replacement and modification of the terms of options previously granted under the 1994 Option Plan in 1995 and 1996. Each of the named executive officers received 60,000 replacement-modified options, each exercisable for the purchase of one share of Common Stock for $2.00 on or before March 28, 2007. Such replacement-modified options, for purposes of this table have been considered granted in 1995 and 1996 and not as having been granted in 1997. If such options were considered granted in 1997, with respect to each named executive officer, such options would have potential realizable value, assuming five and 10 percent price appreciation, of $325,779 and $518,748, respectively.
(2) The potential realizable value portion of the foregoing table illustrates the value that might be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compound rates of appreciation of LSAI's Common Stock over the term of the options. These amounts do not take into consideration provisions restricting transferability and represent certain assumed rates of appreciation only. Actual gains on stock option exercises are dependent on the future performance of LSAI's Common Stock and overall stock market conditions. There can be no assurance that the potential values reflected in this table will be achieved. All amounts have been rounded to the nearest whole dollar amount.

     AGGREGATE STOCK OPTION EXERCISE AND YEAR-END AND OPTION VALUES. The following table sets forth information related to the number and value of options held by the named executive officers at the end of 1997. During 1997, there were no options to purchase LSAI's Common Stock exercised by the named executive officers.

                                       NUMBER OF OPTIONS       VALUE OF UNEXERCISED IN-THE-MONEY
                                    AS OF DECEMBER 31, 1997    OPTIONS AS OF DECEMBER 31, 1997(1)
                                  ---------------------------  ----------------------------------
NAME                              EXERCISABLE   UNEXERCISABLE    EXERCISABLE     UNEXERCISABLE
----                              -----------   -------------  --------------  ------------------
John Simonelli . . . . . . . . .     60,000        100,000        $157,800         $145,000
Larry E. Howell. . . . . . . . .     60,000        100,000         157,800          145,000
Arthur R. Peterson, Jr.  . . . .     60,000        100,000         157,800          145,000

------------------------
(1) The closing sale price of the Common Stock as quoted on Nasdaq SmallCap Market on December 31, 1997, was $4.63. Value is calculated on the basis of the difference between the option exercise price and $4.63 multiplied by the number of shares of Common Stock underlying the option.

COMPENSATION OF DIRECTORS

     The directors of LSAI that are employees of LSAI or LSI are not currently compensated for attending meetings of directors and committees of the Board of Directors, but are reimbursed out-of-pocket expenses. The compensation of non-employee directors has not been determined by the Board of Directors, but non-employee directors are reimbursed out-of-pocket expenses incurred in attending meetings of directors and committees on which they serve. During 1997, the Board of Directors of LSAI held one meeting, at which all directors were present in person or participated by telephonic communications, except Michael E. Dunn. The directors of LSAI did not receive any compensation nor was any compensation accrued during 1997.

EMPLOYMENT ARRANGEMENTS

     LSAI has employment agreements with Messrs. Simonelli and Howell, which were amended and restated on September 26, 1997, each of which provides, among other things, (i) a five-year term commencing April 15, 1996, which is automatically extended an additional year for each year of service under the agreement, (ii) an annual base salary of $112,500, (iii) bonuses at the discretion of the Board of Directors, but not in excess of 10 percent of the net income of LSAI, (iv) eligibility for stock options under LSAI's stock option plans, (v) health and disability insurance benefits and life insurance, (vi) an automobile allowance, and (vii) benefits consistent with similar executive employment agreements. The agreements require Messrs. Simonelli and Howell to devote not less than 50 percent of their time and attention to the business and affairs of LSAI. The agreements also restrict the employee's right to participate in other activities outside of LSAI to the extent such activities conflict with the employee's ability to perform his duties and that would violate his duty and loyalty to LSAI.

     LSI has an employment agreement with Mr. Peterson, which was amended and restated on September 26, 1997, and which provides, among other things, (i) a four-year term commencing April 15, 1996, which is automatically extended an additional year for each year of service under the agreement, (ii) an annual base salary of $125,000, (iii) annual bonuses equal to the lesser of $50,000 or 10 percent of the net income of LSAI before provision for income taxes, (iv) eligibility for stock options under LSAI's stock option plans, (v) health and disability insurance benefits and life insurance, maintained at the Company's cost and expense, covering the life of Mr. Peterson in the face amount of $1,000,000, (vi) an automobile allowance, and (vii) benefits consistent with similar executive employment agreements. The agreement requires Mr. Peterson to devote his full time and attention to the business and affairs of LSI.

     Furthermore, on November 20, 1997, LSI entered into an Employment Severance Agreement with Robert A. Gardebled, Jr. which remains in effect during the period Mr. Gardebled remains employed by LSI. This agreement obligates LSI to pay Mr. Gardebled 12 months of compensation in the event of and following his employment termination by LSI other than for cause (I.E. a good faith determination by the Board of Directors of LSI of the misconduct or willful and material breach of the agreement in the performance of services). Termination (other than with cause) includes the termination of employment by LSI or Mr.
Gardebled's resignation upon the occurrence of a "change in control."   "Change
in control" generally includes (i) any person or group that becomes the beneficial owner of shares of LSI (which would include the Common Stock of LSAI) or of proxies or other rights pertaining to LSI (including LSAI) which carry 25 percent or more of the total number of votes for the election of the Board of Directors of LSI (including LSAI), (ii) a merger or consolidation, (iii) the sale or a business combination, lease or disposition of all or substantially all of the assets of LSI, or (iv) during a 24 month period a majority of the members of LSI's Board of Directors cease to constitute a majority of the members of the Board.

     Each of the employment agreements with the officers of LSAI and LSI may be terminated by LSAI or LSI in the event the Board of Directors determines in good faith that the officer is guilty of gross negligence or fraud materially injurious to LSAI or LSI.

1994 STOCK OPTION PLAN

     LSAI established the Laboratory Specialists of America, Inc. 1994 Stock Option Plan (the "1994 Stock Option Plan" or the "Plan") in May 1994. The Plan was amended and restated on October 30, 1996.

     The Plan provides for the issuance of incentive stock options ("ISO Options") with or without stock appreciation rights ("SARs") and nonincentive stock options ("NSO Options") with or without SARs to directors, employees and consultants of the Company and its subsidiaries. The total number of shares of Common Stock authorized and reserved for issuance under the Plan is 425,000. As of the date of this Prospectus, NSO Options to purchase 235,000 shares (exercisable on or before March 28, 2007) at an exercise price of $2.00 per share have been granted under the Plan, of which NSO Options for the purchase of 190,000 shares have been exercised. No ISO Options have been granted under the Plan.

     The Board of Directors administers and interprets the Plan and has the authority to grant options to all eligible employees and determine the types of options granted, with or without SARs, the terms, restrictions and conditions of the options at the time of grant, and whether SARs, if granted, are exercisable at the time of exercise of the Option to which the SAR is attached. The Board of Directors may at any time appoint a committee of two or more members of the Board of Directors and delegate to such committee administration of the Plan.

     Options under the Plan may be granted only to persons who at the time of grant are directors, executive officers, key employees and independent contractors and consultants of the Company and its subsidiaries. Non-employee directors are not eligible to be granted ISO Options. Any ISO Options granted under the Plan must be consistent with the qualification requirements set forth in the Internal Revenue Code of 1986, as amended. The maximum number of shares of stock for which employee-directors may be granted options in any calendar year may not exceed 25 percent of the aggregate number of share of stock with respect to which Options may be granted under the Plan. The Board of Directors determines the period during which any Option may be exercised; but may not be exercisable more than 10 years after the date of grant. The exercise prices of Options are determined by the Plan Administrator, but in no event may such price be less than 85 percent (100 percent for ISO Options) of the fair market value of the stock on the date of grant. Options granted are non-transferable except by will or by the laws of descent and distribution. No option may be granted under the Plan after June 30, 2005.

     Options are exercisable only by eligible persons while serving as a director, an employee, an independent contractor or a consultant of the Company or a subsidiary, except that such Options will be exercisable if an eligible person's termination was due to (i) death, in which case the personal representative of a deceased eligible person may exercise such options within 12 months after the eligible person's death, (ii) retirement, in which case such Options will be exercisable within three months of such date of termination, or
(iii) disability, in which case such Options will be exercisable at any time within 12 months of such date of termination, but in no event may an Option be exercised beyond the exercise period of such Option. However, the Board of Directors, in its sole discretion, may permit an eligible person who is terminated due to retirement or disability, or upon the occurrence of special circumstances (as determined by the Board), or the personal representative of a deceased eligible person to exercise and purchase (within three years of such termination) all or any part of the shares of Common Stock subject to Options on the date of termination.

1997 NON-QUALIFIED STOCK OPTION PLAN

     LSAI established the Laboratory Specialists of America, Inc. 1997 Non-Qualified Stock Option Plan (the "1997 Option Plan") in October 1997.
The 1997 Option Plan provides for the grant of non-qualified stock options ("Options"), with stock appreciation rights ("SARs") to employees, directors, independent contractors and consultants of the Company. The total number of shares of Common Stock authorized and reserved for issuance under the 1997 Option Plan is 400,000. As of the date of this Prospectus, Options to purchase 340,000 shares (exercisable after March 1, 1998 and on or before October 1, 2007) at an exercise price of $3.18 per share have been granted under the 1997 Option Plan, of which options for the purchase of 300,000 shares have been exercised.

     The Board of Directors (the "Board") administers the Plan and the authority to interpret and construe the Plan, and determine all questions arising under
the Plan and any agreement made pursuant to the Plan.   Options under the 1997
Option Plan may be granted only to persons ("Eligible Persons") who at the time of grant are directors, executive officers, key employees and independent contractors and consultants of the Company and its subsidiaries.

     Options may be granted by the Board on terms and conditions determined solely by the Board. No Option shall be exercisable more than 10 years after the date of grant. The maximum number of shares of stock for which an Eligible Person may be granted Options in any calendar year may not exceed 25 percent of the aggregate number of shares of stock with respect to which Options may be granted under the 1997 Option Plan. The exercise prices of Options are determined by the Board, but in no event may such price be less than 85 percent of the fair market value of the stock on the date of grant. Options granted are not transferable except by will or by the laws of descent and distribution or with the consent of the Company. No Option under the Plan may be granted after October 1, 2007.

     Options may be exercisable only by the Option holder ("Participant") while serving as a director of the Company or a subsidiary or while actively employed as an employee, an independent contractor or a consultant by the Company or a subsidiary, except that (i) any such Option granted and which is otherwise exercisable, may be exercised by the personal representative of a deceased Participant within 12 months after the death of such Participant (but not beyond the exercise period of such Option), (ii) if a Participant is terminated as a director, an employee, an independent contractor or a consultant of the Company or a subsidiary on account of (A) retirement, such Participant may exercise any Option which is otherwise exercisable at any time within three months of such date of termination, or (B) a disability, such Participant may exercise any Option which is otherwise exercisable at any time within 12 months of such date of termination. If a Participant dies during the applicable three-month or 12-month period following the date of such Participant's retirement or termination on account of disability, the rights of the personal representative of such deceased Participant as such relate to any Options granted to such deceased Participant shall have similar rights to exercise the Options and during the remainder of the three-month or 12-month period.

     The Board, in its sole discretion, may permit a Participant who is terminated as a non-employee director, an employee, an independent contractor or a consultant due to retirement or disability, or upon the occurrence of special circumstances (as determined by the Board), or the personal representative of a deceased Participant to exercise and purchase (within three years of such termination) all or any part of the shares subject to Option on the date of termination.

OFFICER AND DIRECTOR LIABILITY

     As permitted by the provisions of the Oklahoma General Corporation Act, the Certificate of Incorporation (the "Certificate") eliminates in certain circumstances the monetary liability of directors of LSAI for a breach of their fiduciary duty as directors. These provisions do not eliminate the liability of a director for (i) a breach of the director's duty of loyalty to LSAI or its shareholders, (ii) acts or omissions by a director not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) liability arising under Section 1053 of the Oklahoma General Corporation Act (relating to the declaration of dividends and purchase or redemption of shares in violation of the Oklahoma General Corporation Act), or (iv) any transaction from which the director derived an improper personal benefit. In addition, these provisions do not eliminate liability of a director for violations of federal securities laws, nor do they limit the rights of LSAI or its shareholders, in appropriate circumstances, to seek equitable remedies such as injunctive or other forms of non-monetary relief. Such remedies may not be effective in all cases.

     The Certificate and Bylaws of LSAI provide that LSAI shall indemnify all directors and officers of LSAI to the full extent permitted by the Oklahoma General Corporation Act. Under such provisions, any director or officer, who in his capacity as such, is made or threatened to be made, a party to any suit or proceeding, may be indemnified if the Board of Directors determines such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of LSAI. The Certificate and Bylaws of LSAI and the Oklahoma General Corporation Act further provide that such indemnification is not exclusive of any other rights to which such individuals may be entitled under the Certificate, the Bylaws, an agreement, vote of shareholders or disinterested directors or otherwise. Insofar as indemnification for liabilities arising under the Act may be permitted to directors and officers of LSAI pursuant to the foregoing provisions, or otherwise, LSAI has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.


                              CERTAIN TRANSACTIONS

     Set forth below is a description of transactions entered into between LSI and LSAI and certain of its officers, directors and shareholders during the last two years. Certain of these transactions will continue in effect and may result in conflicts of interest between the Company and such individuals. Although these persons have fiduciary duties to the Company and its shareholders, there can be no assurance that conflicts of interest will always be resolved in favor of the Company.

     Until June 1996, LSAI's offices located at 1101-A Sovereign Row in Oklahoma City were subleased from Unico, Inc. ("Unico") on a month-to-month basis currently for $1,500 per month, and the lessors of such premises to Unico include Messrs. Simonelli and Howell, who are officers and directors of LSAI. Messrs. Simonelli and Howell own, in the aggregate, a 50 percent undivided interest in such premises, and are former directors of Unico. During 1996, LSAI paid Unico, pursuant to the sublease, aggregate monthly rent of $6,000.

     During 1997 and 1996, Michael E. Dunn, a Director of the Company, was President, a Director and a shareholder of Dunn Swan & Cunningham. During 1997 and 1996, LSAI paid Dunn Swan & Cunningham, A Professional Corporation, $143,785 and $27,525, respectively, for services rendered and $20,374 and $3,576.91, respectively, in reimbursement of expenses advanced on behalf of LSAI. In addition, Michael E. Dunn received $10,000 for legal services rendered during 1997 on behalf of LSAI.

     On March 28, 1997, the Company issued to each of Jerome P. Welch, Michael
E. Dunn and Harry Gray Browne, M.D. (a former Director), stock options exercisable for the purchase of 5,000 shares of Common Stock in replacement of options previously granted in 1995. The replacement options effectively reduced the exercise price of options granted in 1995 from $3.00 to $2.00 and extended the exercise period to March 28, 2007. In addition, on October 1, 1997, the Company issued to each of Jerome P. Welch and Michael E. Dunn stock options pursuant to the 1997 Option Plan to purchase 5,000 shares of LSAI Common Stock at $3.18 per share, which will become exercisable after April 1, 1998 and until October 1, 2007. See "Management--1997 Non-Qualified Stock Option Plan."

     The Board of Directors of LSAI believes that the terms of the transactions described above were at least as favorable as could be obtained from unaffiliated third parties. LSAI has adopted policies that any loans to officers, directors and five percent or more shareholders ("affiliates") are subject to approval by a majority of the disinterested independent directors of LSAI and that further transactions with affiliates will be on terms no less favorable than could be obtained from unaffiliated parties and approved by a majority of the disinterested independent directors.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table presents certain information as to the beneficial ownership of the Common Stock as of the date of this Prospectus, and the beneficial ownership of the Common Stock, as adjusted to give effect to this offering (assuming exercise of the Barron Chase Group Warrants, the EGI Stock Option, and Barber Bronson Group Warrants in full), of (i) each person who is known to LSAI to be the beneficial owner of more than five percent thereof, (ii) each director and executive officer of LSAI, and (iii) all executive officers and directors as a group, together with their percentage holdings of the outstanding shares, and, as adjusted, after giving effect to this offering. All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated, and there are no family relationships between the executive officers and directors of LSAI.

                                                    COMMON STOCK
                                        -----------------------------------
                                                            PERCENT OF
                                                          COMMON STOCK(2)
                                           SHARES       -------------------
                                        BENEFICIALLY     BEFORE     AFTER
NAME OF BENEFICIAL OWNER                   OWNED(1)     OFFERING   OFFERING
------------------------                ------------    ---------  --------
Arthur R. Peterson, Jr.(3) . . . . . . .   525,472         9.4%      9.0%
John Simonelli . . . . . . . . . . . . .   235,217         4.2%      4.0%
Larry E. Howell. . . . . . . . . . . . .   235,217         4.2%      4.0%
Robert A. Gardebled, Jr.(4). . . . . . .    75,000         1.3%      1.3%
Jerome P. Welch(5) . . . . . . . . . . .    10,000          .2%       .2%
Michael E. Dunn(5) . . . . . . . . . . .    10,000          .2%       .2%
Executive Officers and Directors as
  a group (six persons)(6) . . . . . . . 1,090,906        19.2%     18.4%

------------------------
(1) Shares not outstanding but deemed beneficially owned by virtue of the right of a person to acquire them within 60 days are treated as outstanding for determining the amount and percentage of Common Stock owned by such person. To the Company's knowledge, each named person has sole voting and sole investment power with respect to the shares shown except as noted, subject to community property laws, where applicable.
(2) Rounded to the nearest one-tenth of one percent, based upon 5,602,446 shares of Common Stock outstanding before this offering and 5,864,504 shares of Common Stock after this offering, assuming exercise of the Barron Chase Group Warrants, the EGI Stock Option, and Barber Bronson Group Warrants in full. See "Description of Securities--Barron Chase Group Warrants," "--EGI Stock Option," and "--Barber Bronson Group Warrants."
(3) The business address of the named person is 1111 Newton Street, Gretna, Louisiana 70053.
(4) The number and each percent of shares include stock options exercisable for the purchase of 50,000 shares of Common Stock.
(5) The number of shares and each percent include exercisable stock options to purchase 10,000 shares of Common Stock.
(6) The number and each percent of shares include exercisable stock options to purchase 70,000 shares of Common Stock.

                              DESCRIPTION OF SECURITIES

     Pursuant to its Certificate of Incorporation, LSAI is currently authorized to issue up to 30,000,000 shares of capital stock, consisting of 20,000,000 shares of Common Stock, $.001 par value ("Common Stock"), and 10,000,000 shares of Preferred Stock, $.001 par value ("Preferred Stock"), of which 300,000 shares were designated by the Board of Directors as the Series I Cumulative Convertible Preferred Stock (the "Series I Preferred Stock"). The Series I Preferred Stock was redeemed in full on July 10, 1995, at the aggregate stated value of $300,000 and ceased to be issued and outstanding. This offering consists of (i) 34,000 Units, each consisting of two shares of Common Stock, which are being offered in the event of exercise of the Barron Chase Group Warrants at $7.20 per Unit, (ii) 50,000 shares of which Common Stock, which are being offered in the event of exercise of the EGI Stock Option at $3.00 per share, and (iii) 144,058 shares of Common Stock, which are being offered in the event of exercise of the Barber Bronson Group Warrants at $2.20 per share. The shares of Common Stock comprising each Unit will be immediately detachable and separately tradeable upon issuance. After giving effect to this offering and assuming full exercise of the Barron Chase Group Warrants, the EGI Stock Option, and Barber Bronson Group Warrants, the issued and outstanding capital stock of LSAI will consist of 5,864,504 shares of Common Stock. See "--Common Stock--Barron Chase Group Warrants," "--EGI Stock Option," and "--Barber Bronson Group Warrants."

     The following description of certain matters relating to the capital stock and the Barron Chase Group Warrants, the EGI Stock Option, and Barber Bronson Group Warrants is a summary and is qualified in its entirety by the provisions of LSAI's Certificate of Incorporation and the agreements evidencing the Barron Chase Group Warrants, the EGI Stock Option, and Barber Bronson Group Warrants, all of which are either incorporated by reference or included as exhibits to the Registration Statement of which this Prospectus is a part. See "Additional Information."

COMMON STOCK

     Pursuant to its Certificate of Incorporation, LSAI is authorized to issue up to 20,000,000 shares of Common Stock. The holders of outstanding shares of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of assets legally available therefor, subject to the payment of preferential dividends with respect to any Preferred Stock that may be outstanding. In the event of liquidation, dissolution and winding-up of LSAI, the holders of outstanding Common Stock are entitled to share ratably in all assets available for distribution to the Common Stock shareholders after payment of all liabilities of LSAI, subject to the prior distribution rights of the holders of any Preferred Stock that may be outstanding at that time. Holders of outstanding Common Stock are entitled to one vote per share on matters submitted to a vote by the Common Stock shareholders of LSAI. The Common Stock has no preemptive rights and no subscription, redemption or conversion privileges. The Common Stock does not have cumulative voting rights, which means that holders of a majority of shares voting for the election of directors can elect all members of the Board of Directors subject to election. In general, a majority vote of shares represented at a meeting of Common Stock shareholders at which a quorum (a majority of the outstanding shares of Common Stock) is present is sufficient for all actions that require the vote or concurrence of shareholders, subject to and possibly in connection with the voting rights of the holders of any Preferred Stock that from time to time may be outstanding and entitled to vote with the holders of the Common Stock. Upon issuance of the Common Stock pursuant to this offering, all of the outstanding shares of Common Stock will be fully paid and nonassessable.

BARRON CHASE GROUP WARRANTS

     In connection with the its initial public offering, LSAI issued the outstanding Barron Chase Group Warrants (as evidenced by each of the Representative's Warrants, dated October 11, 1994) to the assigns of Barron Chase Securities, Inc. to purchase 34,000 Units (68,000 shares of Common Stock) at an exercise price of $7.20 per Unit). The Barron Chase Group Warrants are exercisable at any time during the period ending October 11, 1999. The number and kind of securities or other property for which the Barron Chase Group Warrants are exercisable are subject to adjustments in certain events, such as mergers, reorganizations or stock splits, to prevent dilution. During the term of the Barron Chase Group Warrants, the holders thereof are given the opportunity to profit from a rise in the market price of the Common Stock. LSAI may find it more difficult to raise additional equity capital while the Barron Chase Group Warrants are outstanding. At any time at which the Barron Chase Group Warrants are likely to be exercised,

LSAI will probably be able to obtain additional equity capital on more favorable terms. LSAI has registered the Units (and the shares of Common Stock underlying Units) underlying the Barron Chase Group Warrants under the 1933 Act pursuant to the Registration Statement of which this Prospectus is a portion and has agreed, at its expense, to maintain such registration in force until October 11, 1999, the expiration date of the Barron Chase Group Warrants. The Barron Chase Group Warrants are not redeemable by LSAI.

     The Barron Chase Group Warrants may be exercised by presentation and surrender of the Barron Chase Group Warrant to LSAI at its principal office accompanied by the duly executed Purchase Form annexed to the Barron Chase Group Warrant and payment, in cash, certified or official bank check payable to Laboratory Specialists of America, Inc. in the amount of the exercise price of the number of Units being purchased. Upon exercise, LSAI will deliver to the holder of the Barron Chase Group Warrant one or more certificates evidencing the Common Stock. In the event the exercise is in part only, LSAI will promptly execute and deliver a new Barron Chase Group Warrant evidencing the rights of the holder to purchase the balance of the Units purchasable pursuant to the Barron Chase Group Warrant.

     The Barron Chase Group Warrants may be assigned by surrender of the Barron Chase Group Warrants to the Company at its principal office with the Assignment Form annexed thereto duly executed and funds sufficient to pay any transfer tax. In such event, LSAI will, without charge, execute and deliver a new Barron Chase Group Warrant in the name of the assignee. The Barron Chase Group Warrants may be divided or combined with other Barron Chase Group Warrants.

EGI STOCK OPTION

     On December 1, 1995, LSAI issued to the Equity Group the EGI Stock Option to purchase 50,000 shares of Common Stock at an exercise price of $3.00 per share on or before February 14, 2001. LSAI has registered the shares of Common Stock underlying the EGI Stock Option under the 1933 Act pursuant to the Registration Statement of which this Prospectus is a part and has agreed, at its expense, to maintain such registration in force until such time that an amendment to the Registration Statement is required pursuant to Section 10(a)(3) of the 1933 Act.

     The EGI Stock Option may be exercised by presentation and surrender of the EGI Stock Option to LSAI at its principal office accompanied by the duly completed and executed Subscription Form annexed to the EGI Stock Option and payment, in cash or bank check payable to "Laboratory Specialists of America, Inc." in the amount of the exercise price of the number of shares of Common Stock being purchased. Upon exercise, LSAI will deliver to the Equity Group one or more certificates evidencing the Common Stock. In the event the exercise is in part only, LSAI will promptly execute and deliver a new EGI Stock Option evidencing the right of the Equity Group to purchase the balance of the shares of Common Stock purchasable pursuant to the EGI Stock Option.

BARBER BRONSON GROUP WARRANTS

     In connection with the Warrant Redemption Offering, on October 14, 1997, the Company issued to Barber & Bronson Incorporated and its designees (the "Barber Bronson Group") the Barber Bronson Group Warrants exercisable for the purchase of 144,058 shares of Common Stock at $2.20 per share on or before October 11, 2000. The number and kind of securities or other property for which the Barber Bronson Group Warrants are exercisable are subject to adjustments in certain events, such as mergers, reorganizations or stock splits, to prevent dilution. During the term of the Barber Bronson Group Warrants, the holders thereof are given the opportunity to profit from a rise in the market price of the Common Stock. LSAI may find it more difficult to raise additional equity capital while the Barber Bronson Group Warrants are outstanding. At any time at which the Barber Bronson Group Warrants are likely to be exercised, LSAI will probably be able to obtain additional equity capital on more favorable terms. LSAI has registered the Common Stock underlying the Barber Bronson Group Warrants under the 1933 Act pursuant to the Registration Statement of which this Prospectus is a portion and has agreed, at its expense, to maintain such registration in force until October 14, 2000, the expiration date of the Barber Bronson Group Warrants. The Barber Bronson Group Warrants are not redeemable by LSAI.

     The Barber Bronson Group Warrants may be exercised by presentation and surrender of the Barber Bronson Group Warrant to LSAI at its principal office accompanied by the duly executed Election to Purchase annexed to the Barber Bronson Group Warrant and payment, in cash, certified or official bank check payable to Laboratory Specialists of America, Inc. in the amount of the exercise price of the number of shares of Common Stock being purchased. Upon exercise, LSAI will deliver to the holder of the Barber Bronson Group Warrant one or more certificates evidencing the Common Stock. In the event the exercise is in part only, LSAI will promptly execute and deliver a new Barber Bronson Group Warrant evidencing the rights of the holder to purchase the balance of the shares of Common Stock purchasable pursuant to the Barber
Bronson Group Warrant.

     The Barber Bronson Group Warrants are not transferable, except to the shareholders, directors, officers, employees or partners of the holder, by will, or by operation of law. Subject to the foregoing, the Barber Bronson Group Warrants may be assigned by surrender of the Barber Bronson Group Warrants to the Company at its principal office accompanied by a certificate indicating that the transferee is a qualified transferee. In such event, LSAI will, without charge, execute and deliver a new Barber Bronson Group Warrant in the name of the assignee. The Barber Bronson Group Warrants may be divided or combined with other Barber Bronson Group Warrants.

PREFERRED STOCK

     Pursuant to its Certificate of Incorporation, LSAI has an authorized class of Preferred Stock of 10,000,000 shares, $.001 par value, of which 300,000 shares were designated the Series I Preferred Stock. On July 10, 1995, the Series I Preferred Stock was redeemed in full at the aggregated stated value of $300,000 and thereafter there were no shares of Preferred Stock issued and outstanding. The Preferred Stock may be issued from time to time in one or more series, and the Board of Directors of LSAI, without further approval of its shareholders, is authorized to fix the relative rights, preferences, privileges and restrictions applicable to each series of Preferred Stock. Management of LSAI believes that having such a class of Preferred Stock provides LSAI with greater flexibility in financing, acquisitions and other corporate activities. While there are no current plans, commitments or understandings, written or oral, to issue any additional shares of Preferred Stock, in the event of any issuance, the holders of Common Stock will not have any preemptive or similar rights to acquire any of such Preferred Stock.

     The Board of Directors has the authority to issue shares of Preferred Stock and to determine its rights and preferences to eliminate delays associated with a shareholder vote on specific issuances. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of LSAI.

OTHER OUTSTANDING OPTIONS AND WARRANTS

     The Board of Directors is authorized to issue options and other stock purchase rights pursuant to 1994 Option Plan and the 1997 Option Plan. The aggregate number of shares of Common Stock authorized and reserved for issuance under the 1994 Option Plan and 1997 Option Plan is 825,000. See "Management--1994 Stock Option Plan" and "--1997 Non-Qualified Stock Option Plan." As of the date of this Offering Circular, (i) there are stock options outstanding under the 1994 Option Plan exercisable, on or before March 28, 2007, for the purchase of 45,000 shares of Common Stock at $2.00 per share, and (ii) there are stock options outstanding under the 1997 Option Plan exercisable, on or before October 1, 2007, for the purchase 40,000 shares at $3.18 per share.
In addition, stock options have been granted to the three non-employee directors of LSAI exercisable for the purchase of 15,000 shares of Common Stock at $2.00 per share, expiring in 2007. See "Certain Transaction."


     In connection with the 1998 Private Offering, LSAI issued the Jesup & Lamont Group Warrants (as evidenced by each of the Warrant Certificates, dated June 4, 1998) to Jesup & Lamont and its assigns to purchase 55,522 shares of Common Stock at an exercise price of $5.40 per share. The Jesup & Lamont Group Warrants are exercisable at any time during the five-year period ending June 3, 2003. LSAI has registered the shares of Common Stock underlying the Jesup & Lamont Group Warrants under the 1933 Act pursuant to a registration statement (Registration No. 333-58473) and has agreed, at its expense, to maintain such registration in force until June 4, 2004.

ANTI-TAKEOVER PROVISIONS

     The Certificate of Incorporation of LSAI and the Oklahoma General Corporation Act include a number of provisions which may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with the Board of Directors rather than pursue non-negotiated takeover attempts. These provisions include availability of authorized but unissued Common Stock and Preferred Stock.

     COMMON AND PREFERRED STOCK. The Certificate of Incorporation authorizes the issuance of Common Stock and Preferred Stock in classes, and the Board of Directors to set and determine the voting rights, redemption rights, conversion rights and other rights relating to such class of Common Stock or Preferred Stock, and to issue such stock in either private or public transactions. In some circumstances, the Common Stock or Preferred Stock could be issued and have the effect of preventing a merger, tender offer or other takeover attempt which the LSAI's Board of Directors opposes.

     OKLAHOMA ANTI-TAKEOVER STATUTE. LSAI is subject to Sections 1145 through 1155 of the Oklahoma General Corporation Act (the "anti-takeover provisions"). In general, shares ("interested shares") of voting stock acquired (within the meaning of a "control share acquisition" under the anti-takeover provisions) become nonvoting stock for a period of three years following such control share acquisition, unless a majority of the holders of non-interested shares approve a resolution reinstating the interested shares with the same voting rights that such shares had before such interested shares became control shares. Any person ("acquiring person") who proposes to make a control share acquisition may, at the person's election, and any acquiring person who has made a control share acquisition is required to deliver an acquiring person statement to the corporation at its principal office setting forth (i) the identity of the acquiring person, (ii) the number of shares owned, directly or indirectly, the acquisition date and price at which the shares were or are to be acquired, (iii) the voting power the acquiring person would be entitled but for the anti-takeover provisions, (iv) the form of resolution to be considered by the shareholders to approve reinstatement of voting rights with respect to the shares acquired, and (v) in the event the control share acquisition has not been consummated, a description in reasonable detail of the terms of the proposed control share acquisition and representations, together with a statement in reasonable detail of the facts upon which they are based, that the proposed control share acquisition, if consummated, will not be contrary to law, and that the acquiring person has the financial capacity to make the proposed control share acquisition. The corporation is required to present to the next annual meeting of the shareholders the reinstatement of voting rights with respect to the control shares that resulted in the control share acquisition, unless the acquiring person requests a special meeting of shareholders for such purpose and undertakes to pay the costs and expenses of such special meeting within 10 days thereafter. In the event voting rights of control shares acquired in a control share acquisition are reinstated in full and the acquiring person has acquired control shares with a majority or more of all voting power, all shareholders of the corporation have dissenters' rights entitling them to receive the fair value of their shares which will not be less than the highest price paid per share by the acquiring person in the control share acquisition.

     Within the meaning of the anti-takeover provisions, "control share acquisition" means the acquisition by any person (including persons acting as a group) of ownership of, or the power to direct the exercise of voting power with respect to, control shares (generally shares having more than 20 percent of all voting power in the election of directors of a publicly held corporation), other than an acquisition (and then only if made in good faith and not for the purpose of circumventing the anti-takeover provisions) (i) pursuant to the laws of descent and distribution, (ii) pursuant to the satisfaction of a pledge or other security interest, (iii) pursuant to an agreement of merger, consolidation, or share acquisition to which the corporation is a party and is effected in compliance with certain Sections of the Oklahoma General Corporation Act, (iv) by a donee receiving the shares pursuant to an inter vivos gift, (v) by a person of additional shares within the range of voting power for which such person has received approval pursuant to a resolution by the majority of the holders of non-interested shares, (vi) an increase in voting power resulting from any action taken by the corporation, provided the person whose voting power is thereby affected is not an affiliate of the corporation, (vii) pursuant to proxy solicitation under and in accordance with the Exchange Act or the laws of Oklahoma, (viii) pursuant to transfer between or among immediate family members, or between or among persons under direct common control, or (ix) from any person whose previous acquisition of shares did not constitute a control share acquisition, provided the acquisition does not result in the acquiring person holding voting power within a higher range of voting power than that of the person from whom the control shares were acquired.

TRANSFER AGENT AND WARRANT AGENT

     UMB Oklahoma Bank is the registrar and transfer agent for the Common Stock, whose mailing address is Post Office Box 82427, Oklahoma City, Oklahoma 73148. The Company is the transfer agent of the Barron Chase Group Warrants, the EGI Stock Option, and Barber Bronson Group Warrants.


                           SHARES ELIGIBLE FOR FUTURE SALE

     As of the date of this Prospectus, LSAI has 5,602,446 shares of Common Stock outstanding. Assuming exercise of the Barron Chase Group Warrants, the EGI Stock Option, and Barber Bronson Group Warrants in full, LSAI will have outstanding 5,864,504 shares of Common Stock and outstanding stock options and warrants exercisable for the purchase of 155,522 shares of Common Stock. See "Description of Securities--Other Outstanding Stock Options and Warrants." No prediction can be made as to the effect, if any, that future sales or the availability of shares for sale will have on the market price of the Common Stock prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock of LSAI in the public market could adversely affect the prevailing market price of the Common Stock and could impair LSAI's ability to raise capital through sales of its equity securities.


     The 68,000 shares of Common Stock comprising the Units and 194,058 shares of Common Stock (assuming exercise of the Barron Chase Group Warrants, the EGI Stock Option, and Barber Bronson Group Warrants in full) offered in this offering will be immediately eligible for resale in the public market without restriction or further registration under the 1933 Act, except for Common Stock and Units purchased by an "affiliate" (as that term is defined under the 1933 Act) of LSAI, which will be subject to the resale limitations of Rule 144 promulgated under the 1933 Act. There are 1,020,906 shares of Common Stock held by the officers and directors of LSAI that are subject to the resale limitations of Rule 144 promulgated under 1933 Act described below. The Company has filed a registration statement (Registration No. 333-58473) that in part registers for resale 105,906 shares of Common Stock held by John Simonelli, Larry E. Howell and Arthur R. Peterson, Jr., which shares may be resold without regard to the applicable limitations under Rule 144.

     In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned Restricted Shares for at least one year is entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) one percent of the then outstanding shares of LSAI's Common Stock or (ii) an amount equal to the average weekly reported volume of trading in such shares during the four calendar weeks preceding the date on which notice of such sale is filed with the Commission. Sales under Rule 144 are also subject to certain manner of sale limitations, notice requirements and the availability of current public information about LSAI. Shares of Common Stock properly sold in reliance on Rule 144 are thereafter freely tradable without restrictions or registration under the 1933 Act, unless thereafter held by an affiliate of LSAI. In addition, affiliates of LSAI must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, in order to sell shares of Common Stock which are not restricted shares within the meaning of Rule 144 (such as shares of Common
Stock acquired by affiliates of LSAI in this offering).  As defined in Rule
144, an "affiliate" of an issuer is a person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such issuer. If two years have elapsed since the later of the date of any acquisition of Restricted Shares from LSAI or from any affiliate of LSAI, and the acquiror or subsequent holder thereof is deemed not to have been an affiliate of LSAI at any time during the 90 days preceding a sale, such person would be entitled to sell such shares in the public market pursuant to Rule 144(k) without regard to volume limitations, manner of sale restrictions, or public information or notice requirements.

     Pursuant to Rule 144A promulgated under the 1933 Act, under certain circumstances permits qualified institutional buyers, as defined in the Rule, to more easily acquire and sell "restricted securities." The Company is unable to predict the effect that Rule 144A will have on the prevailing market price of LSAI's Common Stock due to the recent adoption of the Rule.


                                 PLAN OF DISTRIBUTION

     The Common Stock and Units are being offered on a best efforts basis by the Company and its officers and directors, without their receipt of or entitlement to commissions, selling fees or direct or indirect remuneration. From the proceeds of this offering received by the Company, the costs (which are estimated to be $30,000) incurred with respect to this offering will be paid by the Company. Offers by the Company will be limited to the holders of the Barron Chase Group Warrants, the EGI Stock Option, and Barber Bronson Group Warrants. The Common Stock sold to the Selling Shareholders upon exercise of the Barron Chase Group Warrants, the EGI Stock Option, and Barber Bronson Group Warrants and which is reoffered for sale pursuant to this Prospectus, is being offered on a best efforts basis by the respective Selling Shareholders.

                                    LEGAL MATTERS

     The validity of issuance of the shares of Common Stock and Units offered hereby and certain other legal matters in connection with this offering will be passed upon for LSAI by its counsel, Dunn Swan & Cunningham, A Professional Corporation, of Oklahoma City, Oklahoma.

                                       EXPERTS

     The financial statements of the Company included in this Prospectus and Registration Statement to the extent and for the periods indicated in their report, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                         INDEX TO FINANCIAL STATEMENTS

LABORATORY SPECIALISTS OF AMERICA, INC.:
Consolidated Balance Sheets December 31, 1997 and March 31, 1998 (Unaudited) . . . . . . . . . . . . . . . . . .   F-2

     Consolidated Statements of Income (Unaudited) Three Months Ended March 31, 1997 and 1998. . . . . . . . . .   F-4

     Consolidated Statements of Cash Flows (Unaudited)Three Months Ended March 31, 1997 and 1998 . . . . . . . .   F-5

     Notes to Consolidated Financial Statements (Unaudited). . . . . . . . . . . . . . . . . . . . . . . . . . .   F-6

     Report of Independent Public Accountants. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   F-8

     Consolidated Balance Sheets, December 31, 1997 and 1996 . . . . . . . . . . . . . . . . . . . . . . . . . .   F-9

     Consolidated Statements of Income for the Years Ended
         December 31, 1997, 1996 and 1995. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-11

     Consolidated Statements of Stockholders' Equity for the
         Years Ended December 31, 1997, 1996 and 1995. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-12

     Consolidated Statements of Cash Flows for the Years
         Ended December 31, 1997, 1996 and 1995. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-13

     Notes to Consolidated Financial Statements. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-14

          LABORATORY SPECIALISTS OF AMERICA, INC. AND  SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                    DECEMBER 31,   MARCH  31,
                                                        1997          1998
                                                    ------------  -----------
                                                                  (UNAUDITED)
                     ASSETS

CURRENT ASSETS:
  Cash and cash equivalents. . . . . . . . . . . .  $ 2,863,639   $ 3,120,960
  Accounts receivable, net of allowances
  of $568,237 in 1997 and $558,485 in 1998 . . . .    2,262,990     2,413,563
  Income tax refund receivable . . . . . . . . . .      190,498          --
  Inventories. . . . . . . . . . . . . . . . . . .      109,929        70,911
  Prepaid expenses and other . . . . . . . . . . .      115,219       170,659
  Deferred tax asset . . . . . . . . . . . . . . .      160,709       160,709
                                                    -----------   -----------

    Total current assets . . . . . . . . . . . . .    5,702,984     5,936,802
                                                    -----------   -----------

PROPERTY, PLANT AND EQUIPMENT, net of accumulated
  depreciation of $1,123,909 in 1997 and
  $1,194,023 in 1998 . . . . . . . . . . . . . . .    2,376,885     2,340,997
                                                    -----------   -----------

OTHER ASSETS:
  Goodwill, net of accumulated amortization of
  $272,148 in 1997 and $296,494 in 1998. . . . . .    2,316,302     2,291,956
  Customer list, net of accumulated amortization
    of $518,105 in 1997, and $603,240 in 1998. . .    4,587,814     4,296,908
  Deferred costs . . . . . . . . . . . . . . . . .       32,595        30,675
                                                    -----------   -----------

    Total other assets . . . . . . . . . . . . . .    6,936,711     6,619,539
                                                    -----------   -----------

    Total assets . . . . . . . . . . . . . . . . .  $15,016,580   $14,897,338
                                                    -----------   -----------
                                                    -----------   -----------

     THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE BALANCE SHEETS.

          LABORATORY SPECIALISTS OF AMERICA, INC. AND  SUBSIDIARIES

                         CONSOLIDATED BALANCE SHEETS

                                                    DECEMBER 31,    MARCH 31,
                                                        1997          1998
                                                    ------------  -----------
                                                                  (UNAUDITED)
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable . . . . . . . . . . . . . . . .  $   742,292   $   799,836
  Accrued income tax . . . . . . . . . . . . . . .           --        93,439
  Accrued payroll. . . . . . . . . . . . . . . . .      411,364       459,856
  Accrued expenses . . . . . . . . . . . . . . . .       78,491        54,365
  Accrued customer list installment payments . . .      510,345       260,000
  Obligations from discontinued operations . . . .      126,813       134,604
  Current portion of long-term debt. . . . . . . .      527,696       531,573
                                                    -----------   -----------

    Total current liabilities. . . . . . . . . . .    2,397,001     2,333,673
                                                    -----------   -----------

LONG-TERM DEBT, net of current portion . . . . . .    2,353,428     1,865,954
                                                    -----------   -----------

DEFERRED INCOME TAXES. . . . . . . . . . . . . . .      359,848       359,848
                                                    -----------   -----------

COMMITMENTS AND CONTINGENCIES


STOCKHOLDERS' EQUITY:

 Common stock, $0.001 par value, 20,000,000
  shares authorized, 4,924,818 shares issued and
  outstanding at 12/31/97 and 4,934,818 shares
  issues and outstanding at 3/31/98. . . . . . . .        4,925         4,935
 Paid in capital in excess of par, common stock. .    8,291,365     8,321,355
 Retained earnings . . . . . . . . . . . . . . . .    1,610,013     2,011,573
                                                    -----------   -----------

    Total stockholders' equity . . . . . . . . . .    9,906,303    10,337,863
                                                    -----------   -----------

    Total liabilities and stockholders' equity . .  $15,016,580   $14,897,338
                                                    -----------   -----------
                                                    -----------   -----------




     THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE BALANCE SHEETS.

           LABORATORY SPECIALISTS OF AMERICA, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF INCOME

                                                     FOR THE THREE     FOR THE THREE
                                                      MONTHS ENDED      MONTHS ENDED
                                                     MARCH 31, 1997    MARCH 31, 1998
                                                     --------------    --------------
                                                                (Unaudited)
REVENUES . . . . . . . . . . . . . . . . . . . . .     $2,587,222        $3,571,608

COST OF LABORATORY SERVICES. . . . . . . . . . . .      1,186,084         1,675,281
                                                       ----------        ----------

  Gross profit . . . . . . . . . . . . . . . . . .      1,401,138         1,896,327
                                                       ----------        ----------

OPERATING EXPENSES:
  Selling. . . . . . . . . . . . . . . . . . . . .        132,129           196,414
  General and administrative . . . . . . . . . . .        695,616           853,028
  Depreciation and amortization. . . . . . . . . .        140,849           192,344
                                                       ----------        ----------

    Total operating expenses . . . . . . . . . . .        968,594         1,241,786
                                                       ----------        ----------

    Income from operations . . . . . . . . . . . .        432,544           654,541
                                                       ----------        ----------

OTHER INCOME (EXPENSE):
  Interest expense . . . . . . . . . . . . . . . .        (36,876)          (46,144)
  Interest income. . . . . . . . . . . . . . . . .         11,653            37,167
  Other income . . . . . . . . . . . . . . . . . .            303            39,933
                                                       ----------        ----------

    Total other income (expense) . . . . . . . . .        (24,920)           30,956
                                                       ----------        ----------

    Income before income taxes . . . . . . . . . .        407,624           685,497

INCOME TAX EXPENSE . . . . . . . . . . . . . . . .        173,621           283,937
                                                       ----------        ----------

    Net income available to common stockholders. .     $  234,003        $  401,560
                                                       ----------        ----------
                                                       ----------        ----------
BASIC EARNINGS PER SHARE:
  Weighted Average Number Of Common Stock
  Shares Outstanding . . . . . . . . . . . . . . .      3,313,405         4,925,485
                                                       ----------        ----------
                                                       ----------        ----------

  Earnings Per Common Stock Share. . . . . . . . .     $      .07        $      .08
                                                       ----------        ----------
                                                       ----------        ----------

DILUTED EARNINGS PER SHARE:
  Weighted Average Number Of Common Stock and
  Common Stock Equivalents Outstanding . . . . . .      3,891,723         5,288,380
                                                       ----------        ----------
                                                       ----------        ----------

  Earnings Per Common Stock and Common Stock
   Equivalents . . . . . . . . . . . . . . . . . .     $      .06        $      .08
                                                       ----------        ----------
                                                       ----------        ----------


       THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.

            LABORATORY SPECIALISTS OF AMERICA, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                    FOR THE THREE      FOR THE THREE
                                                     MONTHS ENDED       MONTHS ENDED
                                                    MARCH 31, 1997     MARCH 31, 1998
                                                    --------------     --------------
                                                               (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income . . . . . . . . . . . . . . . . . . .    $   234,003        $  401,560
  Adjustments to reconcile net income to net cash
    provided by operating activities -
      Depreciation and amortization. . . . . . . .        140,849           192,344
      Provision for bad debts. . . . . . . . . . .         30,000                --
      Gain from extinguishment of long-term debt .             --           (38,121)
      Impact of changes in assets and liabilities:
          Accounts receivable. . . . . . . . . . .       (300,764)         (150,573)
          Income tax refund receivable . . . . . .        173,621           190,498
          Inventories. . . . . . . . . . . . . . .        (16,389)           39,018
          Prepaid expenses and other . . . . . . .            290           (55,440)
          Income tax payable . . . . . . . . . . .             --            93,439
         Accounts payable and accrued expenses . .        131,013            89,701
                                                      -----------        ----------
      Net cash provided by operating activities. .        392,623           762,426
                                                      -----------        ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures . . . . . . . . . . . . . .       (217,431)          (46,977)
  Purchase of PLL Customer List. . . . . . . . . .     (1,650,433)          (42,033)
  Purchase of Accu-Path Customer List. . . . . . .             --            (2,541)
  Acquisition costs. . . . . . . . . . . . . . . .       (193,058)            1,920
                                                      -----------        ----------
      Net cash used in investing activities. . . .     (2,060,922)          (89,631)
                                                      -----------        ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments on short-term debt. . . . . . . . . . .        (11,666)               --
  Payments on long-term debt . . . . . . . . . . .        (85,312)         (445,474)
  Proceeds from long-term borrowings . . . . . . .      1,681,309                --
  Proceeds from exercise of warrants and stock
   options . . . . . . . . . . . . . . . . . . . .             --            30,000
                                                      -----------        ----------
      Net cash provided by (used in) financing
        activities . . . . . . . . . . . . . . . .      1,584,331          (415,474)
                                                      -----------        ----------

(DECREASE) INCREASE IN CASH AND CASH
    EQUIVALENTS. . . . . . . . . . . . . . . . . .        (83,968)          257,321
                                                      -----------        ----------

CASH AND CASH EQUIVALENTS, beginning
  of period. . . . . . . . . . . . . . . . . . . .        727,381         2,863,639
                                                      -----------        ----------

CASH AND CASH EQUIVALENTS, end of period . . . . .    $   643,413        $3,120,960
                                                      -----------        ----------
                                                      -----------        ----------

SUPPLEMENTAL DISCLOSURES OF CASH
  FLOW INFORMATION:
  Cash paid during the period for interest . . . .    $    36,876        $   58,279
                                                      -----------        ----------
                                                      -----------        ----------
  Cash paid during the period for taxes. . . . . .    $        --        $       --
                                                      -----------        ----------
                                                      -----------        ----------

       THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.

            LABORATORY SPECIALISTS OF AMERICA, INC. AND SUBSIDIARY

                        NOTES TO FINANCIAL STATEMENTS

(INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998, IS UNAUDITED.)

1.  GENERAL

     The consolidated financial statements included in this report have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission for interim reporting and include all adjustments which are, in the opinion of management, necessary for a fair presentation. These financial statements have not been audited by an independent accountant. The consolidated balance sheet at December 31, 1997, has been derived from the audited consolidated balance sheet of the Company.

     Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations for interim reporting. The Company believes that the disclosures are adequate to make the information presented not misleading. However, these financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Annual Report on Form 10-KSB filed by the Company with the Securities and Exchange Commission on March 27, 1998. The financial data for the interim periods presented may not necessarily reflect the results to be expected for the full year.

2.  EARNINGS PER COMMON SHARE

     Both Basic and Diluted Earnings per common share were computed using the weighted average number of common shares outstanding after adding the dilutive effect, if any, of the conversion of stock options, outstanding warrants and contingent shares. In the diluted earnings per share calculation the outstanding warrants were calculated using the lowest possible exercise price during the term of the warrants.

3.  GOODWILL AND CUSTOMER LIST

     Goodwill and customer lists are being amortized on a straight-line basis over twenty to forty years and fifteen years, respectively. The Company continually evaluates whether events and circumstances have occurred that indicate the remaining estimated useful life of goodwill and customer lists may warrant revision or that the remaining unamortized balance of goodwill or customer lists may not be recoverable. When factors, such as operating losses, loss of customers, loss or suspension for an extended period of laboratory certification, or changes in the drug testing industry, if present, indicate that goodwill or customer lists should be evaluated for possible impairment, the Company uses an estimate of the related undiscounted cash flows over the remaining life of the goodwill or customer lists in measuring whether the goodwill and the customer lists are recoverable. Although management believes that goodwill and the customer lists are currently recoverable over the respective remaining amortization periods, it is possible, due to a change in circumstances, that the carrying value could become impaired in the future. Such impairment could have a material adverse effect on the results of operations in a particular reporting period.

4.  CONTINGENT LIABILITIES

     Incidental to its business, the Company from time to time is sued by individuals who have tested positive for drugs of abuse or who allege that improper analysis has been performed, generally arising from Laboratory Specialists, Inc.'s, the company's wholly owned subsidiary ("LSI"), alleged failure to properly administer drug urinalysis tests. LSI is currently a defendant in several such lawsuits. Based upon prior successful defense of similar-type lawsuits, the Company believes it has valid defenses to each of such lawsuits, and intends to vigorously defend in such actions. Although LSI maintains insurance protection against such liability, and LSI's insurance carriers have assumed the defense of LSI in connection with certain actions, the extent of such insurance coverage is limited, both in terms of types of risks covered by the policies and the amount of coverage. In the opinion of the Company's management and it's legal counsel, these suits and claims should not result in judgments or settle-ments which would have a material adverse effect on the Company's results of operations or financial position. Although LSI has not experienced any material liability related to such claims, there can be no assurance that LSI, and possibly LSAI, will not at some time in the future experience significant liability in connection with such claims and such liability may exceed the extent of such insurance coverage, both in terms of risks covered by the policies and the amount of coverage, which could have a material adverse effect upon the results of operations and financial condition of the Company.

5.  SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES

     In connection with the purchase of certain assets of Pathology Laboratories, Ltd. ("PLL"), LSI recorded a liability of $960,000 based upon estimated future quarterly payments. As of March 31, 1998, total payments of $751,688 were recorded as reductions in the liability owed to PLL for the four installments. The remaining balance of the liability, approximately $208,312, was recorded as a reduction in the carrying value of the PLL customer list.

     In connection with the purchase of certain assets of Accu-Path Medical Laboratory, Inc. ("Accu-Path"), LSI recorded a liability of $260,000 based upon estimated future quarterly payments. As of March 31, 1998, no payments have been made toward the liability with Accu-Path.

     A capital lease obligation of approximately $650,000 was incurred when LSI entered into an agreement with a vendor in 1996 to buy equipment and certain lab supplies at a fixed price per drug screen performed. The minimum monthly amount under the agreement was approximately $47,000 in 1996 and increased to approximately $60,000 in 1997, with approximately $13,000 per month allocated to the principal and interest of the capital lease obligation, and the remaining cost being allocated to the cost of laboratory supplies. The agreement resulted in LSI recording approximately $650,000 in additional equipment, with an equal amount of capital lease obligation recorded as long-term debt obligation payable over five years.

     The above transactions, except the monthly payment to the vendor and the reductions in the liability owed to PLL and Accu-Path, are non-cash transactions and have been excluded from the accompanying statements of cash flows.

6.  SUBSEQUENT EVENTS

     On May 1, 1998, the Company acquired from Harrison Laboratories, Inc. ("HLI"), a Texas corporation, certain intangible assets pursuant to an Asset Purchase Agreement dated April 13, 1998, ("HLI Asset Purchase"). The assets purchased included the customer list of HLI and certain other intangible assets. Pursuant to the HLI Asset Purchase, the Company (i) paid $500,000 at closing, (ii) assumed the obligations of HLI under a certain capital lease, dated November 11, 1997, which requires 60 monthly base payments of $6,137, and (iii) is required to make a final payment, on or before June 1, 1999, in an amount equal to 100 percent of the gross revenues directly attributable to each customer comprising the customer base of HLI for the year ended April 30, 1999, exceeding $533,000.

     On June 4, 1998, the Company completed a private offering of 555,222 shares of its common stock. The net proceeds of this offering were approximately $2,285,600. In part for services provided, the Company sold to Jesup & Lamont Securities Corporation warrants exercisable on or before June 3, 2003, for the purchase of 55,522 shares of the Company's common stock for $5.40 per share. The Company agreed to register and maintain the registration of the shares of common stock sold pursuant to the offering and those shares underlying the warrants at the Company's cost and expense. In the event the Company fails to file a registration statement registering such shares of common stock on or before July 4, 1998 and obtain effectiveness of such registration statement on or before September 2, 1998, the Company agreed to issue warrants to the purchasers of the common stock, exercisable for the purchase of 5% of the number of shares purchased for each 30-day period that the Company fails to file or obtain effectiveness of such registration statement.

     On July 1, 1998, the Company acquired the customer list and certain other intangible assets of TOXWORX Laboratories, Inc. for $2,400,000 pursuant to an Asset Purchase Agreement dated June 8, 1998.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS




To the Board of Directors of
Laboratory Specialists of America, Inc.:


We have audited the accompanying consolidated balance sheets of Laboratory Specialists of America, Inc. (an Oklahoma corporation) and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Laboratory Specialists of America, Inc. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Oklahoma City, Oklahoma,
March 6, 1998

           LABORATORY SPECIALISTS OF AMERICA, INC. AND SUBSIDIARIES


                         CONSOLIDATED BALANCE SHEETS

                          DECEMBER 31, 1997 AND 1996


                                                                             1997            1996
                                                                          -----------     ----------
                              ASSETS
CURRENT ASSETS:
  Cash and cash equivalents. . . . . . . . . . . . . . . . . . . . . .    $ 2,863,639     $  727,381
     Accounts receivable, net of allowance of $568,237 in 1997 and
     $597,499 in 1996. . . . . . . . . . . . . . . . . . . . . . . . .      2,262,990      1,696,744
Income tax refund receivable . . . . . . . . . . . . . . . . . . . . .        190,498        312,664
Inventories. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        109,929         99,754
Prepaid expenses and other . . . . . . . . . . . . . . . . . . . . . .        115,219        146,859
Deferred tax asset . . . . . . . . . . . . . . . . . . . . . . . . . .        160,709        211,078
                                                                          -----------     ----------

          Total current assets . . . . . . . . . . . . . . . . . . . .      5,702,984      3,194,480
                                                                          -----------     ----------

PROPERTY, PLANT AND EQUIPMENT, net of accumulated
     depreciation of $1,123,909 in 1997 and $900,948 in 1996 . . . . .      2,376,885      1,592,599
                                                                          -----------     ----------

OTHER ASSETS:
     Goodwill, net of accumulated amortization of $272,148 in 1997
     and $171,355 in 1996. . . . . . . . . . . . . . . . . . . . . . .      2,316,302      2,663,850
     Customer lists, net of accumulated amortization of $518,105 in
     1997 and $216,429 in 1996 . . . . . . . . . . . . . . . . . . . .      4,587,814      1,863,061
  Deferred costs . . . . . . . . . . . . . . . . . . . . . . . . . . .         32,595         80,818
                                                                          -----------     ----------

          Total other assets . . . . . . . . . . . . . . . . . . . . .      6,936,711      4,607,729
                                                                          -----------     ----------

          Total assets . . . . . . . . . . . . . . . . . . . . . . . .    $15,016,580     $9,394,808
                                                                          -----------     ----------
                                                                          -----------     ----------

            LABORATORY SPECIALISTS OF AMERICA, INC. AND SUBSIDIARIES


                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1997 AND 1996

                                                                              1997           1996
                                                                          -----------     ----------
                 LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable . . . . . . . . . . . . . . . . . . . . . . . . . .    $   742,292     $  521,705
  Accrued payroll expenses . . . . . . . . . . . . . . . . . . . . . .        411,364        300,103
  Accrued customer list installment payments . . . . . . . . . . . . .        510,345             --
  Other accrued expenses . . . . . . . . . . . . . . . . . . . . . . .         78,491         57,310
  Short-term debt. . . . . . . . . . . . . . . . . . . . . . . . . . .             --        410,293
  Current portion of long-term debt. . . . . . . . . . . . . . . . . .        527,696        118,085
  Obligations related to discontinued operation. . . . . . . . . . . .        126,813        784,272
                                                                          -----------     ----------

       Total current liabilities . . . . . . . . . . . . . . . . . . .      2,397,001      2,191,768
                                                                          -----------     ----------

LONG-TERM DEBT, net of current portion . . . . . . . . . . . . . . . .      2,353,428      1,245,690
                                                                          -----------     ----------

DEFERRED INCOME TAXES. . . . . . . . . . . . . . . . . . . . . . . . .        359,848        307,100

COMMITMENTS AND CONTINGENCIES (Note 9)

STOCKHOLDERS' EQUITY:
       Common stock, $0.001 par value, 20,000,000 shares authorized,
            4,924,818 shares issued and outstanding in 1997 and 3,313,405
            shares issued and outstanding in 1996. . . . . . . . . . .          4,925          3,313
       Paid in capital in excess of par. . . . . . . . . . . . . . . .      8,291,365      5,366,027
       Retained earnings . . . . . . . . . . . . . . . . . . . . . . .      1,610,013        280,910
                                                                          -----------     ----------

            Total stockholders' equity . . . . . . . . . . . . . . . .      9,906,303      5,650,250
                                                                          -----------     ----------

            Total liabilities and stockholders' equity . . . . . . . .    $15,016,580     $9,394,808
                                                                          -----------     ----------
                                                                          -----------     ----------

               THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF
                     THESE CONSOLIDATED BALANCE SHEETS.

           LABORATORY SPECIALISTS OF AMERICA, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF INCOME

             FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                                              1997           1996           1995
                                                                          -----------     ----------     ----------
REVENUES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $12,836,953     $8,726,799     $6,925,716

COST OF LABORATORY SERVICES. . . . . . . . . . . . . . . . . . . . . .      5,828,665      3,816,114      3,246,470
                                                                          -----------     ----------     ----------
    Gross profit . . . . . . . . . . . . . . . . . . . . . . . . . . .      7,008,288      4,910,685      3,679,246
                                                                          -----------     ----------     ----------

OPERATING EXPENSES:
    Selling. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        654,284        601,945        561,470
    General and administrative . . . . . . . . . . . . . . . . . . . .      3,230,117      2,442,602      2,157,410
    Depreciation and amortization. . . . . . . . . . . . . . . . . . .        690,268        504,123        232,535
    Asset impairment . . . . . . . . . . . . . . . . . . . . . . . . .             --        124,531             --
                                                                          -----------     ----------     ----------

        Total operating expenses . . . . . . . . . . . . . . . . . . .      4,574,669      3,673,201      2,951,415
                                                                          -----------     ----------     ----------

OTHER (EXPENSE) INCOME:
    Interest expense . . . . . . . . . . . . . . . . . . . . . . . . .       (230,433)       (67,185)       (29,651)
    Interest income. . . . . . . . . . . . . . . . . . . . . . . . . .         78,035         41,208        126,939
    Other income . . . . . . . . . . . . . . . . . . . . . . . . . . .          1,146          4,169        323,846
                                                                          -----------     ----------     ----------

        Total other (expense) income . . . . . . . . . . . . . . . . .       (151,252)       (21,808)       421,134
                                                                          -----------     ----------     ----------

        Income from continuing operations before income taxes. . . . .      2,282,367      1,215,676      1,148,965

INCOME TAX EXPENSE . . . . . . . . . . . . . . . . . . . . . . . . . .        953,264        527,171        474,405
                                                                          -----------     ----------     ----------

    Income from continuing operations. . . . . . . . . . . . . . . . .      1,329,103        688,505        674,560

DISCONTINUED OPERATION:
    Loss from operations of discontinued clinical business,
      net of tax benefit of $257,904 . . . . . . . . . . . . . . . . .             --       (500,636)            --
    Loss on disposal of clinical business, net of tax benefit
      of $489,420. . . . . . . . . . . . . . . . . . . . . . . . . . .             --       (773,580)            --
                                                                          -----------     ----------     ----------
        Net income (loss). . . . . . . . . . . . . . . . . . . . . . .      1,329,103       (585,711)       674,560

DIVIDENDS ON PREFERRED STOCK . . . . . . . . . . . . . . . . . . . . .             --             --         13,344
                                                                          -----------     ----------     ----------

    Net income (loss) available to common stockholders . . . . . . . .    $ 1,329,103     $ (585,711)    $  661,216
                                                                          -----------     ----------     ----------
                                                                          -----------     ----------     ----------

BASIC EARNINGS PER COMMON SHARE:
    Weighted average number of common stock shares outstanding . . . .      3,693,146      3,309,594      3,298,405
                                                                          -----------     ----------     ----------
                                                                          -----------     ----------     ----------

    Continuing operations. . . . . . . . . . . . . . . . . . . . . . .    $      0.36     $     0.21     $     0.20
    Discontinued operation . . . . . . . . . . . . . . . . . . . . . .             --          (0.39)            --
                                                                          -----------     ----------     ----------

        Total. . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $      0.36     $    (0.18)    $     0.20
                                                                          -----------     ----------     ----------
                                                                          -----------     ----------     ----------

DILUTED EARNINGS PER COMMON SHARE:
    Weighted average number of common stock shares
      and common stock equivalents outstanding . . . . . . . . . . . .      4,325,618      3,954,787      3,843,391
                                                                          -----------     ----------     ----------
                                                                          -----------     ----------     ----------

    Continuing operations. . . . . . . . . . . . . . . . . . . . . . .    $      0.31     $     0.17     $     0.17
    Discontinued operation . . . . . . . . . . . . . . . . . . . . . .             --          (0.32)            --
                                                                          -----------     ----------     ----------

        Total. . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $      0.31     $    (0.15)    $     0.17
                                                                          -----------     ----------     ----------
                                                                          -----------     ----------     ----------


                THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF
                   THESE CONSOLIDATED FINANCIAL STATEMENTS.

           LABORATORY SPECIALISTS OF AMERICA, INC. AND SUBSIDIARIES

               CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

             FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


                                                                              1997           1996           1995
                                                                           ----------     ----------     ----------
Preferred stock, $0.001 par value, $1 stated value:
    Balance, beginning of period . . . . . . . . . . . . . . . . . . .     $   --         $   --         $  300,000
    Redemption of stock (Note 5) . . . . . . . . . . . . . . . . . . .         --             --           (300,000)
                                                                           ----------     ----------     ----------

        Balance, end of period . . . . . . . . . . . . . . . . . . . .         --             --             --
                                                                           ----------     ----------     ----------

Common stock, $0.001 par value:
    Balance, beginning of period . . . . . . . . . . . . . . . . . . .          3,313          3,298          3,298
    Exercise of common stock warrants (Note 11). . . . . . . . . . . .          1,501         --             --
    Issuance of stock in connection with the settlement
        of a note payable (Note 7) . . . . . . . . . . . . . . . . . .            103         --             --
    Other issuance of stock. . . . . . . . . . . . . . . . . . . . . .              8             15         --
                                                                           ----------     ----------     ----------

        Balance, end of period . . . . . . . . . . . . . . . . . . . .          4,925          3,313          3,298
                                                                           ----------     ----------     ----------

Paid in capital in excess of par:
    Balance, beginning of period . . . . . . . . . . . . . . . . . . .      5,366,027      5,341,667      5,341,667
    Exercise of common stock warrants (Note 11). . . . . . . . . . . .      2,677,950         --             --
    Issuance of stock in connection with the settlement
        of a note payable (Note 7) . . . . . . . . . . . . . . . . . .        232,396         --             --
    Other issuance of stock. . . . . . . . . . . . . . . . . . . . . .         14,992         24,360         --
                                                                           ----------     ----------     ----------

        Balance, end of period . . . . . . . . . . . . . . . . . . . .      8,291,365      5,366,027      5,341,667
                                                                           ----------     ----------     ----------

Retained earnings:
    Balance, beginning of period . . . . . . . . . . . . . . . . . . .        280,910        866,621        205,405
    Net income (loss). . . . . . . . . . . . . . . . . . . . . . . . .      1,329,103       (585,711)       674,560
    Preferred stock dividends. . . . . . . . . . . . . . . . . . . . .         --             --            (13,344)
                                                                           ----------     ----------     ----------

        Balance, end of period . . . . . . . . . . . . . . . . . . . .      1,610,013        280,910        866,621
                                                                           ----------     ----------     ----------

            Total stockholders' equity . . . . . . . . . . . . . . . .     $9,906,303     $5,650,250     $6,211,586
                                                                           ----------     ----------     ----------
                                                                           ----------     ----------     ----------


                 THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF
                    THESE CONSOLIDATED FINANCIAL STATEMENTS.

              LABORATORY SPECIALISTS OF AMERICA, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF CASH FLOWS

                FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                                         1997            1996          1995
                                                                    ------------    -----------     -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss) . . . . . . . . . . . . . . . . . . . . . . . . $  1,329,103    $  (585,711)    $   674,560
    Adjustments to reconcile net income (loss) to net cash
      provided by operating activities--
        Depreciation and amortization . . . . . . . . . . . . . . .      690,268        550,933         232,535
        Provision for bad debts and other . . . . . . . . . . . . .       40,000        446,087          84,246
        Gain on sales of assets . . . . . . . . . . . . . . . . . .            -        (50,000)              -
        Deferred income taxes . . . . . . . . . . . . . . . . . . .      103,117       (744,936)        (18,694)
        Asset impairment. . . . . . . . . . . . . . . . . . . . . .            -        174,531               -
        Disposal of clinical business . . . . . . . . . . . . . . .            -      1,263,000               -
        Impact of changes in assets and liabilities--
          Accounts receivable . . . . . . . . . . . . . . . . . . .     (606,246)      (411,079)       (222,300)
          Income tax refund receivable. . . . . . . . . . . . . . .      275,139        (54,939)          8,600
          Inventories . . . . . . . . . . . . . . . . . . . . . . .      (10,175)        43,582          (3,745)
          Prepaid expenses and other. . . . . . . . . . . . . . . .       17,342         64,182         (13,045)
          Accounts payable and accrued expenses . . . . . . . . . .     (183,742)      (222,849)         (7,682)
                                                                    ------------    -----------     -----------
            Net cash provided by operating activities . . . . . . .    1,654,806        472,801         734,475
                                                                    ------------    -----------     -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures. . . . . . . . . . . . . . . . . . . . . . .   (1,038,561)      (127,915)       (211,886)
  Proceeds from sales of assets . . . . . . . . . . . . . . . . . .            -         50,000               -
  Purchase of PLL customer list . . . . . . . . . . . . . . . . . .   (2,406,593)             -               -
  Purchase of Accu-Path customer list . . . . . . . . . . . . . . .     (101,018)             -               -
  Purchase of NPLI stock, net of cash acquired. . . . . . . . . . .            -     (1,022,597)              -
  Acquisition costs . . . . . . . . . . . . . . . . . . . . . . . .      (98,569)      (301,816)       (101,826)
                                                                    ------------    -----------     -----------
            Net cash used in investing activities . . . . . . . . .   (3,644,741)    (1,402,328)       (313,712)
                                                                    ------------    -----------     -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Dividends paid. . . . . . . . . . . . . . . . . . . . . . . . . .            -              -         (24,748)
  Redemption of preferred stock . . . . . . . . . . . . . . . . . .            -              -        (300,000)
  Net proceeds from exercise of warrants and stock options. . . . .    2,733,272              -               -
  Payments on short-term debt . . . . . . . . . . . . . . . . . . .      (91,833)      (598,515)              -
  Payments on long-term debt. . . . . . . . . . . . . . . . . . . .     (902,651)      (155,628)        (90,585)
  Proceeds from long-term borrowings, net of loan
    origination fees. . . . . . . . . . . . . . . . . . . . . . . .    2,387,405             --              --
                                                                    ------------    -----------     -----------
            Net cash provided by (used in) financing activities        4,126,193       (754,143)       (454,154)
                                                                    ------------    -----------     -----------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS. . . . . . . . . .    2,136,258     (1,683,670)        (33,391)

CASH AND CASH EQUIVALENTS, beginning of period. . . . . . . . . . .      727,381      2,411,051       2,444,442
                                                                    ------------    -----------     -----------
CASH AND CASH EQUIVALENTS, end of period. . . . . . . . . . . . . . $  2,863,639    $   727,381     $ 2,411,051
                                                                    ------------    -----------     -----------
                                                                    ------------    -----------     -----------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the period for interest. . . . . . . . . . . . .     $  218,298  $   112,698     $    29,651
                                                                    ------------    -----------     -----------
                                                                    ------------    -----------     -----------
  Cash paid during the period for income taxes. . . . . . . . . . .     $  823,000  $   631,564     $   480,405
                                                                    ------------    -----------     -----------
                                                                    ------------    -----------     -----------

                THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF
                   THESE CONSOLIDATED FINANCIAL STATEMENTS.

              LABORATORY SPECIALISTS OF AMERICA, INC. AND SUBSIDIARIES

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             DECEMBER 31, 1997 AND 1996


1.   GENERAL:

Laboratory Specialists of America, Inc. (the "Company" or "LSAI"), an Oklahoma corporation, was organized in March 1994. Effective July 8, 1994, and January 2, 1996, respectively, LSAI acquired all of the capital stock of Laboratory Specialists, Inc. ("LSI"), a Louisiana corporation, and National Psychopharmacology Laboratory, Inc. ("NPLI"), a Tennessee corporation, and LSI and NPLI became wholly owned subsidiaries of LSAI.

Through LSI, the Company operates an independent forensic drug testing laboratory providing integrated drug testing services to corporations and governmental bodies, by negotiated contract, for detection of illegal drug use by employees and prospective employees. The Company's customers are primarily in the construction, transportation, service, mining and manufacturing industries, principally located in the southeast and southwest United States. See Note 3 for a discussion of NPLI.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of all subsidiary companies. All material intercompany transactions have been eliminated.

EARNINGS PER COMMON SHARE

The Company adopted the disclosure requirements of Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share," during 1997 and restated all previously presented amounts in conformity with SFAS No. 128.
Basic earnings per common share includes no dilution and is computed by dividing income available to common stockholders by the weighted-average number of common stock shares outstanding for the period. Diluted earnings per common share is computed by dividing income available to common stockholders by the weighted-average number of common stock shares and common stock equivalents outstanding which includes the dilutive impact of a convertible note payable and outstanding warrants and options using the treasury stock method.

The following table summarizes the calculation of basic earnings per common share and diluted earnings per common share:

                                                             FOR THE YEAR ENDED DECEMBER 31,
                                          ---------------------------------------------------------------------
                                                  1997                     1996                     1995
                                          ---------------------     -------------------     -------------------
                                          INCOME        SHARES      INCOME      SHARES      INCOME      SHARES
                                          (NUMER-      (DENOMI-     (NUMER-    (DENOMI-     (NUMER-    (DENOMI-
                                            ATOR)        NATOR)       ATOR)      NATOR)       ATOR)     NATOR)
                                          ----------   ----------   --------   ---------    --------   ---------
Income from continuing operations. . . .  $1,329,103                $688,505                $674,560
Less-- Preferred stock dividends . . . .          --                      --                  13,344
                                          ----------                --------                --------

BASIC EARNINGS PER COMMON SHARE
Income from continuing operations
     available to common stockholders. .   1,329,103    3,693,146    688,505   3,309,594     661,216   3,298,405

Per Common Share Amount. . . . . . . . .               $     0.36              $    0.21               $    0.20
                                                       ----------              ---------               ---------
                                                       ----------              ---------               ---------

              LABORATORY SPECIALISTS OF AMERICA, INC. AND SUBSIDIARIES

                             DECEMBER 31, 1997 AND 1996

                                                             FOR THE YEAR ENDED DECEMBER 31,
                                          ---------------------------------------------------------------------
                                                  1997                     1996                     1995
                                          ---------------------     -------------------     -------------------
                                          INCOME        SHARES      INCOME      SHARES      INCOME      SHARES
                                          (NUMER-      (DENOMI-     (NUMER-    (DENOMI-     (NUMER-    (DENOMI-
                                            ATOR)        NATOR)       ATOR)      NATOR)       ATOR)     NATOR)
                                          ----------   ----------  --------   ---------   --------    ---------
DILUTED EARNINGS PER COMMON SHARE
Effect of dilutive securities:
  Convertible note payable . . . . . . .         --       67,662         --     154,303         --           --
  Warrants . . . . . . . . . . . . . . .         --      460,226         --     484,286         --      541,809
  Options. . . . . . . . . . . . . . . .         --      104,584         --       6,604         --        3,177
                                          ----------   ----------  --------   ---------   --------    ---------
  Income from continuing operations
    available to common stockholders
    plus assumed conversions . . . . . . $1,329,103    4,325,618   $688,505   3,954,787   $661,216    3,843,391
                                          ----------   ----------  --------   ---------   --------    ---------
                                          ----------   ----------  --------   ---------   --------    ---------
Per Common Share Amount. . . . . . . . . $     0.31                $   0.17               $   0.17
                                         ----------                --------               --------
                                         ----------                --------               --------

During 1997, 66,000 warrants to purchase two shares of common stock at $7.20 per warrant were outstanding but were not included in the computation of diluted earnings per common share because the warrants' exercise price was greater than the average market price of the common shares. Of these warrants, 30,000 were exercised to purchase 60,000 shares of common stock in November 1997, and the common shares issued are included as outstanding for the period from exercise through December 31, 1997, in both the basic earnings per common share and diluted earnings per common share calculations. The remaining 36,000 warrants, which expire on October 10, 1999, were outstanding at the end of 1997 (see Note
11).

CASH AND CASH EQUIVALENTS

Cash equivalents consist of all highly liquid debt instruments with an initial maturity of three months or less at the date of purchase. The Company invests excess cash overnight in repurchase agreements, which are government collateralized securities. The carrying amount of cash and cash equivalents approximates fair value of those instruments due to their short maturity.

INVENTORIES

Inventories consist of supplies of laboratory chemicals and specimen collection materials. Inventories are valued at the lower of cost or market, using the first-in, first-out method.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are recorded at cost, and are depreciated over the estimated useful lives of the assets using the straight-line method as follows:

                                               ESTIMATED
                                              USEFUL LIVES       1997           1996
                                              -------------  -----------    ----------
     Land . . . . . . . . . . . . . . . . . .      N/A       $   169,353    $   29,353
     Building and improvements. . . . . . . . 7 - 40 Years     1,457,097       867,110
     Equipment. . . . . . . . . . . . . . . . 5 - 12 Years     1,765,377     1,492,633
     Vehicles . . . . . . . . . . . . . . . .      5 Years        32,419        32,419
     Furniture and fixtures . . . . . . . . . 5 - 10 Years        76,548        72,032
                                                             -----------    ----------
                                                               3,500,794     2,493,547
     Less- Accumulated depreciation and
       amortization . . . . . . . . . . . . .                 (1,123,909)     (900,948)
                                                             -----------    ----------
                                                             $ 2,376,885    $1,592,599
                                                             -----------    ----------
                                                             -----------    ----------

              LABORATORY SPECIALISTS OF AMERICA, INC. AND SUBSIDIARIES

                             DECEMBER 31, 1997 AND 1996


IMPAIRMENT OF LONG-LIVED ASSETS

Effective January 1, 1996, the Company adopted the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This standard requires that long-lived assets, certain identifiable intangibles and goodwill related to those assets be reviewed for impairment by asset group for which the lowest level of independent cash flows can be identified. The adoption of SFAS No. 121 in 1996 resulted in no adjustment to the consolidated financial statements of the Company. However, during the fourth quarter of 1996, the Company made a decision to hold for sale a former laboratory building, which resulted in an impairment of approximately $111,000 being recorded, which reduced the net book value of the building to $225,000. The impairment is included in "Asset Impairment" in the accompanying consolidated income statement.

GOODWILL AND CUSTOMER LISTS

Goodwill is amortized on a straight-line basis over 20 or 40 years and the customer lists are amortized on a straight-line basis over fifteen years. The Company continually evaluates whether events and circumstances have occurred that indicate the remaining estimated useful life of goodwill or the customer lists may warrant revision or that the remaining unamortized balance of goodwill or the customer lists may not be recoverable. When factors, such as operating losses, loss of customers, loss or suspension of laboratory certification for an extended period, or changes in the drug testing industry, if present, indicate that goodwill or the customer lists should be evaluated for possible impairment, the Company uses an estimate of the related undiscounted net cash flows over the remaining life of the goodwill or the customer lists in measuring whether they are recoverable. Although management believes that goodwill and the customer lists are currently recoverable over the respective remaining amortization periods, it is possible, due to a change in circumstances, that the carrying value could become impaired in the future. Such impairment could have a material effect on the results of operations in a particular reporting period.

DEFERRED COSTS

At December 31, 1997, deferred costs of $32,595 related to loan origination fees for two notes payable to a bank which were issued during 1997. These costs are being amortized over the related lives of the associated notes payable.
Deferred costs at December 31, 1996, included $38,821 of legal and accounting expenses incurred in connection with the registration of the Company's outstanding warrants (see Note 11), $33,523 related to construction in progress, and $8,474 other. In 1997, the deferred registration costs were recorded as a reduction of the proceeds from the exercise of the warrants. Also in 1997, the Company transferred the construction in progress to property, plant and equipment and began depreciating the costs when the related building was placed in use.

EMPLOYEE STOCK OPTION PLAN

The Company accounts for its employee stock option plan using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (see Note 10).

INCOME TAXES

Deferred income taxes are provided to reflect the future tax consequences of differences between the tax bases of assets and liabilities and their reported amounts in the financial statements.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and

          LABORATORY SPECIALISTS OF AMERICA, INC. AND SUBSIDIARIES

                       DECEMBER 31, 1997 AND 1996

expenses during the reporting period. Actual results could differ from those estimates as additional information becomes known.

3. BUSINESS ACQUISITIONS:

NATIONAL PSYCHOPHARMACOLOGY LABORATORY, INC.

On January 2, 1996, the Company acquired all of the issued and outstanding capital stock (the "NPLI Stock") of NPLI, and purchased goodwill (the "NPLI Goodwill"), pursuant to a Stock Purchase Agreement dated January 1, 1996 (the "NPLI Purchase Agreement"), and NPLI became a wholly owned subsidiary of the Company (the "NPLI Acquisition"). NPLI was engaged in forensic drug testing (urine drug screening with chain of custody) and clinical testing and analysis.

Pursuant to the Purchase Agreement and in connection with the NPLI Acquisition, the Company (i) agreed to pay $1,585,000 for the NPLI Stock of which $1,075,000 was paid at closing to the shareholders of NPLI (the "NPLI Shareholders"), and two unsecured promissory notes, with an aggregate adjusted face value of $510,000, were issued and delivered to the NPLI Shareholders, (ii) agreed to pay $140,000 for the NPLI Goodwill payable in 24 monthly installments commencing on February 1, 1996, (iii) assumed net liabilities of NPLI of approximately $875,000, and (iv) incurred deferred income taxes of approximately $800,000 as a result of NPLI's tax basis being significantly less than the purchase price of the NPLI Stock. All of the above resulted in a total purchase price of approximately $3,400,000, substantially all of which was recorded as intangible assets.

The forensic portion of NPLI's business was merged into LSI's operation effective February 1996. The Company intended to sell the clinical business during 1996, but after negotiations with three potential buyers failed, the Company shut down the clinical operations effective in the fourth quarter of 1996. The revenues related to the discontinued clinical operation for the year ended December 31, 1996, were approximately $3,413,000. The related operating loss and shut down expenses of the clinical business are included in the accompanying consolidated income statement as "Discontinued Operation" and "Disposition of Discontinued Operation," respectively. Assuming the acquisition had occurred at the beginning of 1995, the unaudited consolidated pro forma results of operations (excluding the clinical business) for the year ended December 31, 1995, are as follows (in thousands of dollars, except per-share amounts):

                                                                   (Unaudited)
                                                                   -----------
   Revenues. . . . . . . . . . . . . . . . . . . . . . . . . . .      $8,626

   Net income from continuing operations . . . . . . . . . . . .      $  851

   Basic earnings per common share from continuing operations. .      $ 0.26

   Diluted earnings per common share from continuing operations.      $ 0.22

PATHOLOGY LABORATORIES, LTD.

On January 31, 1997, the Company acquired from Pathology Laboratories, Ltd. ("PLL") certain intangible assets pursuant to an Asset Purchase Agreement dated January 31, 1997. PLL is a privately held corporation. The assets purchased included the forensic drug testing customer list of PLL and all contracts, contract rights and agreements, correspondence with the customers for which PLL has provided forensic drug testing services, and all assets owned by PLL used in connection with the PLL office in Greenville, South Carolina. Pursuant to the Purchase Agreement, the Company (i) paid $1,600,000 at closing and (ii) assumed the obligations of PLL under a certain lease, dated September 16, 1996, which requires monthly base rental payments of $2,083 and which expires on September 16, 1999.

          LABORATORY SPECIALISTS OF AMERICA, INC. AND SUBSIDIARIES

                       DECEMBER 31, 1997 AND 1996

Furthermore, the Company agreed to make four additional quarterly installment payments to PLL within 60 days following the end of each three-month period during the twelve months ending January 31, 1998. These quarterly payments are based on ninety percent of gross revenues directly attributable to each customer comprising the customer base of PLL for the year ending January 31, 1998, exceeding $1,600,000. Excluding the obligations assumed under the lease, the Company has estimated the total purchase price will be $2,560,000, which was allocated entirely to the customer list to be amortized over 15 years. In the accompanying consolidated balance sheet at December 31, 1997, the Company has $250,345 accrued for the remainder of the estimated purchase price as "accrued customer list installment payments." The initial purchase price of $1,600,000 was financed with additional long-term bank indebtedness. The Company consolidated the drug testing services with LSI's laboratory in March 1997.

Assuming the acquisition had occurred at the beginning of 1996, the unaudited consolidated pro forma results of operations for the year ended December 31, 1996, are as follows (in thousands of dollars, except per-share amounts):

                                                                  (Unaudited)
                                                                  -----------
   Revenues. . . . . . . . . . . . . . . . . . . . . . . . . . .    $11,287

   Net income from continuing operations . . . . . . . . . . . .    $ 1,093

   Basic earnings per common share from continuing operations. .    $  0.33

   Diluted earnings per common share from continuing operations.    $  0.28

ACCU-PATH MEDICAL LABORATORIES, INC.

On December 1, 1997, the Company acquired from Accu-Path Medical Laboratories, Inc. ("Accu-Path") certain intangible assets pursuant to an Asset Purchase Agreement dated December 1, 1997. Accu-Path is a privately held corporation. The assets purchased included the forensic drug testing customer list of Accu-Path, all contracts and contract rights for the providing of drug testing services, and certain of the assets owned by Accu-Path used in connection with the Accu-Path office in Ruston, Louisiana. The purchase price for these assets was established as 180% of the collected and collectible forensic drug testing customer list revenues during the period from June 1998 through November 1998. The Company paid $100,000 at closing and will pay within 30 days following the end of each three-month period after closing, 50% of the forensic testing revenue for each of the first three quarters. The remaining purchase price balance will be paid through four quarterly installment payments with the first of such payments due 30 days following the end of the first twelve-month anniversary date of the acquisition. The Company has estimated the total purchase price will be $360,000, which was allocated entirely to the customer list to be amortized over 15 years. In the accompanying consolidated balance sheet at December 31, 1997, the Company has $260,000 accrued for the remainder of the estimated purchase price as "accrued customer list installment payments." The Company consolidated the drug testing services with LSI's laboratory in December 1997. Had the acquisition occurred at the beginning of 1997, the Company's results of operations for the year ended December 31, 1997, would not have been materially different from those presented in the accompanying consolidated statement of income.

4. OTHER INCOME:

Other income, as reflected in the consolidated statement of income for the year ended December 31, 1995, includes proceeds of $320,000 received from the settlement of litigation brought by LSI.

5. TRANSACTIONS WITH RELATED PARTIES:

During the years 1997, 1996 and 1995, LSAI incurred approximately $170,000, $30,000 and $130,000, respectively, for legal services rendered by a director of the Company who also serves as legal counsel for the Company.

          LABORATORY SPECIALISTS OF AMERICA, INC. AND SUBSIDIARIES

                       DECEMBER 31, 1997 AND 1996

Management believes that the amounts incurred approximate those which would have been paid to unrelated parties for the same services.

In 1994, LSI issued a note payable in the amount of $353,123 to MBf USA, Inc. ("MBf") in connection with LSI's President and former owner, Arthur R. Peterson, Jr.'s acquisition of LSI's common stock. Peterson later exchanged all of the outstanding common stock of LSI for 1,000,000 shares of common stock and 300,000 shares of Series I Cumulative Redeemable Convertible Preferred Stock (the "Series I Preferred Stock") of LSAI. The Series I Preferred Stock was entitled to annual cumulative dividends based upon the national prime rate which initially was 6.75% subject to a maximum 2% rate increase or decrease adjustment. LSAI redeemed the Series I Preferred Stock in July 1995 at $1.00 per share totaling $300,000.

6. LINE OF CREDIT:

In December 1995, LSI entered into a $1 million line of credit arrangement, which matured in December 1996. The line of credit was renewed for $250,000 in January 1997, maturing in January 1998, with an interest rate equal to the Citibank N.A. rate, which was 8.25% at the date of renewal. LSAI is a guarantor of any balances outstanding under the line of credit, which is collateralized by LSI's accounts receivable, intangibles, inventories, equipment, and furniture and fixtures. No borrowings were made against the line of credit during 1997, and no balance was outstanding as of December 31, 1997.

7. DEBT:

Short-term debt at December 31, 1996, consisted of notes payable to the former shareholders of NPLI with a recorded amount of $334,460, representing the discounted value of approximately 153,282 shares reserved for issuance pursuant to the NPLI Purchase Agreement. The Company did not issue and deliver these shares to the former shareholders during 1996, based upon certain representations made by the NPLI Shareholders which the Company believed to have been misleading and false at the closing of the NPLI Acquisition. In August 1997, 103,333 shares of stock were issued to the NPLI shareholders to settle the note payable. The issuance of these shares of common stock has been excluded from the accompanying consolidated statement of cash flows as it is a non-cash transaction. The remaining short-term debt at December 31, 1996, of $75,833 related to the note payable for NPLI Goodwill (see Note 3), was paid in 1997.

Long-term debt consists of the following at December 31, 1997 and 1996:

                                                                                      1997         1996
                                                                                  ----------   ----------
Note payable to MBf, due February 1999, interest rate 7%,
   collateralized by substantially all of the assets of LSI (see Note 5) . . . .  $  353,123   $  353,123

Note payable for purchase of laboratory building . . . . . . . . . . . . . . . .        --        450,000

Capital lease agreement with Boehringer-Mannheim Corporation . . . . . . . . . .     442,567      560,652

Note payable to a bank bearing interest at 8.65%, with principal and interest payable monthly through June 2002 and the balance of principal and interest due in a balloon payment in July 2002,
   collateralized by substantially all of the assets of LSI. . . . . . . . . . .     697,101         --

Term loan with a bank bearing interest at the prime rate plus 0.5%
   (9.0% at December 31, 1997), with principal and interest payable monthly through January 2002, collateralized by substantially all
   of the assets of LSI. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1,388,333         --
                                                                                  ----------   ----------
   Total long-term debt. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2,881,124    1,363,775

   Less- Current portion . . . . . . . . . . . . . . . . . . . . . . . . . . . .    (527,696)    (118,085)
                                                                                  ----------   ----------
                                                                                  $2,353,428   $1,245,690
                                                                                  ----------   ----------
                                                                                  ----------   ----------



In late 1996, the Company purchased a building to be renovated for its new laboratory. The purchase was financed by a note payable to the seller due in June 1997, with no stated interest rate. This was a noncash transaction and was

          LABORATORY SPECIALISTS OF AMERICA, INC. AND SUBSIDIARIES

                       DECEMBER 31, 1997 AND 1996

excluded from the accompanying 1996 consolidated statement of cash flows. In 1996, this note payable to the seller was classified as long-term based on a written commitment from a bank to refinance the purchase and construction costs up to the lesser of 80% of appraised value or cost, not to exceed $720,000.
Upon maturity in 1997, the note was refinanced through a note payable to a bank.

During February 1996, LSI entered into an agreement with Boehringer-Mannheim Corporation through February 2001, to purchase equipment and certain lab supplies at a fixed price, per drug screen performed. The agreement resulted in the Company recording approximately $650,000 in additional equipment, with an equal amount recorded as a capital lease obligation payable over five years.
The amortization of the capital lease assets is included in depreciation expense in the accompanying consolidated statements of income. The total monthly payment through November 1996 was $46,740. The agreement was amended during December 1996, due to increased drug testing volumes and the new monthly payment became $59,750, with $13,223 allocated to the principal and interest of the capital lease obligation, and the remaining cost allocated to the cost of laboratory supplies. In July 1997, due to further increases in drug testing volumes, the original lease term was extended from five years to six years and additional equipment was added. The total monthly payment and capital lease obligation did not change as a result of this amendment, and the portion of the monthly payment which is allocated to the principal and interest of the capital lease obligation during the first five years of the agreement will be treated as equipment rental expense during the sixth year. The future minimum lease payments related to this obligation are as follows:

                                                    CAPITAL    OPERATING
                                                    --------   ----------
     1998 . . . . . . . . . . . . . . . . . .       $158,670   $  558,330
     1999 . . . . . . . . . . . . . . . . . .        158,670      558,330
     2000 . . . . . . . . . . . . . . . . . .        158,670      558,330
     2001 . . . . . . . . . . . . . . . . . .         26,446      690,555
     2002 . . . . . . . . . . . . . . . . . .         --          119,500
                                                    --------   ----------
                                                     502,456    2,485,045

     Less- Interest on capital lease obligation       59,889        --
                                                    --------   ----------
     Total future minimum lease payments. . .       $442,567   $2,485,045
                                                    --------   ----------
                                                    --------   ----------

8. INCOME TAXES:

Prior to 1995, the Company had no material differences between the tax bases of assets and liabilities and their reported amounts in the financial statements, except for certain goodwill which is not deductible for tax purposes, and treated as a permanent difference.

The 1997, 1996 and 1995 provision (benefit) for income taxes on income from continuing operations is summarized below:

          LABORATORY SPECIALISTS OF AMERICA, INC. AND SUBSIDIARIES

                       DECEMBER 31, 1997 AND 1996

                                                  1997       1996        1995
                                                --------   ---------   --------
     U.S. Federal--
          Current . . . . . . . . . . . . . .   $690,916   $ 581,467   $390,008
          Deferred. . . . . . . . . . . . . .     57,829    (166,115)    (8,735)
                                                --------   ---------   --------
                                                 748,745     415,352    381,273

     State. . . . . . . . . . . . . . . . . .    204,519     111,819     93,132
                                                --------   ---------   --------
                    Total . . . . . . . . . .   $953,264   $ 527,171   $474,405
                                                --------   ---------   --------
                                                --------   ---------   --------

The results of the discontinued operation for the year ended December 31, 1996, include a tax benefit of $747,324.

Deferred tax liabilities (assets) at December 31, 1997 and 1996, are composed of the following:

                                                         1997         1996
                                                       ---------    ---------
Net current deferred tax asset:
   Allowance for doubtful accounts                     $(133,660)   $(134,273)
   Accrued liabilities                                   (58,564)    (105,180)
   Deferred taxable revenue, short-term                    4,848       28,375
   Customer list, net of amortization, short-term         26,667         --
                                                       ---------    ---------
                                                        (160,709)    (211,078)
                                                       ---------    ---------
Net non-current deferred tax liability:
   Accelerated depreciation                               42,515      (69,748)
   Customer list, net of amortization, long-term         317,333      372,000
   Deferred taxable revenue, long-term                      --          4,848
                                                       ---------    ---------
                                                         359,848      307,100
                                                       ---------    ---------
               Total deferred taxes                    $ 199,139    $  96,022
                                                       ---------    ---------
                                                       ---------    ---------

In the following table, the U.S. Federal income tax rate is reconciled to the Company's 1997, 1996 and 1995 effective tax rates from continuing operations for income as reflected in the consolidated statements of income.

                                        1997           1996         1995
                                        ----           ----         ----
     U.S. statutory rate. . . . . .     34.0%          34.0%        34.0%
     Increases resulting from--
       State income taxes . . . . . .    6.1            6.1          5.4
       Goodwill amortization. . . . .    1.5            2.9          1.2
       Other. . . . . . . . . . . . .    0.2            0.4          0.7
                                        ----           ----         ----
                                        41.8%          43.4%        41.3%
                                        ----           ----         ----
                                        ----           ----         ----

9. COMMITMENTS AND CONTINGENCIES:

CONTINGENT LIABILITIES

Incidental to its business, the Company from time to time is sued by individuals who have tested positive for drugs of abuse, generally arising from LSI's alleged failure to properly administer drug urinalysis tests. LSI is currently a defendant in several such lawsuits. Based upon prior successful defense of similar-type lawsuits, the Company believes it has valid defenses to each of such lawsuits, and intends to vigorously defend itself in such actions.
Although LSI

          LABORATORY SPECIALISTS OF AMERICA, INC. AND SUBSIDIARIES

                       DECEMBER 31, 1997 AND 1996

maintains insurance to protect itself against such liability, and LSI's insurance carriers have assumed the defense of LSI in connection with certain actions, the extent of such insurance coverage is limited, both in terms of types of risks covered by the policies and the amount of coverage. In the opinion of the Company's management and its legal counsel, these suits and claims should not result in judgments or settlements which would have a material adverse effect on the Company's results of operations or financial position. Although LSI has not experienced any material liability related to such claims, there can be no assurance that LSI, and possibly LSAI, will not at some time in the future experience significant liability in connection with such claims and such liability may exceed the extent of such insurance coverage, both in terms of risks covered by the policies and the amount of coverage, which could have a material effect on the results of operations and financial condition of the Company.

CERTIFICATION

The Company's laboratory is certified by the Substance Abuse and Mental Health Services Administration ("SAMHSA"), the successor to the National Institute on Drug Abuse, as well as certain state and local jurisdictions. Certification by SAMHSA is essential to the Company's business, as certain clients are required to use certified laboratories, and many of its clients look to certification as an indication of reliability and accuracy of tests. In order to remain certified, the Company is subject to frequent inspections and proficiency tests. Failure to meet any of the numerous certification requirements could result in suspension or loss of certification. Such suspension or loss of certification could have a material adverse effect on the Company.

EMPLOYMENT AGREEMENTS

LSAI has written employment agreements with its President and its Chief Executive Officer which provide, among other things, the following: (i) a term of four years from April 16, 1996, which automatically extends one additional year after each year of service; (ii) a base salary of $112,500 each; (iii) bonuses at the discretion of the Board of Directors not to exceed 10 percent of the net income of LSAI; (iv) eligibility for stock options under LSAI's stock option plans (see Note 10); and (v) health and disability insurance benefits and life insurance of $500,000. Subsequent to December 31, 1997, these agreements were verbally amended to increase the base salary to $114,750 each. The agreements also restrict the right to participate in other activities outside of LSAI to the extent such activities conflict with the ability to perform duties and that would violate duty and loyalty to LSAI.

LSI has a written employment agreement with its President which provides, among other things, the following: (i) a term of four years from April 16, 1996, which automatically extends one additional year after each year of service; (ii) a base salary of $125,000, (iii) a bonus equal to 10 percent of the pre-tax income of LSAI, not to exceed $50,000; (iv) eligibility for stock options under LSAI's stock option plans (see Note 10); and (v) health and disability insurance benefits and life insurance of $1,000,000. Subsequent to December 31, 1997, this agreement was verbally amended to increase the base salary to $127,500.
The agreement requires the President to devote his full time and attention to the business of LSI.

LSI has verbal employment agreements with five key employees which provide, among other things, the following: (i) bonuses equal to one percent of the pre-tax income of LSI or equal to one percent of the net income of LSAI; (ii) other bonuses at the discretion of the Board of Directors; (iii) eligibility for stock options under LSAI's stock option plans (see Note 10); and (iv) eligibility for health, disability and life insurance benefits on the same terms as other employees. Additionally, LSI has a written employment severance agreement with one of these employees providing for salary continuation for a period of twelve months upon termination for any reason other than cause. The agreements require the five key employees to devote their full time and attention to the business of LSI.

          LABORATORY SPECIALISTS OF AMERICA, INC. AND SUBSIDIARIES

                       DECEMBER 31, 1997 AND 1996

JUDICIAL DECISIONS AND GOVERNMENT POLICY

Employee drug testing by federal agencies and certain private employers is subject to regulation by certain federal agencies. Legislation currently exists in a number of states regulating the circumstances under which employers may test employees and the procedures under which such tests must be conducted. In addition, the circumstances under which drug testing can legally be required by employers is subject to court precedent and judicial review.

HAZARDOUS MATERIALS

Certain testing procedures employed by the Company require the use of hazardous materials. Failure to comply with current or future federal, state or local environmental laws or regulations could have a material adverse effect on the Company.

10. STOCK OPTION PLANS:

LSAI established the 1994 Stock Option Plan (the "1994 Plan") on May 10, 1994. On October 30, 1996, the 1994 Plan was amended, and the total number of shares of common stock authorized and reserved for issuance was increased from 225,000 to 425,000. The 1994 Plan provides for the issuance of both incentive stock options ("ISO Options") and nonqualified stock options with or without stock appreciation rights ("SARs") to directors, executive officers, key employees and independent contractors and consultants of the Company and its subsidiaries.
ISO Options may be granted only to employees of the Company and its subsidiaries.

On October 1, 1997, LSAI established the 1997 Non-Qualified Stock Option Plan (the "1997 Plan"), with 400,000 shares of common stock authorized to be granted. The 1997 Plan provides for the issuance of non-qualified stock options, with stock appreciation rights attached, to directors, executive officers, key employees and independent contractors and consultants of the Company and its subsidiaries.

The Board of Directors interprets both Plans and establishes certain committees to administer the Plans. These committees or the Board of Directors have authority to grant options to all eligible employees and determine the types of options granted, with or without SARs, the terms, restrictions and conditions of the options at the time of grant, and whether SARs, if granted, are exercisable at the time of the exercise of the option to which the SAR is attached. Under both Plans, the option price of the common stock is determined by the Board of Directors or the various committees. The price may not be less than 85% of the fair market value of the shares on the date of the grant of the option, with the exception of ISO options, which may not be less than the fair market value of the shares on the date of grant. The Company's stock options are fixed-price options generally granted at the fair market value of the underlying common stock on the date of grant. Generally, the options vest and become exercisable six months from the grant date and expire five to ten years after the grant date.

          LABORATORY SPECIALISTS OF AMERICA, INC. AND SUBSIDIARIES

                       DECEMBER 31, 1997 AND 1996

The following table shows the activity for options issued under the Plans as well as other options issued:

                                                 1994 PLAN AND
                                             OTHER OPTIONS ISSUED            1997 PLAN
                                          -------------------------   ------------------------
                                                       WEIGHTED                   WEIGHTED
                                                        AVERAGE                    AVERAGE
                                                     EXERCISE PRICE             EXERCISE PRICE
                                           OPTIONS     PER OPTION     OPTIONS    PER OPTION
                                          --------   --------------   -------   --------------
   Balance outstanding December 31, 1994      --          --             --           --
      Options granted. . . . . . . . . .   125,000        3.00           --           --
                                          --------                    -------

   Balance outstanding December 31, 1995   125,000        3.00           --           --
      Options granted. . . . . . . . . .   185,000        2.75           --           --
                                          --------                    -------

   Balance outstanding December 31, 1996   310,000        2.85           --           --
      Options cancelled. . . . . . . . .  (250,000)       2.82           --           --
      Options granted. . . . . . . . . .   250,000        2.00        340,000        3.18
      Options exercised. . . . . . . . .    (7,500)       2.00           --           --
                                          --------                    -------

   Balance outstanding December 31, 1997   302,500        2.20        340,000        3.18
                                          --------                    -------
                                          --------                    -------
   Options exercisable--
      December 31, 1995. . . . . . . . .    10,000        3.00           --           --
      December 31, 1996. . . . . . . . .   125,000        3.00           --           --
      December 31, 1997. . . . . . . . .   302,500        2.20           --           --

Following is the range of exercise prices, the weighted-average remaining life of all stock options outstanding at December 31, 1997, and the weighted-average price within each price range of those options outstanding and those options exercisable at December 31, 1997.

                                                                  OPTIONS EXERCISABLE AT
             OPTIONS OUTSTANDING AT DECEMBER 31, 1997                DECEMBER 31, 1997
        ------------------------------------------------------   ------------------------
                                   WEIGHTED-
                                    AVERAGE       WEIGHTED-                  WEIGHTED-
                     EXERCISE      REMAINING       AVERAGE                    AVERAGE
                      PRICE       CONTRACTUAL   EXERCISE PRICE             EXERCISE PRICE
        OPTIONS     PER OPTION    LIFE (YEARS)    PER OPTION     OPTIONS     PER OPTION
        -------     ----------    ------------  --------------   -------   --------------
        242,500          $2.00         9.3          $2.00        242,500        $2.00
         60,000           3.00         2.9           3.00         60,000         3.00
        340,000           3.18         9.8           3.18             --           --
        -------                                                  -------
        642,500      2.00-3.18         8.9           2.72        302,500         2.20
        -------                                                  -------
        -------                                                  -------

SFAS No. 123, "Accounting for Stock-Based Compensation," prescribes a fair-value method of accounting for employee stock options under which compensation expense is measured based on the estimated fair value of stock options at the grant date and recognized over the period that the options vest. The Company will continue to account for its stock option plans under the optional intrinsic value method of APB No. 25, whereby no compensation expense is recognized for fixed-price stock options with a grant price equal to or in excess of the fair market value of the underlying stock at the grant date. Had compensation expense been determined in accordance with SFAS No. 123, the estimated weighted-average, grant-date fair value would have been $0.94, $1.14 and $1.23 per option for those

          LABORATORY SPECIALISTS OF AMERICA, INC. AND SUBSIDIARIES

                       DECEMBER 31, 1997 AND 1996

options granted in 1997, 1996 and 1995, respectively, and the resulting compensation expense would have reduced net income and earnings per share as shown in the following pro forma amounts. These amounts may not be representative of compensation expense that might be expected to result in future years using the fair-value method of accounting for employee stock options, as the number of options granted in a particular year may not be indicative of the number of options granted in future years.

                                        1997           1996         1995
                                     ----------     ---------     --------
     Net income (loss) available
      for common stockholders:
       As reported . . . . . . . .   $1,329,103     $(585,711)    $661,216
       Pro forma . . . . . . . . .    1,053,706      (673,516)     614,771

     Earnings (loss) per share:
       Basic, as reported. . . . .   $     0.36     $   (0.18)    $   0.20
       Diluted, as reported. . . .         0.31         (0.15)        0.17
       Basic, pro forma. . . . . .         0.29         (0.20)        0.19
       Diluted, pro forma. . . . .         0.24         (0.17)        0.16

The fair value of each option granted in 1997, 1996 and 1995 was estimated as of the grant date using the Black-Scholes option pricing model with the following weighted-average assumptions:

                                         1997           1996           1995
                                         ----           ----           ----
     Expected life (years) . . . .         5              5              5
     Risk-free interest rate . . .         6%             6%             6%
     Expected dividend yield . . .        --             --             --
     Expected volatility . . . . .        38%            35%            35%

11. COMMON STOCK WARRANTS:

In connection with the Company's public offering on October 11, 1994, the Company issued 660,000 warrants. No warrants had been exercised at December 31, 1996. Until April 15, 1997, each warrant could be exercised to purchase two shares of common stock for $3.50 per share. After April 15, 1997, each warrant could be exercised to purchase two shares of common stock for $2.00 per share. On September 3, 1997, LSAI gave notice to the holders of these warrants of the Company's election to redeem the outstanding warrants at $0.01 each on October 14, 1997, unless extended, at the sole discretion of the Company, to a date not later than November 7, 1997 (the "Warrant Redemption"). As a result, 658,290 of the warrants were exercised in September and October 1997, and the remaining 1,710 warrants were redeemed.

As a portion of the public offering underwriting compensation, the Company also issued warrants to purchase 66,000 units at $7.32 per unit, consisting of two shares of common stock and one warrant for two additional shares of common stock, exercisable during a four-year period commencing on October 11, 1995 (the "Underwriter Warrants"). The warrants included within each unit were exercisable under the same terms as the warrants issued in connection with the public offering as described above. As a result of the Warrant Redemption, 62,000 of these warrants were exercised for $0.12 per warrant plus $2.00 per share in September and October 1997, and the remaining 4,000 warrants were redeemed. After the Warrant Redemption, the holders of the Underwriter Warrants continue to have the right to exercise the Underwriter Warrants with respect to the two shares of common stock comprising the unit for $7.20. In November 1997, 30,000 of the Underwriter Warrants were exercised with respect to the two shares of common stock

          LABORATORY SPECIALISTS OF AMERICA, INC. AND SUBSIDIARIES

                       DECEMBER 31, 1997 AND 1996

comprising the unit for $7.20. The remaining 36,000 of the Underwriter Warrants with respect to the two shares of common stock had not been exercised and were outstanding at December 31, 1997. The proceeds from the exercise of all warrants during 1997 are included in "net proceeds from exercise of warrants and stock options" in the accompanying consolidated statement of cash flows and was approximately $2.7 million, net of commissions and other offering expenses.

In connection with the Warrant Redemption, LSAI issued warrants to purchase 144,058 shares of common stock to various investment bankers as a portion of their compensation for serving as managers of the Warrant Redemption and certain other services. These warrants have an exercise price per share of $2.20 and expire on October 14, 2000. Both the number of shares and the exercise price per share are subject to adjustment under certain circumstances. The value of these warrants, recognized as compensation paid to the investment bankers for services provided, was treated as a reduction in the recognized net proceeds to the Company from the Warrant Redemption. The value of the outstanding warrants is included in paid in capital in excess of par and entirely offsets the recognized compensatory value of the warrants, resulting in no net effect on stockholders' equity.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by any of the Underwriters. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, by any person in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstance, create any implication that there has been no change in the affairs of the Company since the date hereof.

                          ------------------------

                            TABLE OF CONTENTS
                                                                           PAGE
                                                                           ----
Prospectus Summary . . . . . . . . . . . . . . . . . . . . . . . . . .    3
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
The Company. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
Selling Shareholders . . . . . . . . . . . . . . . . . . . . . . . . .   15
Price Range of Common Stock; Dividends . . . . . . . . . . . . . . . .   17
Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
Selected Financial Information . . . . . . . . . . . . . . . . . . . .   19
Management's Discussion and
    Analysis of Financial Condition
    and Results of Operations. . . . . . . . . . . . . . . . . . . . .   20
Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
Management . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
Certain Transactions . . . . . . . . . . . . . . . . . . . . . . . . .   39
Security Ownership of Certain
    Beneficial Owners and Management . . . . . . . . . . . . . . . . .   40
Description of Securities. . . . . . . . . . . . . . . . . . . . . . .   41
Shares Eligible for Future Sale. . . . . . . . . . . . . . . . . . . .   44
Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . . .   45
Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46
Index to Financial Statements. . . . . . . . . . . . . . . . . . . . .  F-1

                          ------------------------

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------


                             34,000 UNITS

                       (EACH UNIT CONSISTING OF
                             TWO SHARES OF
                             COMMON STOCK)

                         ISSUABLE UPON EXERCISE
                              OF WARRANTS


                             194,058 SHARES

                              COMMON STOCK

                        ISSUABLE UPON EXERCISE OF
                        STOCK OPTIONS AND WARRANTS


                           LABORATORY SPECIALISTS

                             OF AMERICA, INC.


                          ------------------------

                                 PROSPECTUS

                          ------------------------


    ANY REQUESTS FOR INFORMATION CONCERNING THIS OFFERING MAY BE MADE BY CALLING THE COMPANY'S OFFICE AT (405) 232-9800 OR BY WRITING TO LABORATORY SPECIALISTS OF AMERICA, INC., 101 PARK AVENUE, SUITE 810, OKLAHOMA CITY, OKLAHOMA 73102, ATTENTION: LARRY E. HOWELL.


                          ----------------------


                                     , 1998

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 1031 of the Oklahoma General Corporation Act permits (and Registrant's Certificate of Incorporation and Bylaws, which are incorporated by reference herein, authorize) indemnification of directors and officers of Registrant and officers and directors of another corporation, partnership, joint venture, trust or other enterprise who serve at the request of Registrant, against expenses, including attorneys fees, judgments, fines and amount paid in settlement actually and reasonably incurred by such person in connection with any action, suit or proceeding in which such person is a party by reason of such person being or having been a director or officer of Registrant or at the request of Registrant, if he conducted himself in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Registrant may not indemnify an officer or a director with respect to any claim, issue or matter as to which such officer or director shall have been adjudged to be liable to Registrant, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. To the extent that an officer or director is successful on the merits or otherwise in defense on the merits or otherwise in defense of any action, suit or proceeding with respect to which such person is entitled to indemnification, or in defense of any claim, issue or matter therein, such person is entitled to be indemnified against expenses, including attorney's fees, actually and reasonably incurred by him in connection therewith.

     The circumstances under which indemnification is granted with an action brought on behalf of Registrant are generally the same as those set forth above; however, expenses incurred by an officer or a director in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of final disposition upon receipt of an undertaking by or on behalf of such officer or director to repay such amount if it is ultimately determined that such officer or director is not entitled to indemnification by Registrant.

     These provisions may be sufficiently broad to indemnify such persons for liabilities arising under the Securities Act of 1933, as amended (the "Act").

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


      S.E.C. Registration Fees                        $    207.00
      N.A.S.D. Filing Fees                                 927.00
     *State Securities Laws (Blue Sky) Legal Fees       12,000.00
     *State Securities Laws Filing Fees                 10,000.00
     *Printing and Engraving                            15,000.00
     *Legal Fees                                        47,000.00
     *Accounting Fees and Expenses                      10,000.00
     *Transfer and Warrant Agent's Fees                  2,000.00
     *Miscellaneous                                      1,866.00
                                                      -----------
          Total                                       $100,000.00
                                                      -----------
                                                      -----------


-----------------------------
*Estimated

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

     Pursuant to the Stock Purchase Agreement with National
Psychopharmacology Laboratory, Inc., Haroutune K. Dekirmenjian and Kenneth O. Jobson, dated January 1, 1996, and the Settlement Agreement and General Release, Registrant issued 103,333 shares of Common Stock to Haroutune K. Dekirmenjian and Kenneth O. Jobson on August 25, 1997.

     On June 4, 1998, Registrant sold (i) warrants to Jesup & Lamont Securities Corporations for net proceeds to Registrant of $55, such warrants are exercisable for the purchase of 55,522 shares of Registrant's common stock, and (ii) 555,222 shares of Registrant's Common Stock, to the following persons:

                                                                       PURCHASE       NUMBER OF
                                                          DATE OF      PRICE PER       SHARES          NET
NAME                                                     PURCHASE        SHARE        PURCHASED     PROCEEDS(1)
----                                                     --------        -----        ---------     -----------
Special Situations Private Equity Fund, LP                6/4/98         $4.50         222,222       $929,999
Pequot Scout Fund, LP                                     6/4/98          4.50         200,000        837,000
Julius O. Luck                                            6/4/98          4.50           2,000          8,370
Paul S. Vanderwerf                                        6/4/98          4.50           1,000          4,058
KDP Enterprises                                           6/4/98          4.50          10,000         41,850
Metropolis Equity Fund                                    6/4/98          4.50          10,000         41,850
Ralph Mandarino                                           6/4/98          4.50           5,000         20,925
David Herzog                                              6/4/98          4.50           5,000         20,925
Alfred Aysseh                                             6/4/98          4.50          40,000        167,400
Alain Aysseh                                              6/4/98          4.50          10,000         41,850
OT Finance SA                                             6/4/98          4.50          15,000         62,775
Merl Trust                                                6/4/98          4.50           7,000         29,295
The Lucien I. Levy Revocable Living Trust                 6/4/98          4.50           5,000         20,925
Elvire Levy                                               6/4/98          4.50           5,000         20,925
Michele Spycher                                           6/4/98          4.50           3,000         12,555
William H. Duling and Susan E. Duling                     6/4/98          4.50           5,000         20,925

------------------------
(1) Commissions equal to seven percent of the Purchase Price Per Share were paid to Jesup & Lamont Securities Corporation.

     Registrant relied on Rule 506, Rule 144A and Section 4(2) of the Securities Act of 1933 for exemption from the registration requirements of such Act. Each investor was furnished information concerning the operations of Registrant, and each had the opportunity to verify the information supplied. Additionally, Registrant obtained a signed representation from each of the foregoing persons in connection with the purchase of the Common Stock of his, her or its intent to acquire such Common Stock for the purpose of investment only, and not with a view toward the subsequent distribution thereof; each of the certificates representing the Common Stock of Registrant was stamped with a legend restricting transfer of the securities represented thereby, and Registrant issued stop transfer instructions to UMB Bank Oklahoma, the Transfer Agent for the Common Stock of the Company, concerning all certificates representing the Common Stock held by the aforementioned shareholders of Registrant.


ITEM 27.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


     EXHIBIT NO.
     -----------
         2.1       The Exchange Agreement, among Registrant, Arthur R. Peterson,
                   Jr., MBf USA, Inc., John Simonelli and Larry E. Howell,
                   dated June 30, 1994.(3)

         2.2       The Asset Purchase Agreement with National Drug Assessment
                   Corporation, dated November 30, 1994.(4)

         2.3       The Stock Purchase Agreement with National Psychopharmacology
                   Laboratory, Inc., Haroutune K. Dekirmenjian and Kenneth O.
                   Jobson, dated January 1, 1996.(5)

         2.3       Settlement Agreement and General Release amongst Registrant,
                   National Psychopharmacology Laboratory, Inc., Kenneth O.
                   Jobson and Haroutune K. Dekirmenjian, dated August 25,
                   1997.(2)

         3.1       Registrant's Certificate of Incorporation.(3)


         3.2       Registrant's Bylaws.(3)

         4.1       Form of Certificate of Common Stock of Registrant.(6)

         4.2       Form of 1994 Warrant.(6)

         4.3 Form of Warrant Agreement between Registrant and Liberty Bank and Trust Company of Oklahoma City, N.A.(6)

         4.4       Form of Representative's Warrants ("Barron Chase Group
                   Warrants").(6)

         4.5       Form of Warrant for Purchase of Common Stock (the "Barber
                   Bronson Group Warrants").(2)

         4.6       Laboratory Specialists of America, Inc. 1994 Stock Option
                   Plan, adopted May 10, 1994.(3)

         4.7       Laboratory Specialists of America, Inc. 1994 Stock Option
                   Plan (Amended and Restated October 30, 1996).(2)

         4.8       Common Stock Purchase Warrant issued to The Equity Group,
                   Inc., dated December 1, 1995 (the "EGI Stock Option).(2)

         4.9       Laboratory Specialists of America, Inc. 1997 Non-Qualified
                   Stock Option Plan.(11)

         4.10 Form of Warrant Certificate evidencing warrants sold to Jesup & Lamont Securities Corporation, dated June 4,
                   1988.(11)

         4.11      The Registration Rights Agreement with Jesup & Lamont
                   Securities Corporation and the Selling Shareholders identified in the Prospectus, dated June 4, 1998.(1)

         5.1       Opinion of Dunn Swan & Cunningham, A Professional
                   Corporation, counsel to Registrant, regarding legality of the securities covered by this Registration Statement.(2)

        10.1 Employment Agreement with John Simonelli, as amended and restated September 26, 1997.(10)

        10.2 Employment Agreement with Larry E. Howell, as amended and restated September 26, 1997.(10)

        10.3       Employment Agreement between Arthur R. Peterson, Jr. and
                   Laboratory Specialists, Inc.,as amended and restated
                   September 26, 1997.(10)

        10.4       Standard Oklahoma Business Complex Lease with 101 Park
                   L.L.C., dated June 25, 1996.(7)

        10.5       Garden Offices Building Lease Agreement between Swiss/M Ltd
                   Partners and Laboratory Specialists, Inc., dated July 22,
                   1996.(7)

        10.6       Credit Sale Agreement among Hugh O'Connor, Laboratory
                   Specialists, Inc. and Laboratory Specialists of America,
                   Inc., dated December 3, 1996.(8)

        10.7       Standard Form of Agreement between Owner and Contractor among
                   Kerry O'Connor General Contractor, Inc., Laboratory
                   Specialists, Inc. and Laboratory Specialists of America,
                   Inc.(8)

        10.8       The Stock Purchase Agreement with National Psychopharmacology
                   Laboratory, Inc., Haroutune K. Dekirmenjian and Kenneth O.
                   Jobson, dated January 1, 1996.(5)


        10.9       Loan Agreement between Hibernia National Bank and Laboratory
                   Specialists, Inc., dated December 27, 1995.(8)

        10.10      Promissory Note issued by Laboratory Specialists, Inc. to
                   Hibernia National Bank, dated December 27, 1995.(8)

        10.11 Investment Banking Agreement between Laboratory Specialists of America, Inc. ("Registrant") and Barber & Bronson
                   Incorporated, dated June 5, 1997.(2)

        10.12      Amendment to Asset Purchase Agreement between Pathology
                   Laboratories, Ltd. and Laboratory Specialists of America,
                   Inc., dated June 30, 1997.(2)

        10.13      Loan Agreement between Hibernia National Bank and Laboratory
                   Specialists, Inc., dated July 2, 1997.(9)

        10.14      Promissory Note issued by Laboratory Specialists, Inc. to
                   Hibernia National Bank, dated July 2, 1997.(9)

        10.15      Employment Severance Agreement between Robert A. Gardebled,
                   Jr. and Laboratory Specialists, Inc., dated November 20,
                   1997.(10)

        10.16      Asset Purchase Agreement amongst Harrison Laboratories,
                   Inc., Roy D. Harrison, Laboratory Specialists, Inc. and
                   Registrant, dated April 13, 1998.(11)

        10.17      Employment Agreement amongst Roy D. Harrison, Laboratory
                   Specialists, Inc. and Registrant dated May 1, 1998.(11)

        10.18      The Selling Agreement with Jesup & Lamont Securities
                   Corporation, dated June 4, 1988.

        10.19      Asset Purchase Agreement amongst TOXWORX Laboratories,
                   Inc., Kingsley Labrosse and Registrant dated June 8,
                   1998.(11)

        22.1       Subsidiary of Registrant.(2)

        23.1       Consent of Arthur Andersen LLP, dated July 8, 1998.

        23.2       Consent of Deloitte & Touche LLP, dated August 26, 1997.(2)

        23.3       Consent of Dunn Swan & Cunningham, A Professional
                   Corporation, dated July 7, 1998.

        25.1       Power of Attorney of John Simonelli, dated July 7, 1997.(2)

        25.2       Power of Attorney of Larry E. Howell, dated July 7, 1997.(2)

        25.3       Power of Attorney of Arthur R. Peterson, Jr.,July 7, 1997.(2)

        25.4       Power of Attorney of Robert A. Gardebled, Jr., dated July 7,
                   1997.(2)

        25.5       Power of Attorney of Jerome P. Welch, dated July 7, 1997.(2)

        25.6       Power of Attorney of Michael E. Dunn, dated July 7, 1997.(2)

        28.1       Stock Exchange Agreement between and among Laboratory
                   Specialists, Inc., MBf USA, Inc. and Arthur R. Peterson, Jr., dated February 23, 1994.(3)

        28.2       Promissory Note issued to MBf USA, Inc. by Laboratory
                   Specialists, Inc., dated February 23, 1994.(3)


-------------------------------------------------------

(1)  To be furnished by amendment.
(2)  Previously furnished.
(3) Incorporated by reference to Form SB-2 Registration Statement No. 33-82058-D as filed with the Central Regional Office of the Commission on July 28, 1994.
(4) Incorporated by reference to Form 8-K, dated December 1, 1994, filed with the Commission on December 15, 1994.
(5) Incorporated by reference to Form 8-K, dated January 2, 1996, filed with the Commission on April 9, 1997.
(6) Incorporated by reference to Amendment No. 2 to Form SB-2 Registration Statement No. 33-82058-D as filed with the Central Regional Office of the Commission on September 21, 1994.
(7) Incorporated by reference to Form 10-QSB Quarterly Report for the quarterly period ended June 30, 1996, filed with the Commission on August 15, 1996.
(8) Incorporated by reference to Form 10-KSB Annual Report for the year ended December 31, 1995, filed with the Commission on April 15, 1996.
(9) Incorporated by reference to Form 10-QSB Quarterly Report for the three months ended June 30, 1997, filed with the Commission on August 14, 1997.
(10) Incorporated by reference to Form 10-KSB Annual Report for the year ended December 31, 1997, filed with the Commission on March 31, 1998.
(11) Incorporated by reference to Form SB-2 Registration Statement No. 333-58473 as filed with the Commission on July 2, 1998.


ITEM 28.  UNDERTAKINGS

     (a) RULE 415 OFFERING.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

          (iii) To include any additional or changed material information on the plan of distribution.

          (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (e)  REQUEST FOR ACCELERATION OF EFFECTIVE DATE.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of Registrant pursuant to the foregoing provisions, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (f) RULE 430A.

     Registrant hereby undertakes that it will (i) for determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as a part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by Registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as a part of this Registration Statement as of the time the Commission declared it effective, and (ii) for determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, Registrant hereby certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned in the City of Oklahoma City, State of Oklahoma, on the 8th day of July, 1998.

                              LABORATORY SPECIALISTS OF AMERICA, INC.
                              (Registrant)


                              By:  /s/ LARRY E. HOWELL
                                   ----------------------------------------
                                   Larry E. Howell, President

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

     SIGNATURE                           TITLE                       DATE
     ---------                           -----                       ----
/s/ JOHN SIMONELLI            Chairman of the Board, Chief       July 8, 1998
----------------------------- Executive Officer, Secretary
John Simonelli                and Director


/s/ LARRY E. HOWELL           President and Chief Operating      July 8, 1998
----------------------------- Officer and Director
Larry E. Howell


/s/ ARTHUR R. PETERSON, JR.   Treasurer and Director             July 8, 1998
-----------------------------
Arthur R. Peterson, Jr.


/s/ ROBERT A. GARDEBLED, JR.  Director                           July 8, 1998
-----------------------------
Robert A. Gardebled, Jr.


/s/ MICHAEL E. DUNN           Director                           July 8, 1998
-----------------------------
Michael E. Dunn


/s/ JEROME P. WELCH           Director                           July 8, 1998
-----------------------------
Jerome P. Welch